===============================================================================



                       AMENDED AND RESTATED LOAN AGREEMENT


                            Dated as of April 7, 2006


                                      Among

                             US AIRWAYS GROUP, INC.,
                                  as Borrower,


                              ITS SUBSIDIARIES FROM
                           TIME TO TIME PARTY HERETO,


                            THE SEVERAL LENDERS FROM
                           TIME TO TIME PARTY HERETO,


                                       and


                      GENERAL ELECTRIC CAPITAL CORPORATION,
                             as Administrative Agent


                                      * * *


                            GE CAPITAL MARKETS, INC.,
                   as Joint Lead Arranger and Sole Bookrunner


                      MORGAN STANLEY SENIOR FUNDING, INC.,
                             as Joint Lead Arranger


===============================================================================

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I   DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS...................1

         Section 1.1       Defined Terms.......................................1

         Section 1.2       Computation of Time Periods........................37

         Section 1.3       Accounting Terms and Principles....................38

         Section 1.4       Certain Terms......................................38

ARTICLE II  THE LOAN..........................................................38

         Section 2.1       The Loan...........................................38

         Section 2.2       Scheduled Repayment of the Loan....................39

         Section 2.3       Evidence of Debt...................................39

         Section 2.4       Optional Prepayments...............................40

         Section 2.5       Mandatory Prepayments..............................40

         Section 2.6       Interest...........................................42

         Section 2.7       Fees...............................................43

         Section 2.8       Payments and Computations..........................43

         Section 2.9       Certain Provisions Governing the Loan..............44

         Section 2.10      Capital Adequacy...................................46

         Section 2.11      Taxes..............................................46

         Section 2.12      Substitution of Lenders............................48

ARTICLE III       CONDITIONS PRECEDENT TO EFFECTIVENESS.......................49

ARTICLE IV        REPRESENTATIONS AND WARRANTIES..............................51

         Section 4.1       Organization, Qualification, Subsidiaries, etc.....51

         Section 4.2       Authorization of Loan Documents, etc...............52

         Section 4.3       Financial Condition................................52

         Section 4.4       No Material Adverse Change; No Defaults............53

         Section 4.5       Title to Properties; Liens.........................53

         Section 4.6       Litigation; Adverse Facts..........................53

         Section 4.7       Payment of Taxes...................................54

         Section 4.8       Performance of Agreements; Materially Adverse
                           Agreements.........................................54

         Section 4.9       Governmental Regulation............................54

         Section 4.10      Securities Activities..............................54

         Section 4.11      Employee Benefit Plans.............................55

         Section 4.12      Environmental Protection...........................55

         Section 4.13      Disclosure.........................................56

         Section 4.14      Compliance with Laws...............................56

         Section 4.15      Indebtedness.......................................56

         Section 4.16      Insurance..........................................56

         Section 4.17      Perfected Security Interests.......................57

         Section 4.18      Absence of Labor Disputes..........................57

         Section 4.19      Compliance with certain Gates......................57

         Section 4.20      Slot Utilization...................................57

         Section 4.21      Deposit Accounts and Securities Accounts...........57

         Section 4.22      Use of Proceeds....................................57

ARTICLE V   AFFIRMATIVE COVENANTS.............................................57

         Section 5.1       Accounting Controls; Financial Statements and
                           Other Reports......................................57

         Section 5.2       Corporate Existence................................62

         Section 5.3       Payment of Taxes and Claims........................62

         Section 5.4       Maintenance of Properties; Insurance...............62

         Section 5.5       Inspection.........................................63

         Section 5.6       Compliance with Laws, Etc..........................63

         Section 5.7       Remedial Action Regarding Hazardous Materials......64

         Section 5.8       Additional Obligors; Collateral....................64

         Section 5.9       Employee Benefit Plans.............................66

         Section 5.10      FAA Matters; Citizenship...........................66

         Section 5.11      Control of Deposit Accounts and Securities
                           Accounts...........................................66

         Section 5.12      Contractual Obligations............................66

         Section 5.13      Slot Utilization...................................66

         Section 5.14      Stock Exchange Listing.............................67

         Section 5.15      Further Assurances.................................67

         Section 5.16      Credit Rating......................................67

         Section 5.17      Collateral Reports and Appraisals..................67

         Section 5.18      Software...........................................68

         Section 5.19      Cape Town Convention...............................68

         Section 5.20      Post-Closing Matters...............................69

ARTICLE VI  NEGATIVE COVENANTS................................................69

         Section 6.1       Liens and Related Matters..........................69

         Section 6.2       Investments........................................72

         Section 6.3       Restricted Payments................................72

         Section 6.4       Financial Covenants................................73

         Section 6.5       Restriction on Acquisitions; Change in Fiscal
                           Year...............................................75

         Section 6.6       Sales-Leasebacks...................................75

         Section 6.7       Transactions with Affiliates.......................75

         Section 6.8       Conduct of Business................................76

         Section 6.9       Merger or Consolidation............................76

         Section 6.10      Limitations on Amendments..........................77

         Section 6.11      No Further Negative Pledges........................77

         Section 6.12      Speculative Transactions...........................78

         Section 6.13      Asset Sales........................................78

         Section 6.14      Hazardous Materials................................78

         Section 6.15      ERISA Events.......................................78

ARTICLE VII  EVENTS OF DEFAULT................................................79

         Section 7.1       Events of Default..................................79

         Section 7.2       Remedies...........................................81

ARTICLE VIII THE ADMINISTRATIVE AGENT.........................................82

         Section 8.1       Appointment and Duties.............................82

         Section 8.2       Binding Effect.....................................83

         Section 8.3       Use of Discretion..................................83

         Section 8.4       Delegation of Rights and Duties....................83

         Section 8.5       Reliance and Liability.............................83

         Section 8.6       Administrative Agent Individually..................84

         Section 8.7       Lender Credit Decision.............................84

         Section 8.8       Expenses; Indemnities..............................85

         Section 8.9       Resignation of Administrative Agent................85

         Section 8.10      Release of Collateral or Guarantors................86

         Section 8.11      Additional Secured Parties.........................86

ARTICLE IX  MISCELLANEOUS.....................................................87

         Section 9.1       Amendments, Waivers, Etc...........................87

         Section 9.2       Assignments and Participations; Successors and
                           Assigns............................................88

         Section 9.3       Costs and Expenses.................................90

         Section 9.4       Indemnities........................................91

         Section 9.5       Right of Set-Off...................................91

         Section 9.6       Sharing of Payments, Etc...........................92

         Section 9.7       Notices............................................92

         Section 9.8       No Waiver; Remedies................................93

         Section 9.9       Governing Law......................................93

         Section 9.10      Submission to Jurisdiction; Service of Process.....93

         Section 9.11      Waiver of Jury Trial...............................94

         Section 9.12      Marshaling; Payments Set Aside.....................94

         Section 9.13      Section Titles.....................................94

         Section 9.14      Execution in Counterparts..........................94

         Section 9.15      Severability.......................................94

         Section 9.16      Confidentiality....................................94

         Section 9.17      Independence of Representations, Warranties and
                           Covenants..........................................95

         Section 9.18      Electronic Transmissions...........................95

         Section 9.19      Non-Public Information.............................96

         Section 9.20      Patriot Act Notice.................................96

         Section 9.21      Amendment and Restatement..........................96

Annexes
Annex A                             Addresses for Notices

Schedules
Schedule I                          Commitments
Schedule 1.1(a)                     Excluded Asset Sales
Schedule 3(m)                       Landlord Waivers
Schedule 4.1(b)                     Operating Authority
Schedule 4.1(c)                     Subsidiaries
Schedule 4.1(d)                     Obligor Information
Schedule 4.2(c)                     Consents, Approvals, etc.
Schedule 4.6                        Material Litigation
Schedule 4.7(a)                     Payment of Taxes
Schedule 4.7(b)                     Government Tax Claims
Schedule 4.11(a)                    Plans and Multiemployer Plans
Schedule 4.12(b)                    Hazardous Material Activity
Schedule 4.12(c)                    Environmental Claims
Schedule 4.15                       Indebtedness
Schedule 4.16                       Insurance
Schedule 4.19                       Gates
Schedule 4.21                       Deposit Accounts and Securities Accounts
Schedule 5.20                       Post-Closing Matters
Schedule 6.1(a)                     Permitted Liens
Schedule 6.1(b)                     Permitted Payment Restrictions
Schedule 6.2                        Investments
Schedule 6.6                        Sale-Leasebacks
Schedule 6.7(b)                     Transactions with Affiliates

Exhibits
Exhibit A                           Form of Assignment and Acceptance
Exhibit B                           Form of Note
Exhibit C                           Aircraft Mortgage
Exhibit D                           SGR Security Agreement
Exhibit E                           Security Agreement
Exhibit F                           Form of Mortgage
Exhibit G                           Form of Collateral Value Certificate
Exhibit H                           Guaranty
Exhibit I                           Form of Slot Utilization Report
Exhibit J                           Form of Subsidiary Joinder
Exhibit K                           Form of Landlord Waiver
Exhibit L                           Form of Notice of Conversion/Continuation
Exhibit M                           Investment Guidelines
Exhibit N                           Form of Notice of Borrowing
Exhibit O                           Form of Reaffirmation Agreement

         This AMENDED AND RESTATED LOAN AGREEMENT, dated as of April 7, 2006, among US AIRWAYS GROUP, INC., a Delaware corporation (the "Borrower"), the direct and indirect Subsidiaries of the Borrower party hereto from time to time, the several banks and other financial institutions or entities from time to time party to this Agreement as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital"), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Administrative Agent"), amends and restates the Existing Loan Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the other Obligors party thereto, the lenders party thereto and GE Capital, as administrative agent for the lenders party thereto, are parties to the Loan Agreement, dated as of March 31, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Loan Agreement");

         WHEREAS, the Borrower has requested that the Lenders increase the aggregate principal amount of the Commitments (as defined in the Existing Loan Agreement) from $1,100,000,000 to $1,250,000,000, and make an additional advance of $150,000,000 on the date hereof in respect of such increased Commitments; and

         WHEREAS, (a) this Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing Loan Agreement in its entirety as of the Effective Date, (b) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement or evidence payment of all or any of such obligations and liabilities and (c) from and after the Effective Date, the Existing Loan Agreement shall be of no further force or effect, except to evidence the Obligations (as defined therein) incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Effective Date;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

         Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Account Debtor" means any Person who may become obligated to any Obligor under, with respect to, or on account of, an Account.

         "Accounts" means all "accounts", as such term is defined in the UCC.

         "Adjusted Loan Balance" means, at any time, the amount equal to the sum of (i) the then aggregate outstanding principal amount of the Loan plus
(ii) the amount of all prepayments of the Loan with proceeds of any Asset Sale that constitutes Eligible Collateral on or after the Closing Date.

         "Administrative Agent" has the meaning specified in the preamble to this Agreement.

         "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliate Transaction" has the meaning specified in Section 6.7(a).

         "After-Acquired Gates" means Gates acquired by an Obligor after the Closing Date in conjunction with After-Acquired Slots.

         "After-Acquired Slots" means Slots acquired by an Obligor after the Closing Date, other than Slots that are used as Permitted Reinvestment Collateral.

         "After-Acquired Section 1110 Equipment" means Section 1110 Equipment acquired by an Obligor after the Closing Date.

         "Aggregate Amounts Due" has the meaning specified in Section 9.6.

         "Agreement" means this Loan Agreement.

         "Airbus Financing Letter Agreement" means the A350/A330 Financing Letter Agreement, dated as of September 27, 2005, among US Airways, AWA, the Borrower, and AVSA, S.A.R.L., or any financing pursuant thereto, as amended, restated, supplemented or modified.

         "Airbus Loan Agreements" means, collectively, the $161,000,000 Loan Agreement and the $89,000,000 Loan Agreement, each dated as of September 27, 2005, among US Airways, AWA, the Borrower, Airbus Financial Services, individually and as loan agent, and Wells Fargo Bank Northwest, National Association, as collateral agent, each as amended, restated, supplemented or modified.

         "Air Carrier" means each of US Airways, AWA, Piedmont and PSA
Airlines.

         "Aircraft" has the meaning ascribed to it in the Aircraft Mortgage.

         "Aircraft Mortgage" means the Aircraft, Engines and Spare Parts Mortgage and Security Agreement, dated as of March 31, 2006, among the Obligors party thereto and the Administrative Agent, a copy of which is attached hereto as Exhibit C.

         "Aircraft Related Equipment" means each Obligor's aircraft fleet (including engines, airframes, propellers and appliances), spare aircraft engines and propellers, spare parts, aircraft parts, simulators and other training devices, passenger loading bridges or other flight or ground equipment and Aircraft Related Facilities.

         "Aircraft Related Facilities" means (i) airport terminal facilities, including without limitation, baggage systems, loading bridges and related equipment, building, infrastructure and maintenance, club rooms, apron, fueling systems or facilities, signage/image systems, administrative offices, information technology systems and security systems, (ii) airline support facilities, including without limitation, cargo, catering, mail, ground service equipment, ramp control, deicing, hangars, aircraft parts/storage, training and reservations facilities and (iii) all equipment used in connection with the foregoing.

         "Applicable Index Margin" means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Loan, as determined by reference to the definition of "Applicable Margin".

         "Applicable LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Loan, as determined by reference to the definition of "Applicable Margin".

         "Applicable Margin" means a percentage equal to (a) during the period commencing on the Effective Date and ending on the earlier of (i) the next date of determination that is at least 180 days after the Closing Date and (ii) the date of determination for the fiscal quarter ending September 30, 2006, the percentage set forth in the applicable column opposite Level IV in the table set forth in clause (b) below and (b) thereafter, as of each date of determination (and until the next such date of determination), a percentage equal to the percentage set forth below in the applicable column opposite the level corresponding to the Adjusted Loan Balance as of the last day of the most recently ended fiscal quarter:


----------------------------------------------------------------------------------------------------------------------
           Level:               Adjusted Loan Balance:      Applicable Index Margin:      Applicable LIBOR Margin:
----------------------------------------------------------------------------------------------------------------------
             I                      = $600 million                   1.50%                          2.50%
----------------------------------------------------------------------------------------------------------------------
             II               > $600 million and = $750              2.00%                          3.00%
                                       million
----------------------------------------------------------------------------------------------------------------------
            III               > $750 million and = $900              2.25%                          3.25%
                                       million
----------------------------------------------------------------------------------------------------------------------
             IV                  > $900 million and =                2.50%                          3.50%
                                    $1,250 million
----------------------------------------------------------------------------------------------------------------------


         ; provided, however, that (i) subject to clause (ii) below, if the Credit Rating is B1 or better from Moody's and B+ or better from S&P as of the last day of the most recently ended fiscal quarter, then (A) the Applicable LIBOR Margin will be the lower of 3.25% and the rate otherwise applicable based upon the Adjusted Loan Balance and (B) the Applicable Index Margin will be the lower of 2.25% and the rate otherwise applicable based upon the Adjusted Loan Balance and (ii) if the Credit Rating is Ba3 or better from Moody's and BB- or better from S&P as of the last day of the most recently ended fiscal quarter, then the Applicable LIBOR Margin will be 2.50% and the Applicable Index Margin will be 1.50%.

         Each date of determination for the "Applicable Margin" shall be the date that is 3 Business Days after delivery by the Borrower to the Administrative Agent of a new Officer's Certificate pursuant to Section 5.1(b)(iv). Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Adjusted Loan Balance and the Credit Rating), the Applicable Margin shall equal the percentage set forth in the appropriate column opposite Level IV in the table above, effective immediately upon the occurrence of any Event of Default and for as long as such Event of Default shall be continuing.

         "Appraisal Report" means, with respect to each category of Appraised Collateral, (i) the Baseline Appraisal and (ii) each subsequent appraisal pursuant to Section 5.17, each in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Appraiser, which certifies, at the time of determination, the current market value of the assets subject to such appraisal; provided that except as otherwise agreed to by the Administrative Agent, each Appraisal Report obtained subsequent to the preparation of the Baseline Appraisal with respect to each category of Appraised Collateral shall be (A) prepared by the same Appraiser used in the Baseline Appraisal for such category of Appraised Collateral, unless such Appraiser is no longer providing appraisals for such type of property or the Administrative Agent determines (if no Default or Event of Default has occurred and is continuing, with the consent of the Borrower not to be unreasonably withheld) to change Appraisers and (B) in any event, based on the same methodologies and assumptions (including, without limitation, the time period for the disposition of such Appraised Collateral and the market conditions perceived to exist at the time) used in the Baseline Appraisal for such category of Appraised Collateral.

         "Appraised Collateral" means Spare Engines, Spare Parts, Ground Service Equipment, Flight Simulators, Real Estate, Slots, Gates, Aircraft and such other assets as are acceptable to the Administrative Agent in its sole discretion that constitute Collateral and for which the Obligors elect to obtain Appraisal Reports.

         "Appraised Value" means, with respect to any item of Appraised Collateral, the current market value of such Collateral as reflected in the most recent Appraisal Report obtained in respect of such Appraised Collateral in accordance with this Agreement.

         "Appraiser" means (i) with respect to Spare Parts, Sage Popovich, Inc., (ii) with respect to Real Estate, CB Richard Ellis, (iii) with respect to all other Appraised Collateral, Simat Helliesen & Eichner, Inc. or (iv) any other firm of nationally recognized, independent appraisers as may be selected by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

         "Approved Fund" means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course and (b) is advised or managed by (i) such Lender,
(ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation, exchange of assets or sale-leaseback transactions) by an Obligor to any Person other than another Obligor of (i) all or any of the Capital Stock of any Obligor other than the Borrower or (ii) any other property or assets of an Obligor (including spare parts); provided that the term "Asset Sale" shall not include (a) any sale or disposition of spare parts, inventory (including available seat miles and frequent flier miles (including dividend and flightfund miles)) and fuel, in each case in the ordinary course of business; provided that with respect to a sale or disposition of spare parts, the aggregate Appraised Value of the remaining spare parts which would be counted in the computation of Collateral Value as of such date is not less than 90% of the Appraised Value of the spare parts set forth in the Baseline Appraisal; (b) any licensing or sublicensing of intellectual property in the ordinary course of business of the Obligors; (c) any leasing or subleasing of property in the ordinary course of business; (d) a sale, transfer or other disposition resulting from a casualty or a condemnation by a Governmental Authority; (e) any sale or disposition (in a single transaction or related series of transactions) of obsolete or worn out property (other than spare parts) in the ordinary course of business that generate(s) consideration to the Obligors of $250,000 or less; provided, however, that all such sales or dispositions pursuant to this clause (e) shall not exceed $5,000,000 in the aggregate during the term of this Agreement; (f) the contemporaneous exchange (or other exchange qualifying under Section 1031 of the Internal Revenue Code, as amended), in the ordinary course of business, of property for property of a like kind; (g) any disposition of property which is not Collateral in connection with the making of an Investment permitted under
Section 6.2; (h) a sale or disposition of cash or Cash Equivalents; (i) any sale or disposition of receivables in the ordinary course of business, provided that the face amount of all receivables sold or disposed of pursuant to this clause (i) shall not exceed $5,000,000 per Fiscal Year; (j) any sale or disposition of the Tempe Property or any Investment permitted pursuant to
Section 6.2(xiii); (k) any sale or disposition of the airframes and engines listed on Schedule 1.1(a); or (l) any sale or disposition of Credit Card holdbacks in connection with the financing thereof, provided that the amount financed pursuant to this clause (l) shall be consistent with the Obligors' historical holdback amounts.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Lender, consented to by the Borrower (if applicable) and accepted by the Administrative Agent (unless consummated pursuant to Section 9.2(d)), in substantially the form of Exhibit A.

         "Available Cash" means Unrestricted Cash and Cure Collateral.

         "Aviation Authority" means any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Obligors including, without limitation, the FAA and the United States Department of Transportation.

         "AWA" means America West Airlines, Inc., a Delaware corporation.

         "AWA Convertible Notes" means AWA Holdings' 7 1/2% Convertible Senior Notes due 2009 issued pursuant to the Indenture, dated as of January 18, 2002, between AWA Holdings and Wilmington Trust Company, as Trustee.

         "AWA Holdings" means America West Holdings Corporation, a Delaware corporation.

         "AWA Loan Agreement" means that certain Amended and Restated Loan Agreement dated as of September 27, 2005 among AWA, as borrower thereunder, the Borrower, the other direct and indirect Subsidiaries of the Borrower parties thereto, Citibank, N.A., in its capacity as lender thereunder, Citibank, N.A., in its capacity as agent thereunder, Wilmington Trust Company, in its capacity as collateral agent thereunder, and the Air Transportation Stabilization Board.

         "Bankruptcy Code" means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

         "Baseline Appraisal" means, as to each category of Appraised Collateral, the initial Appraisal Report with respect to such category of Appraised Collateral delivered to the Administrative Agent on or around the Closing Date.

         "Borrower" has the meaning specified in the preamble to this Agreement.

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York, New York or Phoenix, Arizona and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the LIBOR Rate, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

         "Cape Town Convention" means the Cape Town Convention on International Interests in Mobile Equipment and the Cape Town Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment prepared under the joint auspices of the International Institute for the Unification of Private Law and the International Civil Aviation Organization.

         "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person, and the amount of Indebtedness represented by such lease shall be the capitalized amount of the obligations evidenced thereby determined in accordance with GAAP.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, or corresponding equity rights in any partnership, limited liability company or other entity, whether now outstanding or issued after the date of this Agreement, including, without limitation, all Common Stock.

         "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) commercial paper not issued by the Borrower maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; (vi) auction rate preferred securities that have the highest rating obtainable from either S&P or Moody's and with a maximum reset date at least every 30 days and (vii) investments made pursuant to the Investment Guidelines, so long as an amount equal to 100% of the Minimum Available Cash Amount required to be maintained at such time pursuant to
Section 6.4(a) is maintained in cash and/or investments covered in clauses (i) through (vi) above.

         "Cash Proceeds" means, (a) with respect to any Asset Sale, the cash or Cash Equivalents proceeds of such Asset Sale, including payments of deferred payment obligations (to the extent corresponding to the principal, but not the interest component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents and (b) with respect to any Replacement Secured Financing, the cash proceeds of such Replacement Secured Financing.

         "CFC" means a "controlled foreign corporation" under Section 957 of the Internal Revenue Code.

         "Change of Control" means (i) the acquisition at any time by any Person of "beneficial ownership" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder ("Section 13(d)")) in excess of 35% of the outstanding Voting Stock of the Borrower; (ii) the sale, lease, transfer or other disposition, of all or substantially all of the assets of the Borrower to any Person as an entirety or substantially as an entirety in one transaction or a series of related transactions; (iii) the merger or consolidation of the Borrower with or into another corporation, or the merger of another corporation into the Borrower, or any other transaction, with the effect that a Person acquires as a result of such transaction "beneficial ownership" in excess of 35% of the outstanding Voting Stock of the Borrower; (iv) the liquidation or dissolution of the Borrower; (v) if a majority of the board of directors of the Borrower shall no longer be composed of individuals (a) who were members of said board on the Closing Date, (b) whose election or nomination to said board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of said board, or (c) whose election or nomination to said board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of said board; or (vi) the Borrower shall cease to own and control legally and beneficially all of the economic and voting rights associated with ownership of all outstanding Capital Stock of US Airways, AWA Holdings and AWA (except as permitted by Section 6.9); provided, however, that notwithstanding the provisions of clauses (i) through (vi) above, entry by the Obligors into any contract or arrangement that provides for or is conditioned upon payment in full in cash of all Obligations shall not constitute a "Change of Control" hereunder. For purposes of this definition, the term Person includes a "person" or "group" within the meaning of Rule 13d-3 under the Exchange Act but does not include any other Obligor.

         "Closing Date" means March 31, 2006.

         "Collateral" means all of the properties and assets that are (or are purported to be) from time to time subject to the Liens granted to the Administrative Agent pursuant to the Collateral Documents as security for the Obligations but not including Excluded Property.

         "Collateral Account" means a deposit account or securities account in the name of the Borrower with banks or financial institutions with which they and the Administrative Agent have entered into Control Agreements in form and substance reasonably satisfactory to the Administrative Agent and under the sole control (as defined in the applicable UCC) of the Administrative Agent for the deposit of Cure Collateral and other cash and Cash Equivalents from the Obligors required to be deposited in a Collateral Account pursuant to the Loan Documents and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

         "Collateral Coverage Ratio" means, at any date for which such ratio is to be determined, the ratio expressed as a percentage of (a) the Collateral Value at such time to (b) the aggregate outstanding principal amount of the Loan at such time.

         "Collateral Documents" means, collectively, (i) the Aircraft Mortgage;
(ii) the SGR Security Agreement; (iii) the Security Agreement; (iv) the IP Security Agreement (as defined in the Security Agreement); (v) the Mortgages;
(vi) each other certificate, agreement or document executed and delivered by any Obligor pursuant to any of the foregoing agreements, and any Control Agreement, certificate, agreement or document delivered pursuant hereto or to the terms of Section 5.8; and (vii) any consents of lessors of any of the Collateral to the pledge of such Collateral pursuant to the agreements or documents listed in (i) through (v) above.

         "Collateral Release Value" means, for each item of Appraised Collateral with respect to which the Lien of the Administrative Agent is being released (or subordinated) in connection with a Replacement Secured Financing, an amount equal to the Appraised Value of such Collateral (based on the then most current Appraisal Report).

         "Collateral Value" means, as of any date of determination, the sum of
(a) the Appraised Value of all Eligible Appraised Collateral, as stated in the then most current Appraisal Report(s) therefor, (b) 85% of the Eligible Accounts as of such date, (c) Unrestricted Cash of the Obligors as of the Business Day immediately prior to such date of determination in an amount up to 50% of the Minimum Available Cash Amount at such time and (d) 100% of the Cure Collateral as of such date; provided that Ineligible Collateral shall not be included in the computation of Collateral Value.

         "Collateral Value Certificate" means a certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit G annexed hereto (provided that such certificate may be incorporated into a certificate contemporaneously delivered pursuant to clause (iv) of Section 5.1(b)).

         "Collection Account" means that certain account of the Administrative Agent, account number 502-328-54 in the name of the Administrative Agent at Deutsche Bank Trust Company Americas in New York, New York, ABA No. 021-001-033, Account Name: GECC/CAF Depository, Reference: CFN#8600, or such other account as may be specified in writing by the Administrative Agent as the "Collection Account."

         "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower, which commitment is in the amount set forth opposite such Lender's name on Schedule I under the caption "Commitment", as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Commitments on the date hereof equals $1,250,000,000.

         "Commodity Agreement" means any agreement or arrangement the value of which fluctuates based on the value of a commodity.

         "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of this Agreement, including, without limitation, all series and classes of such common stock.

         "Consolidated EBITDAR" means, with respect to any Person, for any period, the sum of (i) the operating income of such Person for such period,
(ii) rental expenses of such Person for such period under aircraft Operating Leases and (iii) depreciation and amortization and stock compensation expenses and extraordinary charges and non-cash unusual items of such Person that were recognized in arriving at the amount of such operating income for such period, all as determined on a consolidated basis in accordance with GAAP; provided, however, that (i) for the fiscal quarter ending June 30, 2006, Consolidated EBITDAR for the relevant period shall be deemed to equal Consolidated EBITDAR for the 2 fiscal quarters then ended, and (ii) for the fiscal quarter ending September 30, 2006, Consolidated EBITDAR for the relevant period shall be deemed to equal Consolidated EBITDAR for the 3 fiscal quarters then ended.

         "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum of (a) the aggregate gross interest expense relating to Indebtedness of such Person for such period (calculated without regard to any limitations on the payment thereof), including the corresponding amounts for such period under Capital Lease obligations and Synthetic Lease obligations of such Person, (b) the aggregate rental expenses of such Person for such period under aircraft Operating Leases, and (c) dividends or any other payments or distributions in respect of any class of Capital Stock of such Person, including in connection with any redemption, purchase, retirement or other acquisition, directly or indirectly of any such class of Capital Stock, paid or payable during such period (but only to the extent payment thereof is permitted under this Agreement), all determined on a consolidated basis; provided, however, that (i) for the fiscal quarter ending June 30, 2006, Consolidated Fixed Charges for the relevant period shall be deemed to equal Consolidated Fixed Charges for the 2 fiscal quarters then ended, and (ii) for the fiscal quarter ending September 30, 2006, Consolidated Fixed Charges for the relevant period shall be deemed to equal Consolidated Fixed Charges for the 3 fiscal quarters then ended.

         "Contractual Obligation" means, as applied to any Person, any provision of any equity security issued by that Person or of any indenture, mortgage, deed of trust, contract, lease, license, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

         "Control Agreement" has the meaning specified in Section 5.11 hereof.

         "Covenant Suspension Conditions" means, at any time, the satisfaction of each of the following conditions: (i) the Collateral Coverage Ratio shall be greater than 225%, (ii) the aggregate outstanding principal amount of the Loan shall be less than $600,000,000, (iii) no Default or Event of Default shall have occurred and be continuing and (iv) the Borrower shall have Unrestricted Cash on a Pro Forma Basis of at least $1,200,000,000.

         "Covenant Suspension Period" means any period (i) beginning on the first Business Day on which the Covenant Suspension Conditions have been satisfied and notice of such satisfaction is provided to the Administrative Agent pursuant to Section 5.1(b)(xxi) and (ii) ending on the first Business Day on which (a) any of clauses (i) through (iii) of the Covenant Suspension Conditions are no longer satisfied or (b) clause (iv) of the Covenant Suspension Conditions is no longer satisfied for 3 consecutive days.

         "Credit Card" means any agreement or plan relating to a credit card, debit card, charge card, purchasing card or other similar system, including but not limited to the American Express Card, Diners Club, MasterCard, Visa Card, Carte Blanche and Discover Card.

         "Credit Card Receivables" means any right to payment in Dollars (including, but not limited to, rights to payment for goods, services, insurance, fees, taxes, prepayment penalties and finance charges) from (i) any issuer of a Credit Card arising from goods or services provided or to be provided by an Obligor or (ii) to the extent that the right to such payment described in clause (i) has been transferred in whole or part to JPMorgan Chase Bank, N.A. ("JPMCB"), Bank of America, N.A. ("BOA") or any other settlement and/or processing system, or, alternatively, to the extent JPMCB, BOA or any other settlement and/or processing system has received any collections with respect to such right of payment, any right to payment from JPMCB, BOA or any other settlement and/or processing system arising from the transfer to or by JPMCB, BOA or any other settlement and/or processing system of such claims against an issuer of a Credit Card.

         "Credit Rating" means, as of any date, the credit rating by Moody's or S&P, as the case may be, for the Loan Facility. For purposes of the foregoing,
(a) if any credit rating established by Moody's or S&P shall be changed, such change shall be effective as of the date on which such change is announced by the rating agency making such change, (b) if Moody's or S&P shall change the basis on which credit ratings are established by it, each reference to the Credit Rating announced by Moody's or S&P shall refer to the then equivalent credit rating by Moody's or S&P, as the case may be, and (c) if Moody's or S&P shall cease to be in the business of rating corporate debt obligations, the Applicable Margin shall be determined using the Credit Rating by Moody's or S&P, as the case may be, most recently in effect prior to such cessation.

         "Cure Collateral" means Unrestricted Cash that is deposited in the Collateral Account pursuant to Section 5.8(c).

         "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

         "DCA" means Ronald Reagan Washington National Airport.

         "Default" means any condition or event which with the required passing of time or the giving of any required notice or both would, unless cured or waived, become an Event of Default.

         "Desk-top Aircraft Appraisal Methodology" means, in determining an opinion as to the current market value of Eligible Aircraft, including but not limited to, taking at least the following actions: (i) reviewing the most recent Collateral Report; (ii) reviewing the Appraiser's internal value database for values applicable to such Aircraft; and (iii) checking other sources, such as manufacturers, other airlines and U.S. government procurement data, for orderly liquidation prices of such Aircraft.

         "Desk-top Spare Engines Appraisal Methodology" means, in determining an opinion as to the current market value of Eligible Spare Engines, including but not limited to, taking at least the following actions: (i) reviewing the most recent Appraisal Report; (ii) reviewing the Appraiser's internal value database for values applicable to Spare Engines; and (iii) checking other sources, such as manufacturers, other airlines and U.S. government procurement data, for orderly liquidation prices of such Spare Engines.

         "Desk-top Spare Parts Appraisal Methodology" means, in determining an opinion as to the current market value of Eligible Spare Parts, including but not limited to, taking at least the following actions: (i) reviewing the most recent Appraisal Report; (ii) reviewing the Appraiser's internal value database for values applicable to Spare Parts; (iii) developing a representative sampling of a reasonable number of the different Spare Parts for which a market check will be conducted; (iv) checking other sources, such as manufacturers, other airlines, U.S. government procurement data and airline parts pooling price lists, for orderly liquidation prices of the sample Spare Parts referred to in clause (iii); (v) conducting a limited review of the inventory reporting system applicable to the Spare Parts, including checking information reported in such system against information determined through physical inspection pursuant to the preceding clause (vi); and (vi) reviewing a sampling of the Spare Parts' serviceability tags, books and records (including tear-down reports).

         "Dilution" means, for any period, the ratio (defined as a percentage) of (a) the aggregate amount of all non-cash credits and other offsets against the Obligors' Accounts, to (b) the aggregate amount of the Obligors' sales, in each case for such period.

         "Dollars" and the sign "$" each mean the lawful money of the United States of America.

         "Effective Date" has the meaning specified in Article III.

         "Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or otherwise to or from an E-System or other equivalent service.

         "Eligible Accounts" means, as of any date of determination, all Accounts shown on the consolidated balance sheet of the Borrower as of the end of the then most recently ended fiscal quarter, net of, without duplication, all reserves against such Accounts and all Accounts owed by another Obligor, and except, without duplication, any Account of the Obligors:

                  (a) that does not arise from the air transportation of passengers, freight and cargo or the sale of goods or performance of services by the Obligors in the ordinary course of their business;

                  (b) (i) upon which any Obligor's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which any Obligor is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to any Obligor's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer; provided, that clauses (i) and
         (iii) above shall not apply to receivables in respect of the transportation of passengers in the ordinary course of business;

                  (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

                  (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for goods and services sold to or services rendered, or to be rendered with respect to receivables in respect of the transportation of passengers, and goods accepted by the applicable Account Debtor;

                  (e) with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance (it being understood that the form of invoice customarily used by the applicable Obligor on the Closing Date shall be deemed to be satisfactory to the Administrative Agent), has not been sent to the applicable Account Debtor;

                  (f) that is owed by any director, officer, other employee or Affiliate of any Obligor;

                  (g) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Obligor, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation and such assignment has been accepted and acknowledged by the appropriate governmental officers;

                  (h) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to the Administrative Agent, satisfactory to the Administrative Agent as to form, amount and issuer;

                  (i) with respect to receivables in respect of the transportation of passengers, to the extent any Obligor owed the applicable Account Debtor for services sold or rendered by such Account Debtor to such Obligor but only to the extent of the potential offset, including, without limitation under code share arrangements, interline agreements or other agreements between airlines in which tickets may be purchased on one airline and honored by another airline;

                  (j) that is in default and such default is reasonably likely to result in such Account Debtor's failure to make payment with respect to such Account; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following: (i) the Account is not paid within ninety (90) days following its original invoice date (and in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any notes receivable held by an Account Debtor which are unpaid more than 90 days after the due date for payment), (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due or (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

                  (k) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (j) above;

                  (l) as to which the Lien of the Administrative Agent for the benefit of the Secured Parties is not a first priority perfected Lien;

                  (m) as to which any of the representations or warranties in the Loan Documents with respect to such specific Account are untrue;

                  (n) to the extent such Account is evidenced by a judgment, instrument or chattel paper;

                  (o) except with respect to Credit Card Receivables, to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Accounts;

                  (p) that is payable in any currency other than Dollars;

                  (q) that arises from interline activity including services and billings performed between airlines (but excluding the transportation of passengers) and the payment of which is handled through third party domestic or foreign clearing houses; or

                  (r) which Obligor has not been subject to a field examination;

provided, however, that to the extent that Dilution exceeds 5%, the Eligible Accounts as of such date shall be reduced by the amount of such excess multiplied by the aggregate of all Accounts of the Obligors.

         "Eligible Aircraft" means all of the Aircraft owned by the Obligors and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Aircraft that constitutes Ineligible Collateral.

         "Eligible Appraised Collateral" means Appraised Collateral constituting Eligible Spare Engines, Eligible Spare Parts, Eligible Ground Service Equipment, Eligible Flight Simulators, Eligible Real Estate, Eligible Slots, Eligible Gates, Eligible Aircraft and such other assets as are acceptable to the Administrative Agent in its sole discretion that constitute Collateral and for which the Obligors elect to obtain Appraisal Reports, in each case other than Ineligible Collateral.

         "Eligible Collateral" means Eligible Accounts and Eligible Appraised Collateral.

         "Eligible Flight Simulators" means all of the Flight Simulators owned by the Obligors and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Flight Simulators that constitute Ineligible Collateral; provided, however, that the Administrative Agent shall provide the Borrower with an Appraisal Report with respect to any Flight Simulators for which an assignment of the applicable flight simulator software to the Administrative Agent requires the consent of a third party within 30 days after the Effective Date, and if such consent is not obtained on or before June 30, 2006, the Appraised Value for such Flight Simulators shall be based on the methodologies and assumptions contained in such Appraisal Report until such consent is obtained.

         "Eligible Gates" means all of the Gates leased by the Obligors and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except (i) any Gate subject to a lease or other agreement under which the applicable Obligor is in default and (ii) any Gates that constitute Ineligible Collateral.

         "Eligible Ground Service Equipment" means all Ground Service Equipment owned by the Obligors and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Ground Service Equipment that constitutes Ineligible Collateral.

         "Eligible Leased Real Estate" means, as of any date of determination, any parcel of Real Estate in the United States leased by the Obligors as to which each of the following conditions has been satisfied at such time:

                  (a) a valid and enforceable first priority Lien on such leasehold interest (subject only to Permitted Encumbrances and other Liens approved by the Administrative Agent) shall have been granted by the applicable Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Mortgage;

                  (b) except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent all Mortgage Supporting Documents in respect of such leasehold interest;

                  (c) the Administrative Agent shall have received an appraisal conforming to FIRREA with respect to such leasehold interest in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;

                  (d) no casualty shall have occurred materially affecting the use, operation or value of such leasehold interest if such casualty has not been restored or repaired in accordance with the Mortgage encumbering such leasehold interest;

                  (e) no condemnation or taking by eminent domain shall have occurred nor shall any written notice of any pending or threatened condemnation or other similar proceeding against such parcel of Real Estate have been delivered to the lessee or, to the knowledge of the lessee, the owner of such parcel of Real Estate that would materially affect the use, operation or value of such parcel of Real Estate;

                  (f) no default shall exist beyond any notice and cure period under the relevant Mortgage encumbering such leasehold interest;

                  (g) each written sublease, license or other use or occupancy agreement now or hereafter affecting all or any portion of the leasehold interest shall, by its express terms, be subject and subordinate to the relevant Mortgage;

                  (h) each lease, license, or other use or occupancy agreement between an Obligor, as sublessor, and any Affiliate thereof, as sublessee, now or hereafter affecting all or any portion of such leasehold interest shall be subject and subordinate to the relevant Mortgage or shall be terminable (without fee) on 60 days' prior written notice by the sublessor of such leasehold interest;

                  (i) an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and which does not indicate any pending, threatened or existing Environmental Claim or noncompliance with, or liability under, any Environmental Law (except if a reserve satisfactory to the Administrative Agent has been established with respect thereto); and

                  (j) the applicable Obligor shall not be in default beyond any notice and grace period with the terms of any such lease, license, or other use or occupancy agreement between such Obligor and the applicable landlord.

         "Eligible Lender" means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar equivalent exceeds $250,000,000; provided, however, that the following Persons shall not be deemed to be an "Eligible Lender": (i) an airline, a commercial aircraft operator, an air freight forwarder or an entity principally engaged in the business of parcel transport by air, (ii) an Affiliate of any Person described in clause
(i) above or (iii) the Persons designated by the Borrower in writing to the Administrative Agent on or prior to the Closing Date.

         "Eligible Owned Real Estate" means, as of any date of determination, any parcel of Real Estate in the United States owned in fee simple by the Obligors as to which each of the following conditions has been satisfied at such time:

                  (a) a valid and enforceable first priority Lien on such parcel of Real Estate (subject only to Permitted Encumbrances and other Liens approved by the Administrative Agent) shall have been granted by the applicable Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Mortgage;

                  (b) except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent all Mortgage Supporting Documents in respect of such parcel of Real Estate;

                  (c) the Administrative Agent shall have received an appraisal conforming to FIRREA with respect to such parcel of Real Estate in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;

                  (d) no casualty shall have occurred materially affecting the use, operation or value of such parcel of Real Estate if such casualty has not been restored or repaired in accordance with the Mortgage encumbering such parcel of Real Estate;

                  (e) no condemnation or taking by eminent domain shall have occurred nor shall any notice of any pending or threatened condemnation or other similar proceeding against such parcel of Real Estate have been delivered to the owner of such parcel of Real Estate that would materially affect the use, operation or value of such parcel of Real Estate;

                  (f) no default shall exist beyond any notice and cure period under the relevant Mortgage encumbering such parcel of Real Estate;

                  (g) each written lease, license or other use or occupancy agreement now or hereafter affecting all or any portion of such parcel of Real Estate shall, by its express terms, be subject and subordinate to the relevant Mortgage;

                  (h) each lease, license, or other use or occupancy agreement between an Obligor, as landlord, and any Affiliate thereof, as tenant, now or hereafter affecting all or any portion of such parcel of Real Estate shall be subject and subordinate to the relevant Mortgage or shall be terminable (without fee) on 60 days' prior written notice by the owner of such Real Estate; and

                  (i) an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and which does not indicate any pending, threatened or existing Environmental Claim or noncompliance with, or liability under, any Environmental Law (except if a reserve satisfactory to the Administrative Agent has been established with respect thereto).

         "Eligible Real Estate" means Eligible Owned Real Estate and Eligible Leased Real Estate.

         "Eligible Slots" means Slots at DCA, John F. Kennedy International Airport, LGA or any other airport acceptable to the Administrative Agent in its sole discretion, except any such Slots that constitute Ineligible Collateral.

         "Eligible Spare Engines" means all of the Spare Engines owned by the Obligors and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except for any Spare Engines that constitute Ineligible Collateral.

         "Eligible Spare Parts" means all of the Spare Parts owned by the Obligors and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except for any Spare Parts that constitute Ineligible Collateral.

         "Environmental Claim" means any investigation, notice, claim, suit, proceeding, demand or order, by any Governmental Authority or any Person arising in connection with any alleged or actual violation of Environmental Laws or with any Hazardous Materials Activity, or any actual or alleged damage, or harm to health, safety, property or the environment.

         "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirement of Governmental Authorities relating to (a) the prevention or control of pollution or protection of the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, Release, emission or transportation, or (c) exposure to Hazardous Materials. "Environmental Laws" shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the National Environmental Policy Act (42 U.S.C. 4321 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Toxic Substances Control Act (49 U.S.C. 2601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. 3007 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. 641 et seq.), and the State of Arizona Environmental Quality Act (A.R.S. 49-101 et seq.).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate" means, with respect to any Obligor, (i) any corporation which is, or (other than for purposes of the first sentence of each of Section 4.11(a) and Section 5.1(b)(viii)) was at any time in the preceding six (6) years, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which the Obligor is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which the Obligor is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which the Obligor, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

         "ERISA Event" means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan or Multiemployer Plan (other than an event for which the thirty-day notice is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (d) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on any Obligor or any of its ERISA Affiliates; (e) the incurrence by any Obligor or any of its ERISA Affiliates of any liability (contingent or otherwise) under Title IV of ERISA with respect to the termination of any Plan;
(f) (i) the receipt by any Obligor or any of its ERISA Affiliates from the PBGC of a notice of determination that PBGC intends to seek termination of any Plan or Multiemployer Plan or to have a trustee appointed for any Plan or Multiemployer Plan, or (ii) the filing by any Obligor or any of its ERISA Affiliates of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA; (g) the incurrence by any Obligor or any of its ERISA Affiliates of any liability (contingent or otherwise) (i) with respect to the withdrawal from any Plan pursuant to Section 4063 of ERISA, (ii) with respect to the termination of any Plan pursuant to
Section 4064 of ERISA, (iii) with respect to any facility closing pursuant to
Section 4062(e) of ERISA, or (iv) the complete or partial withdrawal of any Obligor or any of its ERISA Affiliates from any Multiemployer Plan; (h) the receipt by any Obligor or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that any Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the failure of any Obligor or any of its ERISA Affiliates to make when due required contributions to any Plan subject to Title IV of ERISA or any Multiemployer Plan; or (j) any other event or condition that would reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

         "E-Signature" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

         "E-System" means any electronic system, including Intralinks(R) and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

         "Event of Default" has the meaning specified in Section 7.1.

         "Excess Cash Flow" means, for any period, (i) Consolidated EBITDAR of the Borrower for such period, minus (plus) (ii) any increase (decrease) in Working Capital of the Borrower from the first day of such period to the last day of such period, minus (iii) the sum of (A) payments by the Obligors of principal and interest with respect to the consolidated Indebtedness of the Borrower (but excluding Indebtedness that is solely the obligation of any Subsidiary that is not an Obligor) during such period, to the extent such payments are not prohibited under this Agreement, (B) income taxes paid during such period, (C) aircraft rentals paid during such period under Operating Leases, (D) cash used during such period for capital expenditures, (E) deposit and pre-delivery payments made in respect of Aircraft Related Equipment, and
(F) an amount equal to pension or FASB 106 payments made in excess, if any, of pension or FASB 106 expenses, plus (iv) an amount equal to the excess of pension or FASB 106 expense in excess, if any, of pension or FASB 106 payments.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Excluded Cash" means cash and Cash Equivalents maintained in accounts that are segregated from all Unrestricted Cash and not subject to Control Agreements to the extent that such accounts are any of the following:

                  (i) subject to Liens arising or granted in the ordinary course of business in favor of Persons performing credit card processing services, travel charge processing services or clearinghouse services for any Obligor, including IATA, Diners Club, Discover Card, NPC, ARC and American Express, so long as such Liens are on cash and Cash Equivalents that are subject to holdbacks by, or are pledged to, such Persons to secure amounts that may be owed to such Persons under the Obligors' agreements with them in connection with their provision of credit card processing, travel charge processing or clearinghouse services to the Obligors;

                  (ii) subject to Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

                  (iii) subject to Liens incurred or deposits made in each case required under or in connection with the Trust Agreements (not including the Obligors' residuary interest in, claims to or refunds of any such trust funds);

                  (iv) subject to Liens securing reimbursement obligations in respect of letters of credit issued for the account of any Obligor in the ordinary course of business and consistent with past practice, so long as the aggregate amount of such cash and Cash Equivalents does not exceed 115% of the maximum available amount under the secured letters of credit;

                  (v) subject to Liens securing reimbursement or other margin requirements in connection with, in the case of Liens contemplated in this clause (v), (x) transactions designed to hedge against fluctuations in fuel costs, entered into in the ordinary course of business, consistent with past business practice or then current industry practice, and not entered into for speculative purposes, (y) transactions designed to hedge interest rates entered into with respect to notional amounts not to exceed actual or anticipated Indebtedness, not entered into for speculative purposes and (z) transactions designed to hedge against risks associated with fluctuations in currencies entered into in the ordinary course of business;

                  (vi) subject to Liens securing prepaid fuel and healthcare expenses in the ordinary course of business and consistent with past practice;

                  (vii) subject to Liens incurred or deposits (other than with respect to the Plans described in Section 4.11) made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, reimbursement obligations and chargeback rights of Persons performing services for an Obligor (including Liens securing Trade Payables arising from the Obligors' use in the ordinary course of business, consistent with past practice, of credit advance facilities to purchase goods and services) and other similar obligations (exclusive of obligations for the payment of borrowed money); or

                  (viii) payroll, trust, or fiduciary accounts, including the Trust Accounts.

         "Excluded Property" means (i) any lease or other written agreement under which an Obligor leases real property (other than Gates and the Philadelphia Airport Lease) and (1) that requires such Obligor to pay annual rentals of $10,000,000 or more but where the grant of a Lien in favor of the Administrative Agent would violate such lease or other written agreement, (2) that requires such Obligor to pay annual rentals of less than $10,000,000, or
(3) that the Administrative Agent has agreed in its sole discretion is not material; (ii) any property which is subject to a Lien of the type described in
Section 6.1(a)(ii), (iii), (iv), (vi), (ix), (x), (xi), (xii) or (xiii) but only while subject to such Lien; (iii) any After-Acquired Section 1110 Equipment, After-Acquired Gates or After-Acquired Slots which the Obligors have owned for a period of less than fifteen (15) days; (iv) any right in any agreement (A) the grant of a security interest in which would violate the agreement under which such right arises except to the extent provided under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, if such Obligor has failed to obtain a waiver or other relief from such provision, or (B) to the extent that the pledge or assignment of such agreement requires the consent of any third party, unless such third party has consented thereto, except to the extent provided under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC; (v) Excluded Cash; (vi) 100% of the Capital Stock of Excluded Subsidiaries, 35% of the Voting Stock of Subsidiaries of the Obligors that are CFCs, and all beneficiary interests of third parties in the trusts created by or pursuant to the Trust Agreements (which does not include the Obligors' residuary interest in, claims to or refunds of any trust funds in respect of such trusts); (vii) aircraft purchase agreements which by their terms are not assignable; and (viii) the Tempe Property and any Investments permitted under Section 6.2(xiii); provided that if an Obligor nonetheless elects not to treat such assets as "Excluded Property" and pledges to the Administrative Agent pursuant to Section 5.8 or otherwise assets that otherwise would constitute Excluded Property absent this proviso, unless or until the Lien with respect to such assets is released in accordance with this Agreement and the applicable Collateral Document, such assets shall constitute Collateral for all purposes under this Agreement and under the other Loan Documents and shall not be treated as Excluded Property.

         "Excluded Subsidiaries" means (i) FTCHP LLC, a Delaware limited liability company, if and for so long as (A) the assets of and ownership interests in FTCHP LLC are pledged to secure its obligations under that certain Senior Secured Term Loan Agreement dated as of December 23, 2004 among FTCHP LLC, AWA, Heritage Bank, SSB, Citibank, N.A. and the other lenders named therein (and any amendments, restatements, supplements, modifications, refinancings or replacements thereof) or (B) restrictions contained in its constituent documents prevent it from becoming an Obligor under the Loan Documents, (ii) Airways Assurance Limited LLC, (iii) AWHQ LLC and (iv) America West Company Store LLC.

         "Existing Loan Agreement" has the meaning specified in the recitals hereto.

         "FAA" means the Federal Aviation Administration, and any successor Governmental Authority.

         "FAA Slots" means all of the rights and operational authority granted under the Slot Regulations and now or hereafter acquired or held by each Obligor to conduct one instrument flight rule landing or takeoff operation in a specified time period at DCA, John F. Kennedy International Airport, LGA, or any other airport.

         "Facilities" means any and all real property now, hereafter or heretofore owned, leased, operated or used by an Obligor.

         "Fair Market Value" means, with respect to any asset subject to an Asset Sale, the price that could be obtained for such asset by a seller in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

         "FASB" means the Financial Accounting Standards Board.

         "Federal Aviation Act" means that portion of Title 49 of the United States Code comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

         "Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

         "Fiscal Year" means the Borrower's fiscal year referenced in the financial statements to be delivered by the Borrower pursuant to Section 5.1.

         "Flight Simulators" means the flight simulators and flight training devices of the Borrower or any other Obligor.

         "Foreign Slots" means all of the rights and operational authority, now held or hereafter acquired, of the Obligors to conduct one landing or takeoff operation during a specific hour or other period at each non-U.S. airport as necessary to operate any of the Routes.

         "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.3, generally accepted accounting principles in the United States, as in effect from time to time as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of FASB approved by a significant segment of the accounting profession in the United States.

         "Gates" shall have the meaning ascribed to it in the SGR Security Agreement.

         "GE 2001 Credit Agreement" means the Credit Agreement, dated as of November 16, 2001, among US Airways, the Borrower, and General Electric Capital Corporation, as amended, restated, supplemented or modified, including pursuant to that certain Credit Agreement Amendment No. 1, dated as of January 30, 2003, that certain Credit Agreement Amendment No. 2, dated as of March 31, 2003, among the parties thereto, and that certain Amended and Restated Credit Agreement, dated as of July 15, 2005 among US Airways, the Borrower and General Electric Capital Corporation.

         "GE Capital" has the meaning specified in the preamble to this Agreement.

         "GE Engine Financing" means the Loan Agreement [Engines], dated as of September 3, 2004, among AWA, General Electric Capital Corporation, individually and as administrative agent, Wells Fargo Bank Northwest, National Association, as security trustee, and the lenders party thereto, as amended, restated, supplemented or modified.

         "GE Financings" means the GE Engine Financing and the GE Spare Parts Financing.

         "GE Spare Parts Financing" means the Loan Agreement [Spare Parts], dated as of September 3, 2004, among AWA, General Electric Capital Corporation, individually and as administrative agent, Wells Fargo Bank Northwest, National Association, as security trustee, and the lenders party thereto, as amended, restated, supplemented or modified.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Governmental Authorization" means any permit, license, certificate, authorization, plan, directive, consent order or consent decree or agreement of, from or with any Governmental Authority.

         "Ground Service Equipment" means the ground service equipment, de-icers, ground support equipment, aircraft cleaning devices, materials handling equipment, passenger walkways and other similar equipment used to service equipment of the Borrower and the other Obligors.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such first Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), including any pledge of any assets to secure indebtedness of another or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of such other Person so as to enable such Person to pay such Indebtedness. The term "Guarantee" used as a verb has a corresponding meaning.

         "Guaranty" means the Guaranty Agreement, dated as of March 31, 2006, made by the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent, a copy of which is attached hereto as Exhibit H.

         "Hazardous Materials" means all substances defined as Hazardous Substances, Oil, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by or regulated as such under, any Environmental Law.

         "Hazardous Materials Activity" means any past, current, proposed, or threatened use, storage, Release, generation, treatment, remediation or transportation of any Hazardous Material (i) from, under, in, into or on the Facilities or surrounding property; and (ii) caused by, or undertaken by or on behalf of, an Obligor or any of their respective predecessors or Affiliates.

         "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables; (v) all Capital Lease obligations of such Person (the amount of the Indebtedness in respect of Capital Lease obligations to be determined as provided in the definition of Capital Lease in this Section 1.1); (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness shall be the lesser of
(A) the fair market value of such asset at such date of determination and (B) the stated principal amount of such Indebtedness, provided, however, that if such Indebtedness is assumed by such Person or provides for recourse against such Person, the amount of such Indebtedness shall be the greater of (A) and
(B) above; (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; (viii) to the extent not otherwise included in this definition and to the extent treated as a liability under GAAP, obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements; (ix) the capitalized amount of remaining lease payments owing by such Person under Synthetic Leases that would appear on the balance sheet of such Person if such lease were treated as a Capital Lease;
(x) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP); (xi) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person; and
(xii) all prepaid forward sales in bulk of dividend miles or available seat miles or like transactions other than in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

         "Indemnified Matters" has the meaning specified in Section 9.4(a).

         "Indemnified Taxes" has the meaning specified in Section 2.11(a).

         "Indemnitees" has the meaning specified in Section 9.4(a).

         "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

         "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

         "Ineligible Collateral" means any Appraised Collateral that:

                  (a) is not subject to a valid and enforceable first priority Lien on such Collateral (subject only to Permitted Encumbrances and other Liens approved by the Administrative Agent) granted by the applicable Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Collateral Document;

                  (b) is placed on consignment, is in transit or is out for repair, except for Collateral (other than Spare Parts) in transit between domestic locations of Obligors as to which the Liens of the Administrative Agent for the benefit of the Secured Parties have been perfected at origin and destination, and except for aircraft, airframes and engines located outside of the United States pursuant to flight operations in the ordinary course of business which would be Eligible Collateral but for this clause (b);

                  (c) is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements;

                  (d) is not of a type used in the ordinary course of the Obligors' business;

                  (e) as to which any of the representations or warranties pertaining to Collateral set forth in the Loan Documents are untrue;

                  (f) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

                  (g) is not covered by casualty insurance as required to be maintained under the Loan Documents;

                  (h) is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by the Administrative Agent;

                  (i) constitutes Technology Equipment;

                  (j) has not been appraised in accordance with Section 5.17 of this Agreement;

                  (k) is property or assets subject to any event of loss, damage or other casualty that has materially and adversely affected the value of such Collateral, whether insured or not, if such loss, damage or other casualty has not been restored or repaired; provided, however, that such property or assets shall not be deemed "Ineligible Collateral" to the extent of its current market value after such event of loss, damage or other casualty (excluding any insurance proceeds);

                  (l) with respect to Spare Parts, is located at a location other than a Spare Parts Location; or

                  (m) the applicable Obligor is not in compliance with the terms of, or there shall exist a default under, any lease, license, use or occupancy agreement between such Obligor and the applicable landlord, lessor or licensor now or hereafter affecting all or any portion of such Collateral that could reasonably be expected to have an adverse effect on the ability of the Administrative Agent to access, or exercise remedies against such Collateral.

         "Initial Indebtedness" has the meaning specified in Section 6.10(a).

         "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each calendar quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; provided, further, that in addition to the foregoing, each of (x) the date upon which all of the Loans have been paid in full and (y) the Maturity Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under this Agreement.

         "Interest Rate Agreement" means any interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

         "International Interest" has the meaning as expressed in the Cape Town Convention.

         "Investment" means with respect to any Person, any direct or indirect advance, loan (other than loans or advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries) or other extensions of credit or capital contribution or other equity investment by such Person to any other Person, including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person or any purchase or acquisition by such Person of Capital Stock (or warrants, options or rights convertible into or exercisable for Capital Stock), bonds, notes, debentures or other similar instruments issued by any other Person; provided that advances or loans by any Obligor to any other Obligor, Guarantees (including any support for a letter of credit issued on behalf of another Obligor) incurred by any Obligor for the benefit of any other Obligor, capital contributions or other equity investments by an Obligor in any other Obligor and deposits made by any Obligor in connection with the purchase by an Obligor of Aircraft Related Equipment, Slots or other property shall not constitute an "Investment."

         "Investment Guidelines" means investment guidelines in the form attached hereto as Exhibit M, together with any amendments, restatements, supplements or other modifications thereof permitted in accordance with Section 6.10(c).

         "IRS" means the Internal Revenue Service of the United States or any successor thereto.

         "Juniper Financing" means the America West Co-Branded Card Agreement, dated January 25, 2005, between AWA and Juniper Bank, as amended, restated, supplemented or modified, including pursuant to the Assignment and First Amendment to the America West Co-Branded Card Agreement, dated as of August 8, 2005, among AWA, Group and Juniper Bank.

         "Landlord Waiver" means landlord waiver in substantially the form of Exhibit K or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

         "Lender" means any Person that (a) is listed on the signature pages hereof as a "Lender" or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance, in each case together with its successors.

         "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Annex A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "LGA" means LaGuardia Airport.

         "Liabilities" means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

         "LIBOR Loan" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

         "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending one, two, three or six months thereafter, as selected by the Borrower's irrevocable notice to the Administrative Agent as set forth in
Section 2.6(d); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

                  (a) if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Business Day;

                  (b) any LIBOR Period that would otherwise extend beyond the Maturity Date shall end on or prior to such date;

                  (c) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month;

                  (d) the Borrower shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans in existence at any one time; and

                  (e) the provisions in Section 2.6(d) with respect to conversions into and continuations of LIBOR Loans.

         "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by the Administrative Agent equal to the offered rate for deposits in Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and Borrower.

         "Lien" means any lien, mortgage, pledge, assignment for security, security interest, charge, hypothecation, lease or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property and any agreement to give any security interest).

         "Loan" has the meaning specified in Section 2.1(a).

         "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Documents, the Guaranty, the Reaffirmation Agreement and each certificate, agreement or document executed by an Obligor and delivered to the Administrative Agent or the Lenders in connection with or pursuant to this Agreement.

         "Loan Facility" means the Commitments and the provisions herein related to the Loans.

         "Marketing and Service Agreements" means those certain business, marketing and service agreements among an Obligor and any of Mesa Airlines, Inc., Chautauqua Airlines, Inc., Trans States Airlines, Inc., United Air Lines, Inc., Republic Airline, Inc., and Air Wisconsin Airlines Corporation and such other parties or agreements from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements that are entered into in the ordinary course of business.

         "Material Adverse Effect" means (a) a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, prospects, assets or properties of the Obligors, taken as a whole or (ii) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document, or the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (b) any material adverse effect on or material impairment of (i) the ability of the Obligors, taken as a whole, to perform their payment or other material obligations under the Loan Documents or
(ii) the value of the Collateral or the validity and priority of the Liens on the Collateral in each case taken as a whole.

         "Maturity Date" means March 31, 2011, except that if such date is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

         "Minimum Available Cash Amount" has the meaning specified in Section 6.4(a).

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

         "Mortgage" means any mortgage, deed of trust or other similar document executed or required herein to be executed by any Obligor and granting a security interest over real property or leasehold interests in real property in substantially the form of Exhibit F or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

         "Mortgage Supporting Documents" means, with respect to any Mortgage, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all exception documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of or leasehold interest in real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Encumbrances and such other Liens as the Administrative Agent may approve.

         "Multiemployer Plan" means a multiemployer plan as defined Section 4001(a)(3) of ERISA, and in respect of which any Obligor or any of its ERISA Affiliates is (or with the application of Section 4212(c) of ERISA would be)
(a) an "employer" as defined in Section 3(5) of ERISA or (b) a "seller" as defined in Section 4204 of ERISA.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the Cash Proceeds of such Asset Sale, net of (i) reasonable and customary brokerage commissions and other reasonable and customary fees and expenses (including reasonable fees and expenses of counsel, investment bankers, accountants and other professionals, consultants and advisors) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale without regard to the consolidated results of operations of the Borrower and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale (or any related expenses required to be paid to third parties pursuant to documentation related to the financing of the assets subject to such Asset Sale) that (A) is secured by a Lien on the property or assets sold and (B) is required by its terms to be paid as a result of such Asset Sale and (iv) appropriate amounts to be provided by any Obligor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, but limited to the period of the required reserve.

         "Net Condemnation Proceeds" means an amount equal to: (i) any cash payments or proceeds received by an Obligor as a result of any condemnation or other taking or temporary or permanent requisition of any property (other than property subject to a Lien of the type described in Section 6.1(a)(ii), (iii),
(iv), (vi), (ix), (x), (xi), (xii), (xiii) or (xiv), but only while subject to such Lien), any interest therein or right appurtenant thereto, or any change of grade affecting any such property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (ii) (a) any actual and reasonable costs incurred by an Obligor in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), (b) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) the amount of any Indebtedness secured by a Lien on any property subject to such condemnation or taking and any related expenses of third parties, in each case, required by the documentation related to such Indebtedness to be discharged or paid from the proceeds thereof and (d) any amounts required to be paid to any Person (other than an Obligor) owning a beneficial interest in the property subject to such condemnation or taking.

         "Net Insurance Proceeds" means an amount equal to: (i) any cash payments or proceeds received by an Obligor under any casualty insurance policy in respect of a covered loss thereunder with respect to tangible, real or personal property (other than property subject to a Lien of the type described in Section 6.1(a)(ii), (iii), (iv), (vi), (ix), (x), (xi), (xii), (xiii) or
(xiv), but only while subject to such Lien), minus (ii) (a) any actual and reasonable costs incurred by an Obligor in connection with the adjustment or settlement of any claims of an Obligor in respect thereof (including reasonable fees and expenses of counsel), (b) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) the amount of any Indebtedness secured by a Lien on any property subject to such covered loss and any related expenses of third parties, in each case, required by the documentation related to such Indebtedness to be discharged or paid from the proceeds thereof and (d) any amounts required to be paid to any Person (other than an Obligor) owning a beneficial interest in the property subject to such loss.

         "Net Issue Proceeds" means, with respect to any Replacement Secured Financing, the Cash Proceeds of such Replacement Secured Financing net of (i) any reasonable and customary brokers' and advisors' fees, any underwriting discounts and commissions and other costs incurred in connection with such transaction (provided that evidence of such fees, discounts, commissions and costs is provided to the Administrative Agent), (ii) provisions for all taxes payable as a result of such transaction without regard to the consolidated results of operations of the Borrower and its Subsidiaries, taken as a whole, and (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Replacement Secured Financing that is secured by a Lien on the property or assets pledged to secure such Replacement Secured Financing.

         "Non-Consenting Lender" has the meaning specified in Section 9.1(c).

         "Non-U.S. Person" means a Person that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.

         "Note" and "Notes" have the meanings specified in Section 2.3(d).

         "Notice of Borrowing" means a Notice of Borrowing, in substantially the form of Exhibit N.

         "Notice of Conversion/Continuation" has the meaning specified in
Section 2.6(d).

         "Obligations" means all payment and performance obligations of every nature of any Obligor from time to time owed to the Administrative Agent and the Lenders (together with their respective permitted successors and assigns), or any of their respective Affiliates, officers, directors, employees, agents or advisors under or in respect of any Loan Document, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without limitation, (a) if such Obligor is the Borrower, the Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

         "Obligors" means the Borrower and each Subsidiary Guarantor, and their respective successors and assigns.

         "Officer" means, as applied to any corporation, each Responsible Officer, the Chairman of the board of directors (if an officer), Assistant Treasurer, Secretary or Assistant Secretary.

         "Officer's Certificate" means, as applied to the Borrower, a certificate executed by a Responsible Officer of such Person in his/her capacity as such; provided that every Officer's Certificate shall include a statement that, in the opinion of the signer, such Responsible Officer has made or has caused to be made such examination or investigation as is necessary to enable such Responsible Officer to express an informed opinion as to the substance of such Officer's Certificate in light of the provisions hereof pursuant to which it is being delivered.

         "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which such Person is lessee, that is not a Capital Lease.

         "Other Taxes" has the meaning specified in Section 2.11(b).

         "Participant" has the meaning specified in Section 9.2(e) hereof.

         "Payee" has the meaning specified in Section 9.12.

         "Payment Restriction" means, with respect to a Subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement or instrument, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary of such Person or
(c) transfer any of its property or assets to such Person or any other Subsidiary of such Person or (ii) such Person or any other Subsidiary of such Person to receive or retain any such (a) dividend, distributions or payments,
(b) loans or advances or (c) property or assets.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Acquisition Financing" means Indebtedness incurred by an Obligor in connection with an acquisition, merger or consolidation which is permitted by Section 6.5 and/or Section 6.9 (as applicable) if and to the extent used (i) to refinance existing Indebtedness of the Person acquired or Indebtedness secured by the assets acquired or (ii) to pay consideration or related expenses in connection with such transaction; provided, however, that both immediately before and after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants in
Section 6.4.

         "Permitted Counterparty" means any counterparty to a Secured Hedging Contract that (a) (i) at the time such Person entered into such Secured Hedging Contract, was the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender and (ii) is designated by the Borrower to the Administrative Agent as a "Permitted Counterparty", or (b) (i) is reasonably acceptable to the Administrative Agent, (ii) is designated by the Borrower to the Administrative Agent as a "Permitted Counterparty" and (iii) has executed and delivered to the Administrative Agent an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent to the extent requested by the Administrative Agent pursuant to Section 8.11.

         "Permitted Encumbrances" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) as applied to property:

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is either (a) not delinquent for a period of more than 30 days or (b) being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, as set forth in Section 5.3;

                  (ii) statutory Liens of landlords and Liens of carriers, vendors, warehousemen, repairmen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums either (a) not delinquent for a period of more than thirty (30) days or (b) being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (iii) (A) Liens incurred or deposits (other than with respect to the Plans described in Section 4.11) made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, reimbursement obligations and chargeback rights of Persons performing services for an Obligor (including Liens securing Trade Payables arising from the Obligors' use in the ordinary course of business, consistent with past practice, of credit advance facilities to purchase goods and services) and other similar obligations (exclusive of obligations for the payment of borrowed money) and (B) Liens arising or granted in the ordinary course of business in favor of Persons performing credit card processing services, travel charge processing services or clearinghouse services for any Obligor, including IATA, Diners Club, Discover Card, NPC, ARC and American Express, so long as such Liens are on cash and Cash Equivalents that are subject to holdbacks by, or are pledged to, such Persons to secure amounts that may be owed to such Persons under the Obligors' agreements with them in connection with their provision of credit card processing, travel charge processing or clearinghouse services to the Obligors;

                  (iv) with respect to real property, easements, rights-of-way, restrictions, defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of an Obligor; provided that such charges or encumbrances, if affecting any of the Eligible Real Estate, do not violate the terms of the applicable Mortgage;

                  (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

                  (vi) any interest or title of a lessor in property leased by an Obligor under any Capital Lease obligation or Operating Lease which, in each case, is not prohibited under this Agreement;

                  (vii) Liens in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of setoff, revocation, refund or chargeback against money or instruments of any Obligor on deposit with or in possession of such bank arising for the payments of bank fees and other similar amounts owed in the ordinary course of business;

                  (viii) Liens of creditors of any Person to whom any Obligor's assets are consigned for sale in the ordinary course of business;

                  (ix) Liens incurred or deposits made in connection with the Trust Agreements;

                  (x) any renewal of or substitution for any Lien permitted by any of the preceding clauses; provided that the Indebtedness secured is not increased nor the Lien extended to any additional assets;

                  (xi) any licensing or sublicensing of intellectual property in the ordinary course of business of the Obligors;

                  (xii) Liens arising from precautionary UCC and similar financing statements relating to Operating Leases not otherwise prohibited under any Loan Document; and

                  (xiii) Liens created under the Collateral Documents.

         "Permitted Refinancing Indebtedness" means Indebtedness of any Obligor the cash proceeds of which are used to refinance (for purposes of this definition, "Refinancing Indebtedness") then outstanding Indebtedness (for purposes of this definition, "Old Indebtedness") (including by way of an extension, renewal or replacement of, or substitution for, such Old Indebtedness) in an amount not to exceed the then outstanding principal amount of the Old Indebtedness, plus accrued and unpaid interest, premiums, fees and expenses; provided that: (a) if the Old Indebtedness is subordinated in right of payment to the Loan, the Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Loan, (b) the Refinancing Indebtedness does not have a final scheduled maturity prior to the final scheduled maturity of the Old Indebtedness, (c) the average life of the Refinancing Indebtedness calculated as of the consummation of the refinancing is not less than the remaining average life of the Old Indebtedness and (d) if the Old Indebtedness is secured, the Liens securing the Refinancing Indebtedness do not extend to any assets other than the assets securing the Old Indebtedness.

         "Permitted Reinvestment Collateral" means, (i) with respect to Net Cash Proceeds, replacement assets useful in the Obligors' business; provided, however, with respect to Net Cash Proceeds from Asset Sales of Appraised Collateral, such replacement assets must constitute Appraised Collateral, and
(ii) with respect to Net Insurance Proceeds or Net Condemnation Proceeds, to acquire, construct, repair, restore or replace (including through acquisition or construction) the Collateral from which such Net Insurance Proceeds or Net Condemnation Proceeds derived.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

         "Philadelphia Airport Lease" means that certain Lease between The City of Philadelphia and The United States Postal Service, dated December 23, 1974, as assigned pursuant to the Assignment of Lease dated May 26, 1998 between The United States Postal Service and US Airways.

         "Piedmont" means Piedmont Airlines, Inc.

         "Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or (other than for purposes of the first sentence of Section 4.11(a)) was at any time during the preceding six (6) years, maintained or contributed to, or required to be contributed to, by any Obligor or any of its ERISA Affiliates, other than a multiemployer plan, within the meaning of
Section 4001(a)(3) of ERISA.

         "Primary Slots" has the meaning specified in the SGR Security
Agreement.

         "Principal Obligors" means the Borrower, US Airways and AWA.

         "Pro Forma Basis" means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business or any asset by any Obligor or any other action which requires compliance on a Pro Forma Basis. In making any determination of compliance on a Pro Forma Basis, such determination shall be performed using the consolidated financial statements of such Obligor which shall be reformulated as if any such acquisition, disposition or other action had been consummated at the beginning of the period specified in the covenant with respect to which Pro Forma Basis compliance is required.

         "Proceedings" has the meaning specified in Section 5.1(b)(vii).

         "PSA Airlines" means PSA Airlines, Inc., a Pennsylvania corporation.

         "Reaffirmation Agreement" means the Reaffirmation Agreement, dated as of the Effective Date, by the Obligors, in substantially the form of Exhibit O.

         "Real Estate" means the fee or leasehold interests in real property of a Person, together with the right, title and interest of such Person, if any, in and to the streets, the real property lying in the bed of any streets, roads or avenues, opened or proposed, the air space and development rights pertaining to the real property and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the real property and all royalties and rights appertaining to the use and enjoyment of the real property, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the real property and any fixtures appurtenant thereto.

         "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the Maturity Date, (ii) may be required to be redeemed at the option of the holder of such class or series of Capital Stock at any time prior to the Maturity Date or (iii) is convertible into or exchangeable for (a) Capital Stock referred to in clause (i) or (ii) above or (b) Indebtedness having a scheduled maturity prior to the Maturity Date; provided that any Capital Stock that would constitute Redeemable Stock solely because of the provisions thereof offering holders thereof the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" occurring prior to the Maturity Date shall not constitute Redeemable Stock if the asset sale provisions contained in such Capital Stock specifically provide that, in respect of any particular asset sale proceeds, the issuer thereof will not be required to repurchase or redeem any such Capital Stock pursuant to such provisions so long as the Borrower applies the full amount of such proceeds (net of associated taxes and transaction costs) to the permanent reduction of the aggregate outstanding principal amount of the Loan.

         "Refinancing" means the refinancing of the AWA Loan Agreement, the US Airways Loan Agreement, the GE Financings and the Airbus Loan Agreements.

         "Register" has the meaning specified in Section 2.3(e).

         "Reinvestment Event" means the date on which Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds are deposited in the Collateral Account.

         "Reinvestment Prepayment Date" means, with respect to any Reinvestment Event, the earliest of (a) the date occurring 365 days after such Reinvestment Event, unless, prior to any such date, the Borrower or the applicable Subsidiary has (i) entered into an agreement for the acquisition of or replacement with Permitted Reinvestment Collateral or (ii) commenced the construction of Permitted Reinvestment Collateral or the repair or restoration of the original assets, (b) the date that is five (5) Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower's determination not to acquire or construct Permitted Reinvestment Collateral or repair or restore the original assets with all or any portion of such Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds and
(c) the date the Administrative Agent delivers a notice of the occurrence of an Event of Default to the Borrower.

         "Reinvestment Release Request" means a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing, that the Borrower (directly or indirectly through one of the Subsidiary Guarantors) requests the release of Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds, as applicable, from the Collateral Account for the acquisition or construction of or replacement with (or for payments or reimbursement with respect to) Permitted Reinvestment Collateral, or for the repair or restoration of the original assets as specified therein.

         "Related Person" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, advisor and trustee of or to such Person or any of its Affiliates.

         "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facilities, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

         "Replacement Secured Financing" means any financing transaction, whether structured as Indebtedness, sale-leaseback or otherwise, (a) which is secured by any of the Obligors' Appraised Collateral and (b) the Net Issue Proceeds of which are at least equal to the Collateral Release Value of any Eligible Appraised Collateral released in connection with such transaction, other than a financing transaction referred to in the proviso to Section 5.8(b) with respect to After-Acquired Section 1110 Equipment, After-Acquired Slots or After-Acquired Gates.

         "Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Requisite Lenders" means, at any time, Lenders having at such time in excess of 50% of the aggregate principal amount of the Loan then outstanding.

         "Responsible Officer" means with respect to an Obligor, any of its Chief Executive Officer, President, Chief Financial Officer, General Counsel, Treasurer or Controller, but in any event, with respect to financial matters, its Chief Financial Officer, Treasurer or Controller.

         "Restricted Payment" means, with respect to any Person (i) any declaration or payment of dividends on or making of any distributions in respect of the Capital Stock of such Person (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants, or other rights to purchase Capital Stock (other than Redeemable Stock)) to holders of Capital Stock of such Person, (ii) any purchase, redemption or other acquisition or retirement for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock)) of any Capital Stock or warrants, rights (other than exchangeable or convertible Indebtedness of such Person not prohibited under clause (iii) below) or options to acquire Capital Stock of such Person, and
(iii) any prepayment, redemption, repurchase, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or warrants, rights or options to acquire Capital Stock (other than Redeemable Stock)) of Indebtedness of such Person or any Subsidiary of such Person, directly or indirectly (including by way of setoff or amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness), which is made other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment (collectively, a "prepayment"); provided that the following shall not constitute Restricted Payments: (a) any declaration, payment, distribution, purchase, redemption, acquisition or retirement for value, repurchase or defeasance referred to in clauses (i) through (iii) above in each case solely among Obligors, (b) repayment of the Loan, (c) payments of cash in lieu of fractional shares in connection with repurchases or conversions of securities of an Obligor not prohibited hereunder and (d) any mandatory prepayment of Indebtedness (other than Indebtedness that is contractually subordinated to the Loan) of the Borrower or any of its Subsidiaries in accordance with the terms thereof.

         "Routes" means all of the Routes as defined in the SGR Security Agreement.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency.

         "SEC" means the Securities and Exchange Commission of the United States or any successor thereto.

         "Secondary Slots" has the meaning specified in the SGR Security Agreement.

         "Section 1110 Equipment" means airframes, aircraft, aircraft engines, propellers and appliances which are not spare parts (as such terms are used in Section 1110 of the Bankruptcy Code).

         "Secured Hedging Contract" means any Currency Agreement or Interest Rate Agreement between an Obligor and a Permitted Counterparty that is designated by the Borrower to the Administrative Agent as a "Secured Hedging Contract".

         "Secured Obligations" means (i) the Obligations and (ii) all amounts, obligations, covenants and duties owing by the Borrower to the Permitted Counterparties under the Secured Hedging Contracts; provided, however, that the aggregate amount of all Secured Obligations under this clause (ii) shall not exceed $50,000,000.

         "Secured Parties" means the Lenders, the Administrative Agent, the Permitted Counterparties and any other holder of any Secured Obligation.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "Security Agreement" means that certain Security Agreement, dated as of March 31, 2006, among the Obligors and the Administrative Agent, a copy of which is attached hereto as Exhibit E.

         "SGR Security Agreement" means that certain Slot, Gate and Route Security Agreement, dated as of March 31, 2006, among US Airways, AWA, Piedmont, PSA Airlines and the Administrative Agent, a copy of which is attached hereto as Exhibit D.

         "Slot Regulations" means 49 U.S.C. ss. 40103 and 14 C.F.R. ss.ss.
93.211 - 93.227, and any amendment, supplement or other modification thereto, or successor, replacement or substitute federal law or regulation, or any foreign law or regulation, as applicable, concerning the right or operational authority to conduct landing or takeoff operations at any airports.

         "Slots" means all FAA Slots and all Foreign Slots.

         "Slot Utilization" means, with respect to any FAA Slot, (a) a Slot which is used for a take-off or landing operation, (b) if, by regulation or other regulatory notice, the FAA considers such Slot as "used" for purposes of the Slot Regulations, regardless whether or not such Slot was, in fact, used (e.g., holidays, labor actions), (c) if, by waiver, the FAA considers such Slot as "used" for purposes of the Slot Regulations, or (d) if the FAA otherwise waives the utilization requirement of the Slot Regulations.

         "Slot Utilization Report" has the meaning specified in Section
5.13(a).

         "Solvent" means, with respect to any Person, that as of the date of determination (a) the then fair saleable value of the business of such Person is not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believes that it will not incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Spare Engines" means all of the "Engines" as defined in the Aircraft Mortgage.

         "Spare Parts" means all of the "Spare Parts" as defined in the Aircraft Mortgage.

         "Spare Parts Location" has the meaning specified in the Aircraft Mortgage.

         "SPV" means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, association, limited liability company, trust or estate, joint venture or other business entity of which more than 50% of the issued and outstanding shares of Voting Stock at the time of determination are owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         "Subsidiary Guarantor" means each Person that is a direct or indirect Subsidiary of the Borrower as of the Closing Date (other than the Excluded Subsidiaries) and each other Subsidiary of the Borrower that becomes a party to the Guaranty pursuant to Section 5.8(a), but excluding in each case any Subsidiary that is a CFC and any Person that is released as a guarantor pursuant to Section 8.10(a). As of the Closing Date the Subsidiary Guarantors are US Airways, AWA Holdings, AWA, Piedmont, Material Services Company, Inc. and PSA Airlines.

         "Syndication Letter" means the letter agreement, dated March 7, 2006, addressed to the Borrower from the Administrative Agent and accepted by the Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and its Affiliates.

         "Synthetic Lease" means (a) a so-called synthetic, off-balance sheet lease or lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Taxes" means any and all present or future taxes, levies, fees, duties, imposts, deductions, charges or withholdings of any nature, and all interest, penalties and other liabilities thereon or computed by reference thereto imposed by any Governmental Authority.

         "Technology Equipment" means technology assets including mainframe computers, servers, general computer equipment, printers, monitors, hard drives, memory, storage devices and call centers/ACD systems but excluding Flight Simulators.

         "Tempe Property" means AWA's fee interests in the real property (i) located at 250 W. Rio Salado Parkway, Tempe, Arizona 85281 and (ii) identified as OFFICE PLAZA 222 condominium plat according to Book 236 of Maps, Page 48, Maricopa Country, Arizona.

         "Title 49" means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

         "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries and arising in the ordinary course of business in connection with the acquisition of goods or services but limited to current liabilities in accordance with GAAP.

         "Trust Agreements" means all special purpose trust funds established by any Obligor to manage the collection and payment of amounts collected by the Obligors for the express benefit of third-party beneficiaries relating to (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, including (i) federal payroll withholding taxes, as described in Sections 3101, 3111 and 3402 of the Internal Revenue Code; (ii) federal Unemployment Tax Act taxes, as described in Chapter 23 of Subtitle C of the Internal Revenue Code; (iii) federal air transportation excise taxes, as described in Sections 4261 and 4271 of the Internal Revenue Code; (iv) federal security charges, as described in Title 49 of the Code of Federal Regulations of 2002 (referred to in this definition as the "CFR"), Chapter XII, Part 1510; (v) federal Animal and Plant Health Inspection Service of the United States Department of Agriculture (APHIS) user fees, as described in Title 21 United States Code (2002) (referred to in this definition as "U.S.C.") Section 136a and 7 CFR Section 354.3; (vi) U.S. Citizenship and Immigration Services fees, as described in 8 U.S.C. Section 1356 and 8 CFR Part 286; (vii) federal customs fees as described in 19 U.S.C.
Section 58c and 19 CFR Section 24.22; and (viii) federal jet fuel taxes as described in Sections 4091 and 4092 of the Internal Revenue Code collected on behalf of and owed to the federal government, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman's or workers' compensation charges and related charges and fees that are analogous to those described in Subtitle C of the Internal Revenue Code and that are described in or are analogous to Chapter 23 of Title 19 Delaware Code Annotated (2002) (referred to in this definition as "D.C.A.") collected on behalf of and owed to state and local authorities, agencies and entities, (c) Passenger Facility Charges as described in Title 49 United States Code Section 40117 (2004) and Title 14 of the Code of Federal Regulations, Subchapter 1, Part 158 collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities and (d) voluntary and/or other non-statutorily required employee payroll deductions, whether authorized by the employee, imposed by court order, agreed to pursuant to collective bargaining arrangement or otherwise, including (i) employee contributions made for the purpose of participating in any employer-sponsored retirement plan as described and defined in Section 401(k) of the Internal Revenue Code (including repayment of any 401(k) related loans made to the employee but excluding any funds matched and/or contributed by the employer on behalf of any employee), (ii) employee payments made for the purpose of participating in any employer-sponsored medical, dental or related health plan,
(iii) employee payments made for the purpose of satisfying periodic union dues,
(iv) employee payments made for the purpose of purchasing United States Savings Bonds, (v) employee payments made for the purpose of making deposits to an account at or making repayment of an extension of credit from an employer-associated credit union, (vi) employee payments made for the purpose of purchasing life, accident, disability or other insurance, (vii) employee payments made for the purpose of participating in any employer-sponsored cafeteria plan as described and defined in Section 125 of the Internal Revenue Code, (viii) employee-directed donations to charitable organizations and (ix) levies, garnishments and other attachments on employee compensation (as described in Sections 6305 and 6331 of the Internal Revenue Code, in Section 4913 of Title 10 of D.C.A. or in any analogous provision of other applicable federal, state or local law) collected on behalf of any Governmental Authority or any other Person authorized to receive funds of the type described in this clause (d).

         "Two-Month FAA Reporting Period" means the period for which air carriers provide slot utilization reports to the FAA pursuant to 14 C.F.R. ss. 93.227(i).

         "UCC" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent's or Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

         "United States Citizen" has the meaning specified in Section 4.1(b).

         "Unrestricted Cash" means cash and Cash Equivalents of the Obligors that (i) may be classified, in accordance with GAAP, as "unrestricted" on the consolidated balance sheets of the Borrower or (ii) may be classified, in accordance with GAAP, as "restricted" on the consolidated balance sheets of Borrower solely in favor of the Administrative Agent and the Lenders pursuant to the Loan Documents; provided, however, that Unrestricted Cash shall not include (a) Cure Collateral held in the Collateral Account, (b) passenger facility charges and (c) Excluded Cash.

         "US Airways" means US Airways, Inc., a Delaware corporation.

         "US Airways Convertible Notes" means the Borrower's 7% Senior Convertible Notes due 2020 issued pursuant to the Indenture, dated as of September 30, 2005, between the Borrower, the guarantors listed therein and U.S. Bank National Association, as Trustee.

         "US Airways Loan Agreement" means that certain Amended and Restated Loan Agreement dated as of September 27, 2005 among US Airways, as borrower thereunder, the Borrower, the other direct and indirect Subsidiaries of the Borrower parties thereto, the several lenders from time to time party thereto, Citibank, N.A., in its capacity as agent thereunder, Citicorp North America, Inc., in its capacity as Govco administrative agent, Wilmington Trust Company, in its capacity as collateral agent thereunder, and the Air Transportation Stabilization Board.

         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Person (or Persons performing similar functions) irrespective of whether or not at the time stock of any such class or classes will have or might have such voting power by the reason of the happening of any contingency.

         "Warrants" means the Warrant to purchase up to 386,925 shares of the Borrower's Common Stock issued by the Borrower to AFS Cayman Limited, which Warrant is being issued in replacement for the Warrant to purchase up to 938,000 shares of AWA Holdings' class B common stock issued by AWA Holdings to AFS Cayman Limited on January 18, 2002.

         "Withdrawal Liability" means liability (whether or not assessed) with respect to a Multiemployer Plan as a result of (i) a complete or partial withdrawal from such Multiemployer Plan pursuant to Section 4201 of ERISA or
(ii) increases in contributions required to be made pursuant to Section 4243 of ERISA.

         "Working Capital" means, as of any date, (i) the current assets (excluding cash and Cash Equivalents) of the Borrower minus (ii) the current liabilities of the Borrower (other than the current portion of long term debt), in each case, determined on a consolidated basis and otherwise, in accordance with GAAP as of such date.

         Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

         Section 1.3 Accounting Terms and Principles.

         (a) Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

         (b) Change in GAAP. If any change in accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of FASB or the American Institute of Certified Public Accountants (or any successor thereto) and such change is adopted by an Obligor with the agreement of its independent public accountants and results in a change in any of the calculations required by Article VI had such accounting change not occurred, the parties hereto agree to promptly enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Obligors shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in
Article VI shall be given effect until such provisions are amended to reflect such changes in GAAP.

         Section 1.4 Certain Terms.

         (a) Certain References. The words "herein," "hereof" and "hereunder" and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

         (b) References to Exhibits, Schedules, etc. References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement unless otherwise indicated.

         (c) References to Agreements. Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. If the prior written consent of any Person is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and the consent of each such Person is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified. If no such consent is required, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

         (d) References to Statutes. References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

         (e) Miscellaneous. The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

                                  ARTICLE II

                                    THE LOAN

         Section 2.1 The Loan. On the Effective Date, each Lender made an advance to the Borrower in an amount equal to its pro rata share of $150,000,000. Immediately prior to the Effective Date, the aggregate principal amount of the "Loans" (as defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement is $1,100,000,000. On the Effective Date, the collective principal amount of the loans hereunder, and such "Loans" under the Existing Loan Agreement, shall be $1,250,000,000, the entirety of which shall be deemed outstanding under this Agreement (collectively, the "Loans"). The obligations of each Lender hereunder shall be several and not joint. Amounts of the Loan repaid or prepaid may not be reborrowed.

         Section 2.2 Scheduled Repayment of the Loan. The Borrower shall repay the aggregate outstanding principal amount of the Loan in full together with accrued and unpaid interest thereon and all other amounts owing hereunder in respect thereof on the Maturity Date (or, if earlier, the date the Loan is accelerated pursuant to Section 7.2).

         Section 2.3 Evidence of Debt.

         (a) Lenders' Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing such Lender's portion of the Loan outstanding from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

         (b) Administrative Agent's Records of Loan. The Administrative Agent shall establish and maintain a register for recording with respect to the Loan
(i) the date and amount of each payment on the Loan made by or on behalf of, or collected from, the Borrower, (ii) the amount of each such payment applied in accordance with Section 2.8(d) and (e) or other applicable terms hereof to scheduled principal of or interest on the Loan, and (iii) the then outstanding principal balance of the Loan (without reliance on the Lenders' accounts).

         (c) Entries Prima Facie Evidence. The entries made in the accounts maintained pursuant to this Section 2.3 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loan in accordance with its terms.

         (d) Notes. Any Lender may elect, by notice to the Borrower and the Administrative Agent, to have such Lender's Loan be evidenced by a Note issued to that Lender. Upon such request, the Borrower shall execute and deliver a promissory note substantially in the form of Exhibit B (each a "Note" and collectively the "Notes") to the applicable Lender, in the principal amount of the Loan owing to such Lender, and appropriately completed. Each Note shall be made payable to the applicable Lender at the office of the Administrative Agent. If no such Note is requested, such Lender may rely on the Register as evidence of the amount of Obligations with respect to the Loan from time to time owing to it. If a Note is mutilated, lost, stolen or destroyed, the Borrower shall issue a new Note, in the same principal amount and having the same interest rate, date and maturity as the Note so mutilated, lost, stolen or destroyed endorsed to indicate all payments thereon. In the case of any lost, stolen or destroyed Note, there shall first be furnished to the Borrower an instrument of indemnity from the applicable Lender and evidence of such loss, theft or destruction reasonably satisfactory to each of them.

         (e) Register. The Administrative Agent will establish and maintain a record of ownership (the "Register") in which the Administrative Agent agrees to register by book entry the Administrative Agent's and each Lender's interest in the Loan, the Notes and this Agreement, and in the right to receive any payments hereunder or thereunder and any assignment of any such interest or rights. In connection with any assignment pursuant to Section 9.2, the Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall record the names and addresses of the Lenders and principal amount of the Loan owing to each Lender from time to time. Solely for purposes of this Section 2.3(e), the Administrative Agent shall be the Borrower's agent for purposes of establishing and maintaining the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender (with respect to information regarding its Loan) at any reasonable time and from time to time upon reasonable prior notice.

         Section 2.4 Optional Prepayments.

         (a) Notice. The Borrower may, upon at least fifteen (15) days' prior revocable notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, elect to prepay the outstanding principal amount of the Loan, in whole or in part (but not less than a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof), together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that upon any prepayment of all or a portion of the Loan by the Borrower, or if the Borrower revokes such notice pursuant to clause (b) below, the Borrower shall also pay any amounts owing pursuant to
Section 2.9(d).

         (b) Amounts Due upon Notice. Upon the giving of any notice of prepayment under Section 2.4(a), the principal amount of the Loan specified to be prepaid together with accrued and unpaid interest thereon shall (subject to the proviso below) become due and payable on the date specified for such prepayment; provided, however, that the Borrower may revoke any notice of prepayment given under Section 2.4(a) by notice to the Administrative Agent no later than 10:00 a.m. (New York City time) on the date specified for such prepayment (which notice may be provided telephonically or in person if promptly confirmed in writing).

         (c) Application of Optional Prepayments. Any partial prepayment of the Loan under this Section 2.4 shall be applied to the outstanding principal amount of the Loan ratably as to each Lender. Any such prepayment shall be paid to the Administrative Agent for application as provided in Section 2.8. The Borrower shall have no right to optionally prepay the principal amount of the Loan other than as provided in this Section 2.4.

         Section 2.5 Mandatory Prepayments.

         (a) Replacement Secured Financing. Upon receipt by an Obligor of any Cash Proceeds from any Replacement Secured Financing, the Borrower shall prepay the Loan from the proceeds thereof in the manner provided below in an aggregate amount equal to the Collateral Release Value for each item or category (as applicable) of Collateral subject to such Replacement Secured Financing. Any prepayment of the Loan under this subsection shall be made on the Business Day following the receipt by such Obligor of the proceeds of the applicable Replacement Secured Financing.

         (b) Asset Sales. Upon receipt by an Obligor of any Cash Proceeds from an Asset Sale permitted under Section 6.13, the Borrower shall prepay the Loan as follows:

         (i) with respect to Net Cash Proceeds from an Asset Sale in a sale-leaseback transaction of (A) Aircraft Related Equipment that is not (and is not required to be pursuant to the terms of the Loan Documents) Collateral or (B) After-Acquired Section 1110 Equipment, After-Acquired Slots and After-Acquired Gates which have been pledged (or would be pledged within 15 days) as Collateral but is subject to release pursuant to Section 5.8(b), the Borrower shall prepay the Loan in an amount equal to fifty percent (50%) of the Net Cash Proceeds of such sale-leaseback; provided that the Obligors shall not be required to prepay the Loan with the Net Cash Proceeds from any such sale-leaseback transaction entered into within twenty-four (24) months of the acquisition of such Aircraft Related Equipment, After-Acquired Section 1110 Equipment, After-Acquired Slots or After-Acquired Gates (as applicable); and

         (ii) with respect to all other Asset Sales, the Borrower shall prepay the Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds from such Asset Sales; provided, however, that the Borrower shall not be obligated to so prepay the Loan (A) if the Borrower deposits 100% of such Net Cash Proceeds in the Collateral Account, to be applied in accordance with Section 2.5(g), (B) with Net Cash Proceeds from Asset Sales to the extent such Net Cash Proceeds do not exceed $5,000,000 in the aggregate per Fiscal Year, or (C) from the sale or disposition of Investments permitted to be made pursuant to Section 6.2 hereof, other than the Investments permitted under clauses (ii), (vii), (viii), (x),
     (xi) and (xiv) of Section 6.2 (except to the extent the Investment is permitted under another clause of Section 6.2).

Any prepayment of the Loan under this subsection (b) shall be made no later than three (3) Business Days following the receipt by such Obligor of the proceeds of such Asset Sale.

         (c) Insurance/Condemnation Proceeds. No later than three (3) Business Days following the date of receipt by an Obligor of any Net Insurance Proceeds or Net Condemnation Proceeds, or in the case of the Collateral, such other time as provided in the applicable Collateral Document, the Borrower shall prepay the Loan in an amount equal to the amount by which the aggregate amount of the sum of such Net Insurance Proceeds and Net Condemnation Proceeds in any Fiscal Year exceeds $5,000,000; provided the Borrower shall not be obligated to so prepay the Loan if and to the extent that the Borrower deposits 100% of such Net Insurance Proceeds or Net Condemnation Proceeds in excess of $5,000,000 in any Fiscal Year in the Collateral Account, to be applied in accordance with
Section 2.5(g); provided, further, that any Net Insurance Proceeds, Net Condemnation Proceeds and Insurance Proceeds (as defined in the Aircraft Mortgage) received by the Administrative Agent and not required to be applied pursuant to this clause (c) or the applicable Collateral Document shall be returned by the Administrative Agent to the Borrower.

         (d) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall prepay the Loan in full, together with accrued interest thereon to the date of such prepayment. Any prepayment of the Loan under this subsection (d) shall be made on the date of occurrence of such Change of Control.

         (e) Collateral Coverage Ratio; Slots.

         (i) If at any time the Borrower is not in compliance with the Collateral Coverage Ratio, the Borrower shall prepay the Loan to the extent required pursuant to Section 5.8(c).

         (ii) If at any time Primary Slots shall have been withdrawn by the FAA or otherwise revoked or terminated by or with the FAA on a final basis after all appeals have been exhausted during the term of the Loan as the result of failure by any Obligor or by any lessee or licensee of any Obligor to comply with the Slot Regulations, the Borrower shall prepay the Loan in an amount equal to 100% of the Appraised Value of such Slots (which Appraised Value shall be based on the then most current Appraisal Report as of the date of such withdrawal, revocation or termination). Any prepayment of the Loan under this clause (ii) shall be made no later than three (3) Business Days following the date of such withdrawal, revocation or termination.

         (f) Application of Prepayments. Any partial prepayments of the Loan made by the Borrower in accordance with this Section 2.5 shall be applied to the outstanding principal balance of the Loan ratably as to each Lender. The Borrower shall also pay any amounts owing pursuant to Section 2.9(d) in connection with any prepayment under this Section 2.5. All prepayments under this Section 2.5 shall be paid to the Administrative Agent for application as provided in Section 2.8.

         (g) Reinvestment. Except as otherwise provided in the Aircraft Mortgage, any Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds deposited in the Collateral Account pursuant to Section 2.5(b)(ii),
Section 2.5(c) or any other provision in the Loan Documents shall, within five
(5) Business Days of delivery of a Reinvestment Release Request, be released to the Borrower to acquire, construct, or replace with Permitted Reinvestment Collateral, or repair or restore the original assets, or to reimburse any Obligor for payments or disbursements with regard to any of the foregoing, until the Reinvestment Prepayment Date corresponding thereto, on which date the Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation that are subject to such Reinvestment Prepayment Date, if any, shall be applied to prepay the Loan.

         Section 2.6 Interest.

         (a) Rate of Interest. Except as otherwise provided in Section 2.6(c) and Section 2.9, the Borrower shall pay interest (i) in the case of the Loan, at the Index Rate plus the Applicable Index Margin per annum or, at the election of the Borrower, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum and (ii) in the case of all other Obligations that are due and payable, at the Index Rate plus the Applicable Index Margin per annum.

         (b) Interest Payments. Interest accrued on the Loan shall be payable to the Administrative Agent, for the ratable benefit of the Lenders, in arrears on each Interest Payment Date, upon the payment or prepayment thereof in whole or in part, and, if not previously paid in full, at maturity (whether by acceleration or otherwise). Interest on the Loan shall be calculated on the basis of a year of 360 days (or in the case of interest calculated based upon the Index Rate, a 365/366 day year) and actual number of days elapsed.

         (c) Default Interest. Notwithstanding the rate of interest specified in Section 2.6(a), effective immediately upon (i) the occurrence of any Event of Default under Sections 7.1(a) (with respect to principal due on the Maturity Date and scheduled interest payments only), 7.1(f) or 7.1(g) or (ii) the delivery of a notice by the Administrative Agent or the Requisite Lenders to the Borrower declaring default interest to be payable during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

         (d) Conversion/Continuation. So long as no Event of Default has occurred and is continuing, the Borrower shall have the option to (i) convert at any time all or any part of the outstanding Loans from Index Rate Loans to LIBOR Loans, (ii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.9(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iii) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period, and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. The Borrower must make such election by notice to the Administrative Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit L. No Loan may be made as or converted into a LIBOR Loan until after five (5) Business Days following the Effective Date (unless otherwise agreed by the Administrative Agent) and, until the earlier of ninety (90) days following the Closing Date and completion of primary syndication of the Loans as determined by the Administrative Agent, no Loan may be converted into or continued as a LIBOR Loan that has an interest period of more than one month.

         Section 2.7 Fees.

         (a) Agency Fees. The Borrower shall pay to the Administrative Agent and its Affiliates the fees described in the Syndication Letter.

         (b) Fees Non-refundable. All fees paid under this Section 2.7 shall be non-refundable.

         (c) Interest on Fees. If any fee or other amount payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest at a rate which is two percent (2.0%) per annum in excess of the then applicable interest rate on Index Rate Loans.

         Section 2.8 Payments and Computations.

         (a) Payments. The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York City time) on the day when due, in Dollars, to the Administrative Agent at the Collection Account, in immediately available funds without set-off, defense, recoupment or counterclaim. All payments in respect of any Obligations shall at all times be made to the Administrative Agent, whether or not a demand shall have been made. The Administrative Agent will promptly cause all such payments received by it to be distributed to the Person entitled thereto in accordance with the priorities of payment set forth below in Section 2.8(d) or (e), or both, as applicable. Payments received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed to be received on the next Business Day.

         (b) Computation. Each determination by the Administrative Agent of an interest rate and fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Payments on Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

         (d) Application of Payments - No Event of Default. So long as no Event of Default under any of clauses (a) (including any failure to pay all amounts hereunder upon acceleration as a result of any other Event of Default), (f) or
(g) of Section 7.1 has occurred and is continuing or would result therefrom, the Administrative Agent shall apply all payments in respect of any Obligations in the following order:

                  (i) first, to pay any fees then due and payable under Section 2.7(a) to the Administrative Agent;

                  (ii) second, to pay interest then due and payable in respect of the Loan to the Lenders on a pro rata basis;

                  (iii) third, to pay principal then due and payable on the Loan to the Lenders, on a pro rata basis; and

                  (iv) fourth, to pay any other Obligations then due and payable to the Administrative Agent and the Lenders, on a pro rata basis.

         (e) Application of Payments After Event of Default. After the occurrence and during the continuance of an Event of Default under any of clauses (a) (including any failure to pay all amounts hereunder upon acceleration as a result of any other Event of Default), (f) or (g) of Section 7.1, the Administrative Agent shall apply all payments in respect of any Secured Obligations (including amounts received by the Administrative Agent upon the exercise of remedies under the Collateral Documents) in the following order:

                  (i) first, to pay Obligations in respect of any expenses, fees, indemnities or other sums (excluding principal and interest) owing hereunder then due to the Administrative Agent in its capacity as such;

                  (ii) second, to pay Obligations in respect of any expenses, fees, indemnities or other sums owing hereunder not referred to in clauses (iii) and (iv) below then due to the Lenders, on a pro rata basis;

                  (iii) third, to pay on a pro rata basis interest then due and payable in respect of the Loan to the Lenders;

                  (iv) fourth, to pay or prepay principal payments on the Loan to the Lenders and to pay amounts owing with respect to the Secured Hedging Contracts, on a pro rata basis; and

                  (v) fifth, to pay any other Secured Obligations then due and payable to the Secured Parties, on a pro rata basis.

         (f) Funding Defaults. Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds (at the applicable Federal Funds Rate from time to time in effect for the first Business Day and thereafter, at the rate applicable to Index Rate Loans). A notice of the Administrative Agent to the Lenders with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

         Section 2.9 Certain Provisions Governing the Loan.

         (a) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate is determined or (ii) the Requisite Lenders notify the Administrative Agent that the LIBOR Rate for any LIBOR Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such LIBOR Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (e) below until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

         (b) Increased Costs. If at any time any Lender shall determine that as a result of the introduction of or any change after the date hereof in or in the interpretation of any law, treaty or governmental rule, regulation or order or the compliance by such Lender with any guideline, request or directive after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding, guaranteeing or maintaining any portion of the Loan (except in respect of Taxes), then the Borrower shall from time to time, within five (5) Business Days of a demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or additional amounts sufficient to compensate such Lender for such increased cost; provided that no Lender shall be entitled to claim any such additional amount for amounts incurred more than six (6) months prior to the making of such demand. A certificate as to the amount of such increased cost, submitted to the Borrower (and the Administrative Agent) by such Lender shall be conclusive and binding for all purposes, absent manifest error. Each Lender shall promptly notify in writing the Borrower and the Administrative Agent of any event of which such Lender has knowledge, occurring after the date hereof, which would entitle such Lender to compensation pursuant to this Section 2.9(b) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender be otherwise disadvantageous to it.

         (c) Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause
(e) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make LIBOR Rate Loans.

         (d) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.5, the Borrower shall compensate each Lender upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or the termination of any other financial arrangement it may have entered into to fund or maintain or support such Lender's portion of the Loan, but excluding Taxes) which that Lender may sustain (i) if for any reason any portion of the Loan is prepaid (including mandatorily pursuant to Section 2.5 or this Section 2.9) on a date which is not the last day of the applicable LIBOR Period or (ii) as a consequence of any failure by a Borrower to repay any portion of the Loan when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower (with a copy to the Administrative Agent) concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender absent manifest error, and such compensation shall be paid to the Administrative Agent for the account of such Lender.

         (e) Effect of Suspension. If the obligation of any Lender to make or to continue LIBOR Rate Loans is suspended, (i) the obligation of such Lender to convert Index Rate Loans into LIBOR Rate Loans shall be suspended, (ii) such Lender shall make an Index Rate Loan at any time such Lender would otherwise be obligated to make a LIBOR Rate Loan, (iii) the Borrower may revoke any pending Notice of Conversion/Continuation to make or continue any LIBOR Rate Loan or to convert any Index Rate Loan into a LIBOR Rate Loan and (iv) each LIBOR Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current LIBOR Period thereof) be converted into an Index Rate Loan.

         Section 2.10 Capital Adequacy. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority or any accounting board or authority (whether or not a Governmental Authority) which is responsible for the establishment or interpretation of national or international accounting principles (in each case, whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender's (or any corporation controlling such Lender's) capital as a consequence of its obligations hereunder (other than with respect to Taxes) to a level below that which such Lender or corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall within five (5) Business Days of such demand pay to the Administrative Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any amounts incurred more than six (6) months prior to the date of such demand. A certificate as to such amounts submitted to the Borrower (and the Administrative Agent) by such Lender shall be conclusive and binding for all purposes absent manifest error. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which such Lender or has knowledge, occurring after the date hereof, which would entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by FASB (including Interpretation No. 46 - Consolidation of Variable Interest Entities) shall constitute an adoption, change, request or directive, and any implementation thereof shall be, subject to this Section 2.10.

         Section 2.11 Taxes.

         (a) No Withholding, etc. Except as otherwise provided in the next sentence and Section 9.2, any and all payments by the Obligors under each Loan Document shall be made free and clear of and without deduction for any and all Taxes, excluding (i) in the case of each Lender, each Participant and the Administrative Agent, Taxes measured by its net income and franchise Taxes, in each case if imposed on it as a result of such Person being organized under the laws of the jurisdiction imposing such Taxes or doing business in such jurisdiction unrelated to the transactions contemplated by any Loan Document,
(ii) in the case of each Lender and each Participant, Taxes measured by its net income and franchise Taxes imposed on it by the jurisdiction in which its Lending Office is located or in which it booked its participation for tax accounting purposes, (iii) in the case of each Lender, each Participant and the Administrative Agent, Taxes imposed on it as a result of its failure to comply with its obligations under Section 2.11(f), Section 2.11(g) or Section 9.2,
(iv) in the case of each Lender, each Participant and the Administrative Agent
(A) that is a party hereto or Participant, as the case may be, on the Effective Date, United States federal withholding Taxes except to the extent imposed as a result of a change in applicable law, including income tax conventions, after the Effective Date and (B) that becomes a party hereto or Participant, as the case may be, after the Effective Date, United States federal withholding Taxes except to the extent imposed as a result of a change in applicable law, including income tax conventions, after the date of the Assignment and Acceptance pursuant to which it becomes a Lender or after the date such Person becomes a Participant, or the Administrative Agent, as applicable, and (v) Taxes imposed as a result of such Person's gross negligence or willful misconduct (all such non-excluded Taxes being hereinafter referred to as "Indemnified Taxes"). If any Indemnified Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, or the Administrative Agent (1) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (2) the Obligors shall make such deductions, and (3) the Obligors shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Obligors agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes") to the Administrative Agent for the account of the affected party.

         (c) Tax Indemnity. The Obligors will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender or the Administrative Agent (as the case may
be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, other than any liability, including for penalties, interest and expenses, arising from the gross negligence or willful misconduct of the Lender or the Administrative Agent, as the case may be. This indemnification shall be made to the Administrative Agent for account of the relevant Lender or the Administrative Agent, as the case may be, within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor (with a copy to the Administrative Agent if made by a Lender and accompanied by a statement setting forth the basis for such taxation and the calculation of the amount thereof in reasonable detail).

         (d) Evidence of Payment. Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the Obligors will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other documentation reasonably satisfactory to the Administrative Agent.

         (e) Survival. Without prejudice to the survival of any other agreement of the Obligors hereunder, the agreements and obligations of the parties contained in this Section 2.11 shall survive the payment in full of the Obligations.

         (f) Certain Withholding Tax Matters. Each Lender, each Participant and the Administrative Agent that is a Non-U.S. Person and that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall, on or prior to the Effective Date or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender or on or prior to the date such Person becomes a Participant or the Administrative Agent, as applicable, and from time to time thereafter if requested by the Administrative Agent or the Borrower, provide the Administrative Agent and the Borrower with two completed copies of either IRS Form W-8BEN or W-8ECI or other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Person's entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Person under the Loan Documents. In addition, each Lender, each Participant and the Administrative Agent that is a Non-U.S. Person, as the case may be, shall deliver to the Borrower and the Administrative Agent, notice of any event (other than a change in applicable law, including income tax conventions) requiring a change in the most recent form previously delivered by such Person to the Borrower and the Administrative Agent. Each Lender, each Participant and the Administrative Agent (other than an entity treated as a corporation for U.S. federal income tax purposes) that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver two duly signed and completed copies of IRS Form W-9 to the Administrative Agent and the Borrower, at the times and in the manner described above with respect to IRS Forms W-8. Unless the Administrative Agent and the Borrower have received forms or other documents satisfactory to them indicating that payments under the Loan Documents are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Administrative Agent or the Borrower shall, notwithstanding the provisions of
Section 2.11(a) and (c) and without impairing any obligation of the Obligors under this Section 2.11 with respect to such tax, withhold such United States withholding taxes from such payments at the appropriate rate; provided that if such Person is a Lender, Participant, or Administrative Agent and shall have satisfied the requirement of this Section 2.11(f) on the date it became a Lender, Participant, or Administrative Agent, nothing in this Section 2.11(f) shall relieve the Obligors of their obligation to pay any amounts pursuant to this Section 2.11 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in governmental interpretation, administration or application thereof, such Lender, Participant, or Administrative Agent is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing that it is not subject to withholding or is subject to withholding at a reduced rate. The obligation of the Obligors under this Section 2.11 shall survive the repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         (g) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

         Section 2.12 Substitution of Lenders.

         (a) Substitution Right. In the event that any Lender (an "Affected Lender") (i) makes a claim under Section 2.9(b) or Section 2.10, (ii) notifies the Borrower pursuant to Section 2.9(c) that it becomes illegal for such Lender to continue to fund or make any LIBOR Loans, or (iii) is entitled to (and does not waive) any increased payment attributable to Indemnified Taxes or makes a claim for payment pursuant to Section 2.11(a) or 2.11(c), the Borrower may either pay in full the Obligations owed to such Affected Lender or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Eligible Lender acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a "Substitute Lender").

         (b) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in
Section 9.2(b) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents.

         (c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon in the case of any substitution, (i) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (ii) the Substitute Lender shall become a "Lender" hereunder and (iii) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment and Acceptance or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

                                  ARTICLE III

                     CONDITIONS PRECEDENT TO EFFECTIVENESS

         This Agreement shall become effective on the date hereof (the "Effective Date") subject to the satisfaction (in the judgment of the Administrative Agent and the Lenders (except as otherwise provided below in this Article III)) of all of the following conditions precedent (except as otherwise provided in Section 5.20):

         (a) Certain Agreements and Documents. The Administrative Agent shall have received on or prior to the Effective Date each of the following, each dated as of the Effective Date, in form and substance satisfactory to the Administrative Agent and the Lenders:

                  (i) this Agreement, duly executed and delivered by the parties hereto;

                  (ii) the Notes, duly executed by the Borrower and conforming to the requirements set forth in Section 2.3(d), to the extent requested by each Lender;

                  (iii) the Reaffirmation Agreement, duly executed and delivered by each Obligor;

                  (iv) a Collateral Value Certificate, duly executed and delivered by the Borrower;

                  (v) a Notice of Borrowing, duly executed by the Borrower;

                  (vi) a First Amendment to Leasehold Mortgage with respect to the Philadelphia Airport Lease, and all Mortgage Supporting Documents relating thereto;

                  (vii) the favorable opinions of (A) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Obligors; (B) James E. Walsh III, Senior Vice President and General Counsel of the Borrower, and (C) McGuire Woods LLP, special local counsel to the Obligors in Maryland and Pennsylvania;

                  (viii) a certificate of each Obligor signed on behalf of such Person by its Secretary or an Assistant Secretary certifying (A) the names and true signatures of each officer of such Person who has been authorized to execute and deliver each Loan Document required to be executed and delivered on or prior to the Effective Date by or on behalf of such Person hereunder or thereunder (or that there have been no changes from the officers so authorized on the Closing Date), (B) that there have been no changes in the by-laws of such Person from the by-laws delivered to the Administrative Agent on the Closing Date, (C) the resolutions of such Person's board of directors approving and authorizing the execution, delivery and performance of each Loan Document required to be executed and delivered on or prior to the Effective Date to which it is a party and (D) that there have been no changes in the certificate of incorporation of such Person from the certificate of incorporation delivered to the Administrative Agent on the Closing Date;

                  (ix) an Officer's Certificate of the Borrower certifying (A) that all representations and warranties in Article IV hereof are true and correct in all material respects on and as of the Effective Date, as though made on and as of such date, and (B) that no Default or Event of Default has occurred and is continuing;

                  (x) an Officer's Certificate of the Borrower certifying that after giving effect to the Loans to be made on the Effective Date and the payment of all transaction costs in connection with the foregoing, the Obligors taken as a whole are Solvent; and

                  (xi) a copy of a bring-down good standing certificate for each Obligor in the state of its incorporation or organization.

         (b) Fees and Expenses Paid. The Borrower shall have paid all fees due and payable on the Effective Date (including, without limitation, the fees referenced in Section 2.7), and all expenses of the Administrative Agent and its Affiliates due and payable on or before the Effective Date.

         (c) Consents, Etc. The Obligors shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and shall have obtained all consents, waivers and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow the Obligors lawfully to execute, deliver and perform, in all material respects, their obligations under the Loan Documents to which they are, or shall be, a party and each other agreement or instrument to be executed and delivered by them, pursuant thereto or in connection therewith.

         (d) No Illegality. No law or regulation shall be applicable in the judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

         (e) Representations and Warranties of the Obligors. All representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date in which event such representation or warranty shall be true and correct in all material respects as of such specified date).

         (f) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

         (g) Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Administrative Agent.

         (h) Documents and Information. The Administrative Agent and the Lenders shall have received such other certificates, documents, agreements and information respecting the Obligors as each of them may have reasonably requested.

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         To induce the other parties (excluding any other Obligors) to enter into this Agreement, each of the Obligors represents and warrants to each other party hereto (excluding any other Obligors) that, on and as of the Effective
Date:

         Section 4.1 Organization, Qualification, Subsidiaries, etc.

         (a) Organization, Power and Authority. Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Obligor has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

         (b) Foreign Qualification; "Air Carrier Status". Each Obligor is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. Each Air Carrier holds a certificate under Section 41102 of Title 49. Each Air Carrier and any other Obligor engaged in operations as an "air carrier" is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49, as interpreted by the United States Department of Transportation (a "United States Citizen") and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. Each Obligor possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the conduct of its business and operations as currently conducted (including in the case of each Obligor engaged in operations as an "air carrier", the operation of the routes flown by
it), a true and complete list of which are set forth on Schedule 4.1(b).

         (c) Subsidiaries. All of the Subsidiaries of each Obligor, in each case, as of the Effective Date, are identified in Schedule 4.1(c). Schedule 4.1(c) correctly sets forth as of the Effective Date the equity and voting interest of the Borrower in each of the Subsidiaries identified therein. There are no limitations on the rights of the Borrower to vote the Capital Stock it owns of any Person listed on Schedule 4.1(c). Airways Assurance Limited, a Bermuda corporation, is a wholly-owned Subsidiary of the Borrower whose business is limited to securing insurance for the Obligors. AWHQ LLC, an Arizona limited liability company, is a wholly-owned Subsidiary of the Obligors, owned 99% by Holdings and 1% by AWA, whose business is limited to acting as a real estate holding company. America West Company Store LLC, an Arizona limited liability company, is a wholly-owned Subsidiary of AWA whose business is limited to operation of the America West company store.

         (d) Obligor Information. Schedule 4.1(d) sets forth as of the Effective Date the name, address of principal place of business and taxpayer identification number of the Borrower and each other Obligor.

         Section 4.2 Authorization of Loan Documents, etc.

         (a) Authorization. Each Obligor has duly authorized by all necessary corporate action the execution, delivery and performance of the Loan Documents to which it is a party.

         (b) No Conflicts. The execution, delivery and performance by each Obligor of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents to which it is a party do not and will not
(i) violate any provision of any law or any governmental rule or regulation applicable to any Obligor, the certificate or articles of incorporation or bylaws of any Obligor or any order, judgment or decree of any court or other agency of government binding on any Obligor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or require any payment under (A) any Loan Document or (B) any other Contractual Obligation of any Obligor, except that with respect to clause (B), for any such conflict, breach, default or requirement of payment which could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Obligor (other than the Liens created under the Collateral Documents) or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Obligor, except for such approvals or consents (A) which will have been obtained on or before the Effective Date and have been disclosed in writing to the Administrative Agent or (B) with respect to any Contractual Obligation, which if not obtained, could not reasonably be expected to have a Material Adverse Effect.

         (c) No Consents, Approvals, etc. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents to which such Obligor is a party do not and will not require (i) any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body or (ii) any registration with, consent or approval of, or material notice to, or other action to, with or by, any other Person, in each case, which is required to be obtained or made on or prior to the Effective Date and which has not been obtained or made, except as is disclosed on Schedule 4.2(c).

         (d) Execution, Delivery, Enforceability. Each Obligor has duly executed and delivered each of the Loan Documents to which it is party and each such Loan Document is the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, including materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         Section 4.3 Financial Condition.

         (a) The Borrower has heretofore delivered to the Administrative Agent
(i) the audited consolidated balance sheets of the Borrower as at December 31, 2005, and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheets of the Borrower as at January 31, 2006 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of the Borrower for the one month then ended. All such financial statements were prepared in accordance with GAAP (except that any unaudited financial statements are subject to normal year-end adjustments and may not be accompanied by footnotes) and fairly present, in all material respects, the consolidated financial position of such Persons as at the date thereof and the consolidated results of operations and cash flows of such Person for the period then ended.

         (b) After giving effect to the Loans made on the Closing Date, the consummation of the Refinancing and the payment of all transaction costs in connection with the foregoing, (i) the Obligors taken as a whole are Solvent and (ii) no Obligor has any material liability, including reasonably likely contingent liability or liability for taxes, long-term lease or any unusual forward or long-term commitment of a type required to be reflected in financial statements prepared in conformity with GAAP, that is not reflected in the projections and pro forma financial information delivered pursuant to clause
(j) of Article III. After giving effect to the Loans to be made on the Effective Date and the payment of all transaction costs in connection with the foregoing, the Obligors taken as a whole are Solvent.

         (c) The Borrower maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Obligors and has (i) caused such disclosure controls and procedures to be designed to ensure that material information relating to the Obligors is reported internally, and (ii) caused such internal controls over financial reporting to be designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

         Section 4.4 No Material Adverse Change; No Defaults. Since December 31, 2005, no material adverse change, individually or in the aggregate, has occurred in the business, financial or other condition of the Borrower and its Subsidiaries taken as a whole, the industry in which the Borrower or any Subsidiary operates, the Collateral, or in the prospects or projections of the Borrower and its Subsidiaries taken as a whole, or in the Borrower's ability to repay the Loan or perform its obligations under the Loan Documents or with respect to the matters included in the financial projections delivered to the Administrative Agent on February 28, 2006. No event or occurrence which would constitute a Default or Event of Default has occurred and is continuing.

         Section 4.5 Title to Properties; Liens. Each Obligor has (i) good and insurable fee title to (in the case of fee interests in real property), (ii) valid, and in the case of leasehold interests in real property, insurable, leasehold interests in (in the case of leasehold interests in real or personal property) or (iii) good title to (in the case of all other personal property) all of the properties and assets necessary to the conduct of its business including property and assets reflected in the financial statements referred to in Section 4.3, except for assets disposed of since the date of such financial statements in the ordinary course of business. Except as otherwise permitted by this Agreement and the Collateral Documents, all such properties and assets are free and clear of Liens.

         Section 4.6 Litigation; Adverse Facts. Except as disclosed in the Borrower's Form 10-K for the fiscal year ended December 31, 2005 or on Schedule 4.6, there are no material actions, suits, proceedings, arbitrations or investigations (whether or not purportedly on behalf of the Borrower or any other Obligor) at law or in equity or before or by any Governmental Authority pending or, to the knowledge of any Responsible Officer of any Principal Obligor, threatened against or affecting (in either case, whether asserted or unasserted) any of the Obligors or any property of the Obligors. Except as disclosed in the Borrower's Form 10-K for the fiscal year ended December 31, 2005 or on Schedule 4.6, there are no actions, suits, proceedings, arbitrations or investigations (whether or not purportedly on behalf of the Borrower or any other Obligor) at law or in equity or before or by any Governmental Authority pending or, to the knowledge of any Responsible Officer of any Principal Obligor, threatened against or affecting (in either case, whether asserted or unasserted) any of the Obligors or any property of the Obligors that challenge the legality, validity or binding effect of, or seeks to restrain or enjoin any Obligor from entering into or performing under, any Loan Document including, without limitation, this Agreement or any Collateral Document. No Obligor is subject to any final judgments, writs, injunctions or decrees of any court or any Governmental Authority, compliance with which could reasonably be expected to have a Material Adverse Effect, or is in default with respect to any such judgments, writs, injunctions or decrees, which default could reasonably be expected to have a Material Adverse Effect.

         Section 4.7 Payment of Taxes.

         (a) Except as otherwise set forth on Schedule 4.7(a): (i) the Obligors have timely filed all material Tax returns and reports required to have been filed, and have paid or made adequate provision for payment of all material Taxes levied or imposed upon them or their properties (including the Collateral), income or assets that have become due and payable, except in those instances in which such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP; (ii) there is no proposed Tax assessment against any Obligor that relates to a material amount of Taxes, and no Principal Obligor knows of any basis for any such assessment; and (iii) no Obligor is party to any Tax sharing agreement with any Person other than another Obligor, other than tax indemnity agreements in leasing transactions entered into in the ordinary course of business.

         (b) Schedule 4.7(b) is a true and complete list of each claim of a governmental unit of the kind entitled to priority in payment, as specified in section 502(i) and 507(a)(8) of the Bankruptcy Code, that the Obligors will or expect to pay or to be required to pay during the six (6) years immediately following the Closing Date.

         Section 4.8 Performance of Agreements; Materially Adverse Agreements.

         (a) No Default. No Obligor is in default in the performance, observance or fulfillment of any Contractual Obligations other than defaults which are not reasonably expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

         (b) No Adverse Agreements. No Obligor is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to impair the ability of the Obligors, taken as a whole, to perform their payment or other material obligations under the Loan Documents.

         Section 4.9 Governmental Regulation. No Obligor is subject to regulation under the Public Utility Holding Company Act of 1935, the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at ss.ss. 1261 et seq., and the regulations adopted thereunder, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation (other than the Bankruptcy Code) which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of its Obligations unenforceable.

         Section 4.10 Securities Activities. No Obligor owns or is engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock (as defined below), and no proceeds of the Loan were used to purchase or carry Margin Stock or to extend credit to any Person for the purpose of purchasing or carrying any Margin Stock in a manner that violated or caused a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. For purposes of this Section 4.10, the term "Margin Stock" has the meaning assigned to that term in Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

         Section 4.11 Employee Benefit Plans.

         (a) Schedule 4.11(a) lists each Plan and each Multiemployer Plan maintained or contributed to, or required to be contributed to, by each Obligor or any of its ERISA Affiliates as of the Effective Date. Each Plan has been operated and administered in compliance with its terms and all applicable requirements of ERISA, the Code and other laws, except where the failure to do so could not reasonably be expected to have, taking all instances in the aggregate, a Material Adverse Effect. Each Plan intended to qualify under
Section 401 of the Internal Revenue Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Internal Revenue Code, except where the failure to do so could not reasonably be expected to have, taking all instances in the aggregate, a Material Adverse Effect.

         (b) Full payment has been made by each Obligor and any of its ERISA Affiliates of all minimum amounts which such entities are required to pay under the terms of each Plan and Multiemployer Plan except where the failure to so comply, taking all instances in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (c) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

         (d) Neither any Obligor nor any of its ERISA Affiliates maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Plan the obligations with respect to which, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information delivered pursuant to clause (j) of Article III, could not reasonably be expected to have a Material Adverse Effect.

         (e) No Plan maintained by any Obligor or any of its ERISA Affiliates is underfunded (based on the present value of all accumulated benefit obligations thereunder) except to the extent that the aggregate amount of underfunding with respect to all such plans, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information delivered pursuant to clause (j) of Article III, could not reasonably be expected to have a Material Adverse Effect.

         Section 4.12 Environmental Protection.

         (a) Compliance with Environmental Laws. All Facilities and operations of each Obligor are, and have been to the knowledge of each Principal Obligor, in compliance with all Environmental Laws except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (b) Hazardous Materials Activity. Except as disclosed in the Borrower's Form 10-K for the fiscal year ended December 31, 2005 or on Schedule 4.12(b), there are no, and have been no, conditions, occurrences, or Hazardous Materials Activity (i) arising at any Facilities or (ii) arising in connection with the operations of the Obligors or of past or current Affiliates of any Obligor (while under the control of a Principal Obligor or otherwise to the knowledge of a Principal Obligor) (including the transportation of Hazardous Materials in accordance with applicable regulations), which conditions, occurrences or Hazardous Materials Activity could reasonably be expected to form the basis of a material Environmental Claim against any Obligor.

         (c) Environmental Claims. Except as disclosed in the Borrower's Form 10-K for the fiscal year ended December 31, 2005 or on Schedule 4.12(c), there are no pending or, to the knowledge of any Principal Obligor, threatened material Environmental Claims against any Obligor, and no Principal Obligor has received any notices, inquiries, or requests for information with respect to any material Environmental Claims.

         (d) Orders, Decrees, etc. No Obligor is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or any corrective action decree, order or agreement issued or entered into under any Environmental Law the failure to comply with which could reasonably be expected to have a Material Adverse Effect. (e) Absence of Control. Each Obligor hereby acknowledges and agrees that the Administrative Agent (i) is not now, and has not ever been, in control of any of the Real Estate of the Obligors or of any Obligor's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Obligor's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws.

         Section 4.13 Disclosure. No representation or warranty or certification of any Obligor or of any Responsible Officer of the Borrower or any other Officer of any Obligor contained in this Agreement, any other Loan Document or in any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of any Obligor (as modified or supplemented by other written information so furnished) for use in connection with the negotiation and closing of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein at the time, and in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information contained in any such document or furnished to any party hereto by or on behalf of the Obligors, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

         Section 4.14 Compliance with Laws. Each Obligor is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to such Obligor, and all of its properties, except to the extent failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

         Section 4.15 Indebtedness. Schedule 4.15 correctly sets forth the consolidated Indebtedness of the Borrower and its Subsidiaries as of the Closing Date and identifies each primary obligor and each guarantor or other secondary obligor thereof, if any.

         Section 4.16 Insurance. Schedule 4.16 sets forth as of the Effective Date a summary of all insurance policies maintained by the Borrower and its Subsidiaries. The properties, business and operations of the Obligors are insured or reinsured with financially sound and reputable insurance companies or by the United States of America, in such amounts, with such deductibles and covering such risks as are insured against (including, but not limited to, war risk and third party liability) and carried in accordance with applicable law and prudent industry practice by major U.S. commercial air carriers similarly situated with the Obligors and owning or operating similar properties, aircraft and engines.

         Section 4.17 Perfected Security Interests. The Administrative Agent, on behalf of the Lenders and the other Secured Parties, has valid, first priority (other than Permitted Encumbrances) security interests in the Collateral, which security interests are perfected to such extent as is provided in the Collateral Documents.

         Section 4.18 Absence of Labor Disputes. No strikes, boycotts, work stoppages or lockouts with respect to any of the Obligors exist, and no Obligor has received written notice, sanctioned by any collective bargaining unit representing employees of such Obligor, threatening a strike, boycott or work stoppage.

         Section 4.19 Compliance with certain Gates. Each Obligor is in compliance in all material respects with all Gates with respect to the airports listed on Schedule 4.19.

         Section 4.20 Slot Utilization. The Obligors maintain personnel, policies, procedures and a computer database for the monitoring, utilization and management of the FAA Slots in compliance with the Slot Regulations so as to ensure, to the greatest extent operationally feasible, that the Slot Regulations are complied with and no FAA Slot becomes subject to withdrawal by the FAA.

         Section 4.21 Deposit Accounts and Securities Accounts. Schedule 4.21 contains a true, complete and correct list of all deposits accounts and securities accounts of the Obligors, including, with respect to each account, the name of such account, the account number, the bank or financial institution with which such account is maintained and, with respect to the deposit accounts and securities accounts subject to Control Agreements pursuant to Section 5.11, the balance therein as of the date immediately prior to the Closing Date.

         Section 4.22 Use of Proceeds. The proceeds of the Loan are being used by the Borrower solely (a) to finance the Refinancing, (b) for the payment of transaction costs, fees and expenses incurred in connection with the Refinancing, the Existing Loan Agreement, this Agreement and the transactions contemplated thereby and hereby and (c) for general corporate purposes.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

         To induce the other parties to enter into this Agreement (excluding any other Obligor), the Obligors agree with each other party hereto (excluding any other Obligor) that, so long as any of the Obligations (other than contingent indemnification obligations) remain outstanding:

         Section 5.1 Accounting Controls; Financial Statements and Other
Reports.

         (a) Accounting Controls. Each Obligor will maintain a system of accounting established and administered in accordance with sound business practices and applicable law, rules and regulations issued by any Governmental Authority to permit preparation of financial statements in conformity with GAAP, including, without limitation, as set forth in Section 4.3(c).

         (b) Financial Certificates; Information. The Borrower will deliver to the Administrative Agent:

                  (i) Quarterly Financials: within two (2) Business Days after the date on which the Borrower files or is required to file its Form 10-Q under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) (or, if the Borrower is not required to file a Form 10-Q under the Exchange Act, within 45 days after the end of each of the first 3 fiscal quarters of each Fiscal Year), (A) the consolidated balance sheets of the Borrower as at the end of such fiscal quarter and the related consolidated statements of income of the Borrower for such fiscal quarter for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter and cash flows of such Person for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures from the corresponding dates and periods of the previous Fiscal Year, all prepared in accordance with GAAP (except that any unaudited financial statements are subject to normal year-end adjustments and may not be accompanied by footnotes) and in reasonable detail and certified by the Chief Financial Officer, Controller, Chief Executive Officer or Treasurer of the Borrower that they fairly present in all material respects the consolidated financial condition of such Person as at the dates indicated and the results of its operations and its cash flows for the periods indicated, and (B) a narrative report describing the operations of the Borrower in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter; provided that delivery of the Borrower's Form 10-Q for such fiscal quarter shall be deemed to satisfy all of the requirements of this clause (i); provided, further, that in lieu of delivering a hard copy of Form 10-Q hereunder, the Borrower may transmit an electronic copy of such document;

                  (ii) Monthly Reporting: commencing with the month ending May 31, 2006, within 45 days after the end of each calendar month, the consolidated balance sheets of the Borrower as at the end of such month and the related consolidated statements of income of the Borrower for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such month and cash flows of the Borrower for the period from the beginning of the then current Fiscal Year to the end of such calendar month, all prepared in accordance with GAAP (except that any unaudited financial statements are subject to normal year-end adjustments and may not be accompanied by footnotes) and in reasonable detail and certified by the Chief Financial Officer, Chief Executive Officer, Controller or Treasurer of the Borrower that they fairly present in all material respects the consolidated financial condition of the Borrower at the dates indicated and the results of its operations and its cash flows for the periods indicated;

                  (iii) Year-End Financials: within two (2) Business Days after the date on which the Borrower files or is required to file its Form 10-K under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) (or, if the Borrower is not required to file a Form 10-K under the Exchange Act, within 90 days after the end of each Fiscal Year),
         (A) the consolidated balance sheets of the Borrower at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the annual financial plan delivered pursuant to clause (ix) of this Section 5.1(b) for the Fiscal Year covered by such financial statements of the Borrower, all in reasonable detail, and certified by the Chief Financial Officer or the Chief Executive Officer of the Borrower that they fairly present in all material respects the consolidated financial condition of the Borrower as at the date indicated and the results of its operations and its cash flows for the periods indicated, (B) a narrative report describing the operations of the Borrower in the form prepared for presentation to senior management for such Fiscal Year, and (C) an accountant's report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Borrower, which report
         (1) shall be unqualified as to scope, (2) shall not contain a going concern qualification, and (3) shall state that such consolidated financial statements fairly present the consolidated financial position of the Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that (x) references in such report to changes in GAAP, changes in accounting standards, highlighting contents of footnotes, limitations in the scope of the audit or exclusions from the audit information not required by GAAP that are, in each case, customary in industry practice and not prejudicial to the opinion stated therein shall not be deemed to be "qualifications" for the purpose of clause (C) of this Section 5.1(b)(iii) and (y) delivery of the Borrower's Form 10-K for such Fiscal Year, and which satisfy the requirements of clause (C) above, shall be deemed to satisfy the requirements of this Section 5.1(b)(iii); provided, further, that in lieu of delivering a hard copy of Form 10-K hereunder, the Borrower may transmit an electronic copy of such document;

                  (iv) Officers' Certificates: together with each delivery of financial statements pursuant to clauses (i) and (iii) above, an Officer's Certificate of the Borrower (which certificate may incorporate the Collateral Value Certificate deliverable on such date pursuant to clause (xix) of this Section 5.1(b)) (A) stating that the signer has made, or caused to be made under his or her supervision, a review of the terms of this Agreement and of the transactions and condition of the Obligors during the accounting period covered by such financial statements and that such review has not disclosed the existence, and that the signer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event existed at the date of the certificate, specifying the nature and period of existence thereof and what action the Obligors have taken, are taking and propose to take with respect thereto, (B) demonstrating in reasonable detail compliance (or noncompliance) during and at the end of the applicable accounting periods with the restrictions contained in Section 6.4, (C) with respect to the delivery of financial statements pursuant to clause (iii) above, stating whether any change in GAAP or in the application thereof has occurred since the date of delivery of the preceding year-end financial statements, and if any such change has occurred, describing the effect of such change on the financial statements of the Borrower, (D) stating the Credit Rating obtained as of the end of the preceding fiscal quarter pursuant to Section 5.16,
         (E) stating the Adjusted Loan Balance as of the last day of the most recently ended fiscal quarter, (F) with respect to the delivery of financial statements pursuant to clause (iii) above, setting forth computations in reasonable detail of Excess Cash Flow for the preceding Fiscal Year and (G) certifying that all certificates, statements, notices, updates and other documents required to be delivered pursuant to the Collateral Documents by any Obligor in the preceding fiscal quarter (including notice of any locations of Spare Parts that are not Spare Parts Locations, other than locations with Spare Parts with a fair market value less than $200,000 individually and $2,000,000 in the aggregate) have been delivered thereunder (or, to the extent not previously delivered, providing the information required thereunder); provided, however, that the reporting requirements set forth in this clause (G) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Obligor under any Collateral Document;

                  (v) SEC Filings and Press Releases: promptly upon their filing, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders and (B) all regular, periodic and current reports (including all Form 8-K reports) and all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange or with the SEC or any Governmental Authority or private regulatory authority; provided that in lieu of delivering a hard copy of any such document, the Borrower may transmit an electronic copy of such document;

                  (vi) Notice of Events of Default, etc.: promptly upon any Responsible Officer of a Principal Obligor obtaining knowledge of (A) any condition or event that constitutes a Default or an Event of Default or (B) the occurrence of any event or change that has had, or is reasonably expected to have, a Material Adverse Effect (disregarding for purposes of this clause (vi) publicly known facts, circumstances, events or conditions applicable to the airline and travel industries generally), an Officer's Certificate of the Borrower specifying the nature and period of existence of such Default or Event of Default or condition, event or change and what action the Obligors have taken, are taking and propose to take with respect thereto;

                  (vii) Litigation or Other Proceedings: to the extent not otherwise disclosed pursuant to this Section 5.1, promptly upon any Responsible Officer of a Principal Obligor obtaining knowledge of (A) the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Obligor or any property of any Obligor, unless the Borrower's general counsel or outside legal counsel has determined that a favorable outcome to such Obligor is reasonably likely (collectively, "Proceedings") or (B) any material development in any Proceeding that, in either case:

                           (1) would be reasonably likely to have a Material
                  Adverse Effect; or

                           (2) seeks to enjoin or otherwise prevent the
                  consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to the Obligors to enable the Administrative Agent and its counsel to evaluate such matters;

                  (viii) ERISA Reports: promptly after the receipt by the Borrower of a request therefor by the Administrative Agent, copies of any annual and other reports (including Schedule B thereto) with respect to a Plan filed by an Obligor or any ERISA Affiliate with the United States Department of Labor, the IRS or the PBGC;

                  (ix) Financial Plan and Projections: annually, as soon as practicable after preparation thereof in the ordinary course of business but in no event later than February 28 of each year, copies of the Borrower's annual financial plans and projections for such fiscal year, on a monthly basis;

                  (x) Environmental Audits and Assessments: as soon as practicable following receipt thereof by a Principal Obligor, copies of all environmental audits and assessments, whether prepared by personnel of an Obligor or by independent consultants (except to the extent protected by the "attorney work product" privilege or similar privilege expressly granted by statute with respect to the work product of environmental consultants), with respect to material environmental matters at any Facility or which relate to an Environmental Claim which could reasonably be expected to result in an Obligor incurring Liabilities pursuant to Environmental Laws in excess of $1,000,000;

                  (xi) Ratings Change: promptly after any private release by S&P or Moody's raising or lowering (i) an Obligor's general unsecured credit rating or (ii) the Credit Rating obtained pursuant to Section
         5.16 hereof, notice of such change;

                  (xii) Insurance Reports: no later than January 30 of each year, insurance brokers reports with respect to all insurance maintained by the Obligors, together with schedules detailing the type and amount of coverage provided and the insurance carrier;

                  (xiii) Insurance/Condemnation Proceeds: in addition to any similar reporting obligations under the Collateral Documents but without the duplication of any such obligation, upon (A) a Responsible Officer of a Principal Obligor obtaining knowledge of the occurrence of an event of loss or damage to, or any taking, condemnation or requisition by any Governmental Authority of, any property of any Obligor having fair market value in excess of $5,000,000 whether or not such loss or damage is expected to result in receipt of insurance or condemnation proceeds or of any other event of loss or damage that the Obligors reasonably expect to result in proceeds reasonably estimated by them to exceed $5,000,000 and (B) the receipt of insurance proceeds or condemnation proceeds from an event of loss or material damage to, or any taking, condemnation or requisition by any Governmental Authority of, any property of any Obligor giving rise to a mandatory prepayment obligation under Section 2.5, notice of such occurrence;

                  (xiv) Replacement Secured Financings and Asset Sales: prior to an Obligor consummating any Replacement Secured Financing or Asset Sale greater than $1,000,000 in an individual transaction or series of related transactions giving rise to a mandatory prepayment obligation under Section 2.5, notice of such event; provided that in the case of a Replacement Secured Financing, the applicable Obligor shall give no less than fifteen (15) Business Days' prior notice of such event and include therein (A) a specific identification of the Collateral proposed to be pledged, (B) the Collateral Release Values therefor together with copies of the Appraisal Reports upon which such Collateral Release Values are based, if applicable, and (C) a detailed summary of the terms and conditions of such Replacement Secured Financing;

                  (xv) Plan Audits and Liabilities: promptly after (A) an Obligor or any ERISA Affiliate contacts the IRS or the PBGC for the purpose of participating in a closing agreement or any voluntary resolution program with respect to a Plan or Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect, or (B) a Responsible Officer of a Principal Obligor knows or has reason to know that any event with respect to any Plan or Multiemployer Plan occurred that could reasonably be expected to have a Material Adverse Effect, notice of such contact or the occurrence of such event;

                  (xvi) Funding Changes and New Plan Benefits: promptly after the change, a notification of any material increases in the benefits, or material change in funding method, with respect to which an Obligor may have any liability, under any Plan or Multiemployer Plan or the establishment of any material new Plan or Multiemployer Plan with respect to which an Obligor may have any liability or the commencement of contributions to any Plan or Multiemployer Plan to which an Obligor or any ERISA Affiliate was not previously contributing, except to the extent that such an event could not reasonably be expected to have a Material Adverse Effect;

                  (xvii) Claims and Proceedings: promptly after receipt of written notice of commencement thereof, notification of all (A) claims made by participants or beneficiaries with respect to any Plan and (B) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting an Obligor or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined, could not reasonably be expected to have a Material Adverse Effect;

                  (xviii) ERISA Event: promptly after the occurrence of any ERISA Event (A) that could reasonably be expected to have a Material Adverse Effect or (B) that relates to the occurrence or existence of an event or condition that could reasonably be expected to have a Material Adverse Effect, notice of such ERISA Event;

                  (xix) Collateral Value Certificates: no later than the date upon which monthly financial statements are required to be delivered under clause (ii) of this Section 5.1(b) (or, with respect to the month ending April 30, 2006, no later than the date that is 45 days after the end of such month), a Collateral Value Certificate certifying the Collateral Value (with respect to the Eligible Appraised Collateral, based on the most recently completed Appraisal Report), in each case as of a date no earlier than the end of the calendar month to which such financial statements relate, together with the Appraisal Report upon which such Collateral Value Certificate is based, and any supporting detail and documentation as requested by the Administrative Agent in its reasonable discretion;

                  (xx) Available Cash: within one Business Day following the end of each calendar week, the Available Cash as of the last Business Day of the prior calendar week;

                  (xxi) Covenant Suspension Conditions: promptly after the occurrence thereof, an Officer's Certificate from a Responsible Officer of the Borrower certifying the satisfaction of the Covenant Suspension Conditions or the termination of a Covenant Suspension Period, together with all information reasonably requested by the Administrative Agent to determine such satisfaction or termination; and

                  (xxii) Other Information: with reasonable promptness, such other information and data with respect to an Obligor as from time to time may be reasonably requested by the Administrative Agent.

         Section 5.2 Corporate Existence. Except as permitted by Section 6.9, each Obligor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Obligor and the material rights, permits, licenses (charter and statutory) and franchises of each Obligor; provided that subject to Section 5.10, no Obligor shall be required to preserve any such right, permit, license or franchise, and, subject to compliance with
Section 6.9, as applicable, no Obligor (other than the Borrower) shall be required to preserve any such corporate, partnership or other existence, if in each case, the Chief Executive Officer of the Borrower shall determine in the exercise of his or her business judgment that the preservation thereof is no longer desirable in the conduct of the business of the Obligors taken as a whole and that abandonment of any such right, permit, license or franchise or failure to preserve such existence could not reasonably be expected to have a Material Adverse Effect.

         Section 5.3 Payment of Taxes and Claims. Each Obligor will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material Taxes levied or imposed upon an Obligor or upon the income, profits or property of an Obligor except where the amount, applicability or validity of such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien on the property of an Obligor. No Obligor will file or consent to the filing of, any consolidated income tax return with any Person (other than any other Obligor or any Subsidiary of any Obligor).

         Section 5.4 Maintenance of Properties; Insurance.

         (a) Maintenance of Properties. Each Obligor will maintain all properties used or useful in the conduct of the business of the Obligors in good condition, repair and working order (ordinary wear and tear excepted) and supply such properties with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the reasonable judgment of an Obligor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that no Obligor shall be restricted from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the good faith judgment of the Borrower, desirable in the conduct of the business of such Obligor and could not reasonably be expected to have a Material Adverse Effect, but subject in each case to all applicable provisions of the Collateral Documents.

         (b) Insurance. Each Obligor will (a) insure and keep insured or reinsured with financially sound and reputable insurance companies that are not Affiliates of the Obligors or by the United States of America, their businesses and operations and such of their respective properties, in such amounts, with such deductibles and covering such risks as are insured against (including, but not limited to, war risk and third party liability) and carried in accordance with applicable law and prudent industry practice by U.S. commercial air carriers similarly situated with the Obligors and owning or operating similar properties, aircraft and engines, including such insurance coverage as is required to be maintained under the Collateral Documents, and (b) cause all such insurance relating to any Collateral or any other property of any Obligor to name the Administrative Agent as additional insured or loss payee, as appropriate, and to provide not less than thirty (30) days' (or in the case of war risk coverage, the maximum time as is available) prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance or reinsurance; provided that this Section 5.4(b) shall not prohibit any Obligor from procuring and maintaining all or any portion of its insurance through Airways Assurance Limited LLC so long as Airways Assurance Limited LLC reinsures 100% of such risk as provided above in this Section 5.4(b) and such reinsurance policies contain a cut-through endorsement.

         Section 5.5 Inspection. Each Obligor will permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Obligors, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with its and their officers and independent public accountants (it being understood that a representative of an Obligor will be present), at the Borrower's expense, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that so long as no Default or Event of Default has occurred and is continuing, such inspection shall not be materially disruptive to the business of the Obligors. Without limiting the generality of the foregoing, the Obligors will meet with the Administrative Agent on a quarterly basis (in person or, if deemed appropriate by the Administrative Agent, telephonically) to review the Obligors' financial and accounting records and will make their officers and independent public accountants available to discuss with the Administrative Agent the Obligors' affairs, financial condition, results of operations, business plan, prospects, projections, accounts and other related matters, and otherwise will cooperate with the Administrative Agent and provide such information as it may reasonably request.

         Section 5.6 Compliance with Laws, Etc. Each Obligor will comply with all applicable statutes, rules, regulations, orders, restrictions and Governmental Authorizations of any applicable Governmental Authority, in respect of the conduct of the businesses of the Obligors and the ownership of their respective properties (including, without limitation, Gates and Slots), except such as are being contested in good faith by appropriate proceedings and except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. None of the Obligors shall conduct any Hazardous Materials Activity at any Facility or at any other location in a manner that does not comply with Environmental Laws, except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. Each Obligor will use commercially reasonable efforts to cause all other Persons operating or occupying any of their properties to comply with Environmental Laws, except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect.

         Section 5.7 Remedial Action Regarding Hazardous Materials.

         (a) To the extent required by Environmental Laws, each Obligor will take any and all necessary remedial action (except to the extent that such remedial action is taken by other Persons responsible for such remedial action through contractual arrangements with an Obligor) in connection with the presence, storage, use, disposal, transportation, Release or threatened Release of any Hazardous Materials on, under or about any Facility in order to comply timely with all applicable Environmental Laws and Governmental Authorizations except for such non-compliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. In the event any Obligor undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, the Borrower or such Obligor will conduct and complete such remedial action (or will cause such action to be taken pursuant to contractual rights of such Obligor against third parties) in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local Governmental Authorities except when, and only to the extent that, such Obligor's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Obligor or except for such non-compliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect.

         (b) The Requisite Lenders may request (i) from time to time, if and when such Person(s) have reason to believe that an Environmental Claim or Release of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect may exist at or with respect to any Facility, and (ii) not more than once during any twelve month period for the purpose of determining whether there is belief that an Environmental Claim or Release of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect exists at or with respect to any Facility, and in the case of any such request, the Borrower will provide to the Lenders, within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its, or any other Obligor's properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent evaluating the Environmental Claim or Release of Hazardous Materials and estimating the cost of any required compliance, removal or remedial action in connection with the Environmental Claim or Release of Hazardous Materials. Without limiting the generality of the foregoing clause (b), if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided in the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each Obligor hereby agrees to grant at the time of such request, to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter into their respective properties to undertake such an assessment.

         Section 5.8 Additional Obligors; Collateral.

         (a) With reasonable promptness (and in any event within 30 days) following the formation or acquisition by any Obligor of a Subsidiary, or acquisition of any Capital Stock of any other Person having a fair market value in excess of $25,000, the Borrower (i) shall provide the Administrative Agent the name, corporate structure and allocation of Voting Stock and equity interests of such Subsidiary or other Person, (ii) in the case of any such Subsidiary that is not a CFC, shall cause such Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Joinder in the form of Exhibit J hereto, pursuant to which such Subsidiary shall become a party to this Agreement, and a joinder to the Guaranty pursuant to which such Subsidiary shall become a guarantor thereunder, and (iii) shall deliver to the Administrative Agent documents of the types referred to in clauses (a)(vi) and
(a)(vii) of Article III, all in form, content and scope reasonably satisfactory to the Administrative Agent.

         (b) Each Obligor (including, without limitation, each Subsidiary created or acquired after the Closing Date that is required to be a Subsidiary Guarantor) will cause all of its properties and assets as of the Closing Date (or the date such Person was created or acquired) and all properties and assets acquired thereafter (including, without limitation, the Capital Stock of each Subsidiary created or acquired and the Capital Stock of each other Person acquired after the Closing Date having a fair market value in excess of $25,000), other than Excluded Property and any other assets as to which the Administrative Agent shall determine that the cost of obtaining such Lien is excessive in relation to the benefit to the Lenders of the security afforded thereby, to be pledged to the Administrative Agent, with such priority and perfected to such extent as is provided in the Collateral Documents, to secure the Obligations, and will take all such actions as the Administrative Agent deems reasonably necessary or advisable in connection with the foregoing, including without limitation, (i) delivering to the Administrative Agent duly executed joinders and amendments to the Collateral Documents, (ii) using commercially reasonable efforts to obtain Landlord Waivers for all Spare Parts Locations leased by an Obligor at which Eligible Spare Parts with an Appraised Value of 1% or more of the Appraised Value for all Eligible Spare Parts are located and any other locations leased by an Obligor reasonably requested by the Administrative Agent at which any Appraised Collateral is located, (iii) delivering all certificates, if any, and instruments representing all Capital Stock and other securities pledged pursuant to clause (i) above, together with undated powers or endorsements duly executed in blank and (iv) to the extent reasonably requested by the Administrative Agent, delivering to the Administrative Agent legal opinions relating to the matters described in this clause (b), which opinions shall be in form and substance and from counsel reasonably satisfactory to, the Administrative Agent; provided that if the Borrower or another Obligor enters into an agreement to finance any pledged After-Acquired Section 1110 Equipment, After-Acquired Slots or After-Acquired Gates within 24 months of the acquisition of such After-Acquired Section 1110 Equipment, After-Acquired Slots or After-Acquired Gates, the Administrative Agent shall, and is hereby directed to, release its Lien on such After-Acquired
Section 1110 Equipment, After-Acquired Slots or After-Acquired Gates upon its receipt from the Borrower of an Officer's Certificate describing in reasonable detail the After-Acquired Section 1110 Equipment, After-Acquired Gates or After-Acquired Slots proposed to be financed and certifying that such transaction complies with the Loan Documents; provided, further, that Control Agreements for deposit accounts and securities accounts shall only be required to the extent required pursuant to clause (d) below and Section 5.11.

         (c) If as of the date of delivery of each Collateral Value Certificate pursuant to Section 5.1(b)(xix) there exists a default under Section 6.4(c), the Borrower shall do one of the following to the extent (but only to the extent) necessary to cure such default: (i) prepay the Loan, (ii) deposit additional Cure Collateral in the Collateral Account, or (iii) prepay the Loan as provided in clause (i) above and deposit additional Cure Collateral as provided in clause (ii) above, in each case, until such default no longer exists (whether as a result of prepayments of the Loan, deposit of additional Cure Collateral or any combination of the foregoing).

         (d) If additional Cure Collateral is being deposited in accordance with Section 5.8(c), such additional Cure Collateral shall be free and clear of any Liens (other than Liens pursuant to the Collateral Documents and Liens expressly permitted by the applicable Control Agreements) and the pledgor(s) shall execute and deliver to the Administrative Agent such Control Agreements (in form and substance reasonably satisfactory to the Administrative Agent) necessary to grant a security interest to the Administrative Agent and shall take all other actions (as are in the reasonable judgment of the Administrative Agent) necessary or desirable to cause the Liens created thereby to be perfected first priority Liens (other than Liens expressly permitted by the applicable Control Agreements) under applicable law and shall otherwise comply with the provisions of the applicable Collateral Documents that apply to a pledge of such Collateral.

         (e) In connection with each prepayment or pledge of additional Cure Collateral pursuant to subsection (c) of this Section 5.8, the Borrower shall deliver to the Administrative Agent a Collateral Value Certificate which establishes that the default under Section 6.4(c) no longer exists.

         Section 5.9 Employee Benefit Plans. Each Obligor will ensure that the Plans and Multiemployer Plans with respect to which the Obligors may have any liability are operated in compliance with all applicable laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         Section 5.10 FAA Matters; Citizenship. Each Air Carrier shall at all times hereunder hold a certificate under 49 U.S.C. Section 41102(a)(1) as currently in effect or as may be amended or recodified from time to time. Each Air Carrier and any other Obligor engaged in operations as an "air carrier" will at all times hereunder be a United States Citizen holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

         Section 5.11 Control of Deposit Accounts and Securities Accounts. The Obligors shall maintain deposit accounts and securities accounts with an aggregate balance at all times equal to at least the Minimum Available Cash Amount with banks or financial institutions with which they and the Administrative Agent have entered into control agreements in form and substance reasonably satisfactory to the Administrative Agent (each, a "Control Agreement"). If the Borrower deposits Cure Collateral to the Administrative Agent pursuant to Section 5.8(c), the Borrower shall cause such Cure Collateral to be deposited in the Collateral Account.

         Section 5.12 Contractual Obligations. Each Obligor will perform, observe or fulfill the obligations, covenants and conditions contained in each of its Contractual Obligations, provided that a failure to so perform, observe or fulfill such obligations, covenants and conditions that (i) could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect or (ii) does not preclude continued operations by the Obligors at any of the airport terminals listed on Schedule 4.20 shall not constitute a breach of this Section 5.12.

         Section 5.13 Slot Utilization.

         (a) As soon as available, but in any event no later than the date on which each report referred to in clause (i) below is submitted to the FAA, the Borrower shall deliver to the Administrative Agent each of the following: (i) a true and complete copy of each Slot Utilization report required to be delivered to the FAA under the Slot Regulations, (ii) any related requests for waivers or other documentation provided to the FAA in connection therewith, and (iii) a Slot Utilization Report, in the form of Exhibit I (a "Slot Utilization Report"), of Slot Utilization during the period covered by the report to the FAA referred to in (i) above.

         (b) Subject to transfers, exchanges and other dispositions permitted by this Agreement and the SGR Security Agreement, from and after the Closing Date, each Obligor shall cause the FAA Slots to have sufficient Slot Utilization, for purposes of the Slot Regulations, and shall at the end of Week 4 of any respective Two-Month FAA Reporting Period for Slots, present to the Administrative Agent a certification from the Borrower that the Borrower intends to effectuate full compliance with all of the slot utilization covenants pursuant to exchanging slots at such airports with third party air carriers and such officer has no reason to believe that the Borrower will fail to comply with the Slot Regulations; provided, however, that the Obligors shall not be required to so utilize Secondary Slots to the extent the Obligors determine that such Secondary Slots are no longer commercially required.

         (c) Subject to transfers, exchanges and other dispositions permitted by this Agreement and the SGR Security Agreement, utilize any Foreign Slots in a manner consistent in all material respects with applicable regulations and contracts in order reasonably to preserve its right to hold and operate the Foreign Slots, taking into account any waivers or other relief granted by any applicable Aviation Authority; provided, however, that the Obligors shall not be required to so utilize Foreign Slots that do not constitute Appraised Collateral and are not associated with any Primary Routes (as defined in the SGR Security Agreement).

         (d) The Obligors shall maintain personnel, policies, procedures and a computer database for the monitoring, utilization and management of the FAA Slots in compliance with the Slot Regulations so as to ensure, to the greatest extent operationally feasible, that no FAA Slot becomes subject to withdrawal by the FAA or is otherwise revoked or terminated based upon the failure to comply with the Slot Regulations.

         Section 5.14 Stock Exchange Listing. The Borrower will comply in all material respects with all applicable corporate governance listing standards of the New York Stock Exchange (or any other national securities exchange or national automated interdealer quotation system listing the Borrower's common stock), including standards relating to the composition, duties and responsibilities, and functioning of boards of directors and board committees.

         Section 5.15 Further Assurances. Promptly upon the request of the Administrative Agent, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to maintain and ensure the validity, effectiveness, priority and perfection of the Administrative Agent's Liens pursuant to the Collateral Documents.

         Section 5.16 Credit Rating. The Borrower agrees to obtain at the end of each fiscal quarter (or, if the aggregate outstanding principal amount of the Loan is less than $600,000,000, each Fiscal Year) for the term of the Loan, and at the expense of the Borrower, Credit Ratings from S&P and Moody's, which ratings may be obtained by subscribing to S&P's and Moody's' ongoing rating monitoring services, if available.

         Section 5.17 Collateral Reports and Appraisals. The Borrower shall deliver or cause to be delivered to the Administrative Agent the following:

         (a) Appraisal Reports. Appraisal Reports, and each Obligor shall permit the Administrative Agent to have an Appraiser conduct appraisals for such Appraisal Reports, at the Borrower's expense, for purposes of determining eligibility and monitoring the value of such Collateral as follows:

                  (i) with respect to Spare Engines, one time per Fiscal Year using the Desk-top Spare Engines Appraisal Methodology and one time per Fiscal Year based on physical inspection;

                  (ii) with respect to Spare Parts, three times per Fiscal Year using the Desk-top Spare Parts Appraisal Methodology and one time per Fiscal Year based on physical inspection;

                  (iii) with respect to Aircraft, one time per Fiscal Year using the Desk-top Aircraft Appraisal Methodology and one time per Fiscal Year based on physical inspection; and

                  (iv) with respect to all other Collateral, once per Fiscal
         Year;

                  provided, however, that if a Default or Event of Default has occurred and is continuing, the Administrative Agent may request, at the Borrower's expense, such additional Appraisal Reports of any or all of the Collateral in the Administrative Agent's discretion; provided, further, that if additional assets become Appraised Collateral, the Administrative Agent may request, at the Borrower's expense, such additional Appraisal Reports with respect to such assets in the Administrative Agent's discretion.

         (b) Field Examinations. Field examination reports with respect to Accounts, and each Obligor shall permit the Administrative Agent to conduct field examinations for such reports, at the Borrower's expense, for purposes of determining eligibility and monitoring the value of such Collateral, two times per Fiscal Year; provided, however, that so long as a Default or Event of Default shall not have occurred and be continuing, such field examination shall not be materially disruptive to the business of the Obligors; provided, further, that if a Default or Event of Default has occurred and is continuing, the Administrative Agent may request, at the Borrower's expense, such additional field examinations in the Administrative Agent's discretion.

         (c) Engine Reports. By the tenth Business Day of January, April, July and October of each year, commencing with such date in July 2006, a report stating, with respect to each Eligible Spare Engine as of the last day of the calendar month immediately preceding the date of such report prior to the date of such report: (i) if such Engine is then installed on an airframe, the applicable Obligor's tail number of such airframe, or, if not so installed, the status and location of such Engine, (ii) the hours and cycles of operation of such Engine since new and since its last major overhaul and (iii) the most limiting life limited part on such engine (the "limiter") and the cycles remaining on such limiter.

         (d) Other Information. Such other reports, statements and reconciliations with respect to the Eligible Collateral or any of the other Collateral of any or all of the Obligors as the Administrative Agent shall from time to time request in its reasonable discretion.

         Section 5.18 Software. The Borrower hereby agrees that it shall maintain a spare parts inventory tracking system at all times prior to the Maturity Date.

         Section 5.19 Cape Town Convention. With respect to the Cape Town Convention which has been ratified by, and is in full force and effect in the United States of America, the parties hereto hereby agree to permit the interests created under the Loan Documents to constitute International Interests under the Cape Town Convention. Upon request by the Administrative Agent, the Borrower at its own cost and expense shall from time to time do or cause to be done any and all acts and things (other than acts and things under the control of the Administrative Agent) which may be required or desirable (in the reasonable opinion of Administrative Agent) to ensure that each of the Secured Parties has the full benefit of the Cape Town Convention in connection with any Aircraft and Spare Engines, including:

         (a) any matters connected with registering, perfecting, preserving and/or enhancing any International Interest vested in the Secured Parties with respect to any Aircraft and Spare Engines and constituted by the Loan Documents;

         (b) entry in to agreements (subordination or otherwise) to protect and/or enhance and/or, improve the priority of any International Interest referred to in the foregoing paragraph (a);

         (c) excluding, in writing, the application of any provisions of the Cape Town Convention that the Administrative Agent may deem desirable in connection with the foregoing, provided in each case that such acts and things do not result in any of the Borrower's other obligations under the Loan Documents being made any greater; and

         (d) if any subsequent action taken by any party, including any permitted sublease or re-registration of any Aircraft or Spare Engines, gives rise to a new International Interest under the Cape Town Convention, registering such interest with the International Registry (as such term is defined in the Cape Town Convention) with the consent of the Administrative Agent, or any duly authorized agent thereof, and any other party hereto as necessary to complete such registration.

         Section 5.20 Post-Closing Matters. The Obligors shall deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.20 within the time periods set forth on such Schedule.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         To induce the other parties to enter into this Agreement (excluding any other Obligor), the Obligors agree with each other party hereto (excluding any other Obligor) that, so long as any of the Obligations (other than contingent indemnification obligations) remain outstanding:

         Section 6.1 Liens and Related Matters.

         (a) Prohibition on Liens. No Obligor will, nor will it permit any other Obligor to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Obligor, whether now owned or hereafter acquired, or any income or profits therefrom, or file or consent to the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, except:

                  (i) Permitted Encumbrances;

                  (ii) (A) Liens existing on the Closing Date on Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities, and on any other assets customarily securing Indebtedness used to acquire, finance or refinance such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities to the extent specified in the grant of the security interest or collateral assignment creating such Lien, in each case, securing Indebtedness used to acquire, finance or refinance such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities, (B) Liens on Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities acquired after the Closing Date created or incurred in connection with the financing of such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities (including a financing transaction referred to in the proviso to Section 5.8(b) with respect to After-Acquired Section 1110 Equipment, After-Acquired Gates or After-Acquired Slots), (C) Liens on Aircraft Related Equipment and related property as contemplated under the GE 2001 Credit Agreement,
         (D) Liens on Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities securing Permitted Refinancing Indebtedness in respect of Indebtedness previously secured by such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities in accordance with subclause (A) or (B) above, including in each case, Liens securing special facility revenue bonds that finance Aircraft Related Facilities, (E) Liens incurred or deposits made in the ordinary course of business to secure the performance of contracts for the purchase of aircraft, (F) Liens in existence on the Closing Date (1) on aircraft and engines (other than Collateral covered by the Aircraft Mortgage) and (2) securing special facility revenue bonds; (G) Liens on assets described on Schedule 1.1(a) and (H) Liens on any insurance and requisition proceeds received with respect to any Aircraft, the benefit of all standard airframe and engine warranties relating to such Aircraft and such other security as is being made available and/or has been made available by any of the Obligors during the 12 months preceding any financing to financiers in the international aviation finance markets for similar aircraft financing transactions, in each case as contemplated under the Airbus Financing Letter Agreement;

                  (iii) other Liens on (A) assets acquired after the Closing Date, (B) Engines or Propellers (each as defined in the Aircraft Mortgage) substituted by the applicable Obligor pursuant to Section 3.5(e) of the Aircraft Mortgage and (C) Airframes substituted by the applicable Obligor pursuant to Section 3.6(a) of the Aircraft Mortgage, in each case, securing or relating to Indebtedness and other liabilities and obligations in each case not otherwise prohibited under this Agreement in an aggregate amount not to exceed $5,000,000 at any time outstanding;

                  (iv) Liens in existence on the Closing Date and described in
         Schedule 6.1(a);

                  (v) judgment and attachment Liens not (A) giving rise to an Event of Default or (B) relating to an action or judgment giving rise to an Event of Default under Section 7.1(h);

                  (vi) Liens on the assets of any entity or on any asset existing at the time such entity or asset is acquired by an Obligor, whether by merger, consolidation, purchase of assets or otherwise; provided that (A) such Liens are not created, incurred or assumed by such entity in contemplation of or in connection with the financing of such entity's being acquired by an Obligor, (B) such Liens were created to secure the financing of Aircraft Related Equipment or other specific assets, (C) such Liens do not extend to any other assets of any Obligor other than the assets acquired with such financing and (D) the Indebtedness secured by such Liens is permitted pursuant to this Agreement;

                  (vii) (A) leases or subleases of real or personal property granted by any Obligor to other Persons not interfering in any material respect with the ordinary conduct of the business of the Obligors, taken as a whole, (B) leases and/or subleases of Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities to any Obligor or any US Airways Express affiliate that is not an Obligor and operates such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities for the Borrower or another Obligor pursuant to a services agreement with the Borrower or such Obligor, which lease or sublease is entered into in connection with the debt financing or leasing of such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities, as applicable, and the assignment of any such lease or sublease and the proceeds thereof, in the case of a lease, to any Person owed Indebtedness used to acquire such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities or, in the case of a sublease, to any Person leasing such Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities to the Borrower or such Obligor, and (C) Liens on an Obligor's interest as lessee or sublessor in respect of any Aircraft Related Equipment, Gates, Slots or Supporting Route Facilities or interests related thereto (including without limitation subleases, refunds or rebates, security deposits, rent, supplemental rent, reserves, or return condition adjustment payments);

                  (viii) Liens on cash and Cash Equivalents securing (A) reimbursement obligations in respect of letters of credit issued for the account of any Obligor in the ordinary course of business and consistent with past practice, so long as the aggregate amount of such cash and Cash Equivalents does not exceed 115% of the maximum available amount under the secured letters of credit, (B) reimbursement or other margin requirements in connection with transactions contemplated by the proviso in Section 6.12, (C) prepaid fuel and healthcare expenses in the ordinary course of business and consistent with past practice and
         (D) obligations in respect of the financing of Credit Card holdbacks, so long as the aggregate amount of such cash and Cash Equivalents does not exceed the amount of the holdbacks subject to such financing;

                  (ix) Liens on assets pledged in connection with a Replacement Secured Financing; provided that the Borrower prepays the Loan with the Net Issue Proceeds of such Replacement Secured Financing as provided in
         Section 2.5(a);

                  (x) Liens on assets pledged to secure a Permitted Acquisition Financing; provided, that the Liens attach only to assets acquired in connection with the acquisition financed by such Permitted Acquisition Financing;

                  (xi) any renewal or substitution of any Lien for any of the preceding clauses (ii), (iv),(vi), (ix) or (xiv); provided that any such Liens are not extended to additional assets;

                  (xii) (A) purchase money Liens granted by the Borrower or any of its Subsidiaries securing purchase money Indebtedness in an aggregate principal amount not to exceed $10,000,000 incurred by the Borrower or any of its Subsidiaries to finance 50% or more of the cost of acquiring any fixed assets and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness and (B) purchase money Liens granted by the Borrower or any of its Subsidiaries securing purchase money Indebtedness incurred by the Borrower or any of its Subsidiaries to finance all or more than 90% of the cost of acquiring any fixed assets and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness; provided, however, that in each case, such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed;

                  (xiii) other Liens on (A) assets acquired after the Closing Date, (B) Engines or Propellers (each as defined in the Aircraft Mortgage) substituted by the applicable Obligor pursuant to Section 3.5(e) of the Aircraft Mortgage and (C) Airframes substituted by the applicable Obligor pursuant to Section 3.6(a) of the Aircraft Mortgage, in each case, securing or relating to Indebtedness and other liabilities and obligations in each case not otherwise prohibited under this Agreement in an aggregate amount not to exceed $25,000,000 at any time outstanding, so long as both immediately before and after giving effect to the creation or assumption of such Lien, a Covenant Suspension Period is in effect; provided, that if at the time of the creation or assumption of such Lien, such Lien was permitted under this clause (xiii) based on a Covenant Suspension Period in effect at such time, the subsequent termination of such Covenant Suspension Period shall not cause a violation of this Section 6.1; and

                  (xiv) Liens on the Tempe Property and any Investments permitted pursuant to Section 6.2(xiii), in each case granted in connection with financing the development of such property;

provided that the Obligors may not utilize clauses (ii)(H), (iii) or (xiii) above for any property of any Obligor if such property constitutes Collateral (other than, with respect to clause (ii)(H), Collateral consisting of cash and Cash Equivalents).

         (b) No Restrictions on Subsidiary Distributions. Except (i) as provided herein or in the other Loan Documents, (ii) as described on Schedule 6.1(b),
(iii) for restrictions on the use of proceeds from a permitted financing of Aircraft Related Equipment, Slots or Gates, (iv) Payment Restrictions contained in refinancings or replacements of the financings listed in clause (a)(ii) or
(vi) above that are not more restrictive in a material respect than the corresponding Payment Restrictions in the original financing, or (v) for restrictions binding on an entity at the time such entity first becomes a Subsidiary of an Obligor, whether by merger, consolidation, purchase of assets or otherwise (provided that such restrictions are not created, incurred or assumed by such entity in contemplation of or in connection with the financing of such entity's becoming a Subsidiary of an Obligor), no Obligor will, nor will it permit any other Obligor to, create or otherwise cause to exist any Payment Restriction with respect to any Subsidiary of any Obligor.

         Section 6.2 Investments. No Obligor will, nor will it permit any other Obligor to, make any Investment other than (i) Investments consisting of Cash Equivalents; (ii) accounts receivable if credited or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) payroll advances and advances for business and travel expenses in the ordinary course of business; (iv) Investments made by way of any endorsement of negotiable instruments received by any Obligor in the ordinary course of its business and presented by it to any bank for collection or deposit; (v) stock, obligations or securities received in settlement of amounts owing to any Obligor in the ordinary course of business or in a distribution received in respect of an Investment permitted hereunder; (vi) Investments made in connection with the Trust Agreements; (vii) in addition to any other permitted investments, any other Investments by the Obligors in an aggregate outstanding amount not exceeding $50,000,000 at any time; (viii) Investments pursuant to and in compliance with Section 6.5 or Section 6.9; (ix) Investments made in Excluded Subsidiaries consistent with past practice and not to exceed $10,000,000 per Fiscal Year in the aggregate; (x) Investments in travel or airline related businesses made in connection with Marketing and Service Agreements, alliance agreements, distribution agreements, agreements with respect to fuel consortium or fuel supply, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (x) (excluding Investments existing on the date hereof) shall not exceed $100,000,000 in the aggregate at any time outstanding; (xi) Investments constituting non-cash consideration received in respect of a transaction pursuant to and in compliance with Section 6.13; (xii) Investments existing on the date hereof and set forth on Schedule 6.2; (xiii) Investments received in consideration of the contribution or other disposition of the Tempe Property to a joint venture, partnership or other entity for the purpose of developing the Tempe Property and (xiv) additional Investments not otherwise prohibited under this Agreement, so long as both immediately before and after giving effect to such Investment pursuant to this clause (xiv), a Covenant Suspension Period is in effect; provided, that if at the time of the making of such Investment, such Investment was permitted under this clause (xiv) based on a Covenant Suspension Period in effect at such time, the subsequent termination of such Covenant Suspension Period shall not cause a violation of this Section 6.2.

         Section 6.3 Restricted Payments. No Obligor will, nor will it permit any other Obligor to, directly or indirectly, declare, order, pay, make or set apart, or be obligated to declare, order, pay, make or set apart, any sum for any Restricted Payment, except that:

         (a) the Obligors may prepay (i) Indebtedness which is secured by a Lien on property or assets sold in an Asset Sale which is permitted hereunder or subject to a condemnation, taking, temporary or permanent requisition, or change of grade, or a covered loss under a casualty insurance policy, in each case in this clause (a)(i), to the extent that such Indebtedness is required by its terms to be paid as a result of such Asset Sale, condemnation, taking, temporary or permanent requisition, change of grade, or covered loss, as applicable, (ii) Indebtedness with the proceeds of Permitted Refinancing Indebtedness, or (iii) a Capital Lease of property which is obsolete, worn out or no longer required in the businesses of the Obligors;

         (b) the Obligors may purchase or redeem (i) the Warrants held by AFS Cayman Limited and (ii) Capital Stock (including options on any such Capital Stock or related stock appreciation rights or similar securities) that was issued as compensation from their officers, directors and employees (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any plan or any other agreement under which such Capital Stock or related rights were issued, in an amount not to exceed $1,000,000 per Fiscal Year;

         (c) (i) the Borrower may redeem the US Airways Convertible Notes in a principal amount up to $144,000,000 if (A) (I) the closing sale price of the Borrower's common stock is greater than $24.12 and the Borrower mails the applicable redemption notice to the holders of the US Airways Convertible Notes within 30 days thereof and (II) after giving effect to such a redemption, no Event of Default shall have occurred and be continuing; and (B) (I) the closing sale price of the Borrower's common stock is less than $24.12 per share and the Borrower mails the applicable redemption notice to the holders of the US Airways Convertible Notes within 30 days thereof, (II) at the time of mailing such redemption notice, the Borrower has, and after giving effect to such a redemption, the Borrower expects in good faith to have Unrestricted Cash of at least $1,200,000,000 and (III) after giving effect to such a redemption, no Event of Default shall have occurred and be continuing and (ii) the Borrower may redeem (or cause AWA Holdings to redeem) the AWA Convertible Notes in a principal amount up to $112,000,000;

         (d) the Borrower may pay dividends in respect of its Capital Stock each Fiscal Year in an amount up to 50% of Excess Cash Flow for the immediately preceding Fiscal Year, so long as, both immediately before and after giving effect to such payment, (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrower is in pro forma compliance with the financial covenants in Section 6.4 and (iii) the Borrower has pro forma Unrestricted Cash of at least $1,200,000,000;

         (e) the Borrower shall be permitted to make other payments in respect of subordinated Indebtedness, so long as, both immediately before and after giving effect to such payment, a Covenant Suspension Period is in effect;

         (f) the Borrower shall be permitted to make other payments in respect of Indebtedness (other than Indebtedness that is contractually subordinated to the Loans) so long as, both immediately before and after giving effect to such prepayment, the Borrower has pro forma Unrestricted Cash of at least $1,200,000,000; and

         (g) the Borrower shall be permitted to pay other dividends in respect of its Capital Stock so long as, in the case of this clause (g), both immediately before and after giving effect to such dividend, a Covenant Suspension Period is in effect.

         Section 6.4 Financial Covenants.

         (a) Minimum Available Cash. The Borrower shall not, at the close of any Business Day, permit the aggregate amount of Available Cash to be less than the Minimum Available Cash Amount (as hereinafter defined). The term "Minimum Available Cash Amount" means, at any time, the amount set forth in the table below across from the then aggregate outstanding principal amount of the Loan:

   --------------------------------------- -------------------------------------
   Outstanding Principal Amount                 Minimum Available Cash Amount
   --------------------------------------- -------------------------------------
   >/= $700,000,000                                     $750,000,000
   --------------------------------------- -------------------------------------
   < $700,000,000 and >/= $650,000,000                  $700,000,000
   --------------------------------------- -------------------------------------
   < $650,000,000 and >/= $600,000,000                  $650,000,000
   --------------------------------------- -------------------------------------
   < $600,000,000 and >/= $550,000,000                  $600,000,000
   --------------------------------------- -------------------------------------
   < $550,000,000 and >/= $500,000,000                  $550,000,000
   --------------------------------------- -------------------------------------
   < $500,000,000 and >/= $450,000,000                  $500,000,000
   --------------------------------------- -------------------------------------
   < $450,000,000 and >/= $400,000,000                  $450,000,000
   --------------------------------------- -------------------------------------
   < $400,000,000 and >/= $350,000,000                  $400,000,000
   --------------------------------------- -------------------------------------
   < $350,000,000 and >/= $300,000,000                  $350,000,000
   --------------------------------------- -------------------------------------
   < $300,000,000 and >/= $250,000,000                  $300,000,000
   --------------------------------------- -------------------------------------
   < $250,000,000 and >/= $200,000,000                  $250,000,000
   --------------------------------------- -------------------------------------
   < $200,000,000 and >/= $150,000,000                  $200,000,000
   --------------------------------------- -------------------------------------
   < $150,000,000 and >/= $100,000,000                  $150,000,000
   --------------------------------------- -------------------------------------
   < $100,000,000 and >/= $50,000,000                   $100,000,000
   --------------------------------------- -------------------------------------
   < $50,000,000                                         $50,000,000
   --------------------------------------- -------------------------------------

         (b) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit its ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the four consecutive fiscal quarters ending on the dates specified below, to be less than the applicable ratio specified below:

   ------------------------------------ ----------------------------------
   Period                                       Applicable Ratio
   ------------------------------------ ----------------------------------
   June 30, 2006                                   0.95 to 1.00
   ------------------------------------ ----------------------------------
   September 30, 2006                              0.96 to 1.00
   ------------------------------------ ----------------------------------
   December 31, 2006                               0.92 to 1.00
   ------------------------------------ ----------------------------------
   March 31, 2007                                  0.92 to 1.00
   ------------------------------------ ----------------------------------
   June 30, 2007                                   0.98 to 1.00
   ------------------------------------ ----------------------------------
   September 30, 2007                              1.05 to 1.00
   ------------------------------------ ----------------------------------
   December 31, 2007                               1.11 to 1.00
   ------------------------------------ ----------------------------------
   March 31, 2008                                  1.13 to 1.00
   ------------------------------------ ----------------------------------
   June 30, 2008                                   1.16 to 1.00
   ------------------------------------ ----------------------------------
   September 30, 2008                              1.18 to 1.00
   ------------------------------------ ----------------------------------
   December 31, 2008                               1.21 to 1.00
   ------------------------------------ ----------------------------------
   March 31, 2009                                  1.24 to 1.00
   ------------------------------------ ----------------------------------
   June 30, 2009                                   1.29 to 1.00
   ------------------------------------ ----------------------------------
   September 30, 2009                              1.33 to 1.00
   ------------------------------------ ----------------------------------
   December 31, 2009                               1.37 to 1.00
   ------------------------------------ ----------------------------------
   March 31, 2010                                  1.41 to 1.00
   ------------------------------------ ----------------------------------
   June 30, 2010                                   1.46 to 1.00
   ------------------------------------ ----------------------------------
   September 30, 2010                              1.50 to 1.00
   ------------------------------------ ----------------------------------
   December 31, 2010                               1.54 to 1.00
   ------------------------------------ ----------------------------------
   March 31, 2011                                  1.54 to 1.00
   ------------------------------------ ----------------------------------

; provided, however, that the financial covenant in this clause (b) shall not be applicable if a Covenant Suspension Period is then in effect.

         (c) Minimum Collateral Coverage Ratio. The Borrower shall not permit the Collateral Coverage Ratio to be less than 125% at any time; provided, however, that if at any time, it is determined that the Borrower is not in compliance with the minimum Collateral Coverage Ratio, the Borrower shall, within fifteen (15) Business Days of the date of such determination, prepay the Loan or deposit additional Cure Collateral pursuant to Section 5.8(c), in each case in an amount sufficient to enable the Borrower to comply with the minimum Collateral Coverage Ratio.

         Section 6.5 Restriction on Acquisitions; Change in Fiscal Year.

         (a) No Obligor will, nor will it permit any other Obligor to, acquire by purchase or otherwise all or substantially all of the business, property or assets of any Person or any division or line of business of any Person (excluding purchases and acquisitions in the ordinary course of business by an Obligor of property from any Person not constituting all or substantially all of the property of such Person), or all or substantially all of the Capital Stock or other evidence of beneficial ownership of any Person, or acquire any Person as a new Subsidiary, except that the Obligors may make acquisitions of Capital Stock, the assets and/or the business of another Person (including any division or line of business of such Person) or acquire any Person as a new Subsidiary so long as (i) the acquisition primarily involves the acquisition of assets to be used in the business of an Obligor as engaged in by such Obligor on the date hereof, (ii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to the acquisition, the Obligors shall be in compliance on a Pro Forma Basis with Section 6.4 (in the case of Section 6.4(b), based on Consolidated EBITDAR for the four quarters ended as of the end of the most recently ended fiscal quarter) and such compliance shall be evidenced by an Officer's Certificate of the Borrower demonstrating such compliance, (iv) prior to the consummation of such acquisition, neither S&P nor Moody's shall have lowered the Credit Rating to below B- and B3, respectively, as a result of such acquisition (whether or not in combination with other factors), (v) the aggregate purchase price in connection with all such acquisitions (including therein any Indebtedness assumed in connection with such acquisitions) consummated after the date hereof does not exceed $100,000,000 during any twelve
(12) month period and $300,000,000 in the aggregate during the term of the Loan,
(vi) if the acquisition is structured as a consolidation or merger, it complies with Section 6.9, and (vii) the Obligors comply with their obligations under
Section 5.8(a) and/or (b) with respect to the properties, assets or Person so acquired (as applicable).

         (b) No Obligor shall change its Fiscal Year.

         Section 6.6 Sales-Leasebacks. Except with respect to Aircraft Related Equipment, no Obligor will, nor will it permit any other Obligor to, directly or indirectly, become liable after the Closing Date as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, in each case which (a) an Obligor has sold or transferred or is to sell or transfer to any other Person (other than another Obligor) or (b) an Obligor intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Obligor to any Person (other than another Obligor) in connection with such lease; provided that after the Closing Date the Obligors may become and remain liable as lessee, guarantor or other surety with respect to (i) any such lease if and to the extent that (A) the annual aggregate rentals under all such leases (other than leases with respect to Aircraft Related Equipment) shall not exceed $30,000,000 and (B) the Obligors comply with any prepayment obligations under Section 2.5(b), and (ii) in addition to those leases permitted under clause (i) above, additional leases if and to the extent that (A) the annual aggregate rentals under all such leases (other than leases with respect to Aircraft Related Equipment) shall not exceed $20,000,000, (B) the Obligors comply with any prepayment obligations under Section 2.5(b), and (C) both immediately before and after giving effect to such lease pursuant to this clause (ii), a Covenant Suspension Period is in effect; provided, that if at the time of entering into such lease, such lease was permitted under this clause (ii) based on a Covenant Suspension Period in effect at such time, the subsequent termination of such Covenant Suspension Period shall not cause a violation of this Section 6.6; and provided, further, that the restrictions contained in this Section 6.6 shall not apply to the transactions described on Schedule 6.6.

         Section 6.7 Transactions with Affiliates.

         (a) No Obligor shall, directly or indirectly, (i) sell, lease, transfer or otherwise dispose of any of its properties or assets, or issue securities to,
(ii) purchase any property, assets or securities from, (iii) make any Investment in or (iv) enter into any contract or agreement with or for the benefit of, any Affiliate that is not an Obligor or holder (other than an Obligor) of 5% or more of any class of Capital Stock (and any Affiliate of such holder) of any Obligor (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under Section 6.7(b) and (y) Affiliate Transactions (including lease transactions) which are on fair and reasonable terms no less favorable to such Obligor than those as might reasonably have been obtainable at such time from an unaffiliated party; provided that if an Affiliate Transaction or series of related Affiliate Transactions involves or has a value in excess of $10,000,000, such Obligor shall not enter into such Affiliate Transaction or series of Affiliate Transactions unless a majority of the disinterested members of the board of directors of the Borrower shall reasonably and in good faith determine that such Affiliate Transaction is fair and reasonable to such Obligor or is on terms no less favorable to such Obligor than those that might reasonably have been obtained at such time from an unaffiliated party. For purposes of this
Section 6.7, Section 9.9 notwithstanding, the determination of whether a transaction is "fair" shall be governed by the Delaware General Corporation Law, including decisional law thereunder.

         (b) The provisions of Section 6.7(a) shall not apply to (i) the agreements listed on Schedule 6.7(b) as in effect on the Closing Date or any transaction contemplated thereby; (ii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of any Obligor or Excluded Subsidiary, as determined by the board of directors of such Obligor or the senior management of the Borrower in good faith; (iii) any Restricted Payments permitted by Section 6.3; (iv) transactions contemplated by the Marketing and Service Agreements; and (v) transactions between any Obligor with any employee labor unions or other employee groups of such Obligor provided such transactions are not otherwise prohibited by this Agreement. The Obligors expressly acknowledge and agree that, in the case of any sale, transfer or other disposition of assets or property which are Collateral from one Obligor to another Obligor (or to an Excluded Subsidiary), whether pursuant to this Section 6.7, Section 6.9 or otherwise, the Lien of the Administrative Agent in such assets or property immediately prior to such sale, transfer or other disposition shall continue and survive such transaction and remain attached to (and perfected in) such assets or property following such transaction, and each Obligor which takes title to such assets or property acknowledges and agrees that such title is subject to the Lien of the Administrative Agent.

         Section 6.8 Conduct of Business. From and after the date hereof, (a) no Obligor shall engage in any principal line of business other than (i) the businesses engaged in by the Obligors on the date hereof and related businesses and (ii) such other lines of business as may be consented to by the Requisite Lenders, and (b) each of the Excluded Subsidiaries shall not engage in any business other than the business engaged in by it on the Closing Date.

         Section 6.9 Merger or Consolidation. No Obligor will consolidate with or merge with any other Person or convey, lease or transfer its properties and assets substantially as an entirety to any Person, unless: (i) (a) in the case of a consolidation or merger involving a Principal Obligor, such Principal Obligor is the surviving entity, or (b) in the case of a consolidation or merger involving any other Obligor, such Obligor is the surviving entity or if such Obligor is not the surviving entity, such surviving entity or the Person that acquires by conveyance, lease or transfer the properties and assets of such Obligor substantially as an entirety, shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume, by an agreement executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, all of such Obligor's obligations under each Loan Document to which it is a party; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and immediately after giving effect to such transaction, the Borrower shall be in compliance, on a Pro Forma Basis, with
Section 6.4 (in the case of Section 6.4(b), based on Consolidated EBITDAR for the four quarters ended as of the end of the most recently ended fiscal quarter); and (iii) the Borrower has delivered to the Administrative Agent an Officer's Certificate and an opinion of counsel from counsel reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, stating that such consolidation, merger, conveyance, lease or transfer and such agreement comply with this
Section 6.9 and that all conditions precedent herein provided for relating to such transaction have been complied with and addressing such other matters as may be reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 6.9, (A) any Obligor may merge or consolidate with any other Obligor; provided that in the case of each such merger or consolidation involving a Principal Obligor, such Principal Obligor shall be the continuing or surviving Person, (B) any Obligor (other than a Principal Obligor) may convey, lease or transfer its properties and assets substantially as an entirety to any other Obligor and (C) any Principal Obligor may merge or consolidate with any other Principal Obligor; provided that in the case of each such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person.

         Section 6.10 Limitations on Amendments.

         (a) No Obligor shall amend, waive or modify, nor shall it consent to or request any amendment, waiver or modification, of any of the material terms, conditions, representations and covenants contained in any Indebtedness for borrowed money that (i) shortens the final maturity date of such Indebtedness to a date earlier than 180 days after the Maturity Date (without giving effect to any amendment, waiver or modification, the "Initial Indebtedness") or (ii) requires the acceleration of the final scheduled maturity date and/or any principal payments, including but not limited to scheduled payments and mandatory prepayments, and/or increases the principal amount payable on any date (including, without limitation, pursuant to mandatory prepayments) prior to the dates of analogous payments of such Initial Indebtedness; provided, however, that this Section 6.10(a) shall not prohibit the incurrence of Permitted Refinancing Indebtedness, the repayment of the Indebtedness being refinanced, or any amendment, waiver or modification of the terms of the Indebtedness being refinanced necessary to effect such repayment.

         (b) No Obligor will, nor will it permit any other Obligor to, amend, adopt or terminate any Plan (i) unless such action could not reasonably be expected to have a Material Adverse Effect, or (ii) in any manner that could reasonably be expected to give the PBGC a sound and just basis to commence Proceedings against the Obligors on the basis that such action constitutes a subsequent change in connection with the Obligor's termination or replacement of the defined benefit Retirement Income Plan for Pilots of US Airways, Inc. with the 2003 Pilots Defined Contribution Plan.

         (c) No Obligor shall amend, restate, supplement or modify (or consent to or permit any amendment, restatement, supplement or modification of) its Investment Guidelines without the prior written consent of the Administrative Agent; provided, that, for the avoidance of doubt, this Section 6.10(c) shall not be deemed to prohibit the adoption of the Investment Guidelines by any Obligor.

         Section 6.11 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale (including sale-leaseback transactions not prohibited by this Agreement), (b) restrictions by reason of customary provisions restricting pledges, Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) negative pledges contained in the Airbus Financing Letter Agreement and Permitted Acquisition Financing (and any Permitted Refinancing Indebtedness thereof), and (d) Permitted Refinancing Indebtedness of Indebtedness outstanding on the Closing Date, after the date hereof, no Obligor will, nor will it permit any other Obligor to, enter into any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon any of its properties or assets, whether now owned or hereafter acquired to the extent that such properties or assets are required to be pledged to secure the Obligations.

         Section 6.12 Speculative Transactions. No Obligor will, nor will it permit any other Obligor to, become a general partner in any general or limited partnership or joint venture engaged or involved in, nor will any Obligor engage in any transaction involving, commodity options or future contracts or any similar speculative transactions; provided, however, that the following transactions shall not be prohibited by this Section 6.12: (i) transactions designed to hedge against fluctuations in fuel costs, entered into in the ordinary course of business, consistent with past business practice or then current industry practice, and not entered into for speculative purposes, (ii) transactions designed to hedge interest rates entered into in the ordinary course of business with respect to notional amounts not to exceed actual or anticipated Indebtedness and not entered into for speculative purposes and (iii) transactions designed to hedge against risks associated with fluctuations in currencies entered into in the ordinary course of business, and not entered into for speculative purposes.

         Section 6.13 Asset Sales. No Obligor will, nor will it permit any other Obligor to, directly or indirectly, consummate any Asset Sale, except that the following Asset Sales shall be permitted: (i) any Asset Sales if and to the extent that the aggregate Net Cash Proceeds from all such Asset Sales does not exceed $250,000,000 per Fiscal Year (subject to compliance with Section 2.5(b), if applicable), (ii) sale-leasebacks not prohibited by Section 6.6 (subject to compliance with Section 2.5(b), if applicable), (iii) any sale or disposition of Spare Parts in the ordinary course of business (subject to compliance with Section 2.5(b), if applicable); provided, however, that the aggregate Appraised Value of all Spare Parts sold or disposed of pursuant to this clause (iii) shall not exceed 15% of the Appraised Value of the Spare Parts set forth in the Baseline Appraisal; and (iv) other Asset Sales so long as both immediately before and after giving effect to such Asset Sale pursuant to this clause (iv), a Covenant Suspension Period is in effect (subject to compliance with Section 2.5(b), if applicable); provided, however, that with respect to each Asset Sale pursuant to this Section 6.13, (a) the consideration received in respect of such Asset Sale is at least equal to the Fair Market Value of the assets subject to such Asset Sale and (b) at least 85% of the value of the consideration received by such Obligor in respect of such Asset Sale (net of the amount of any Indebtedness secured by the assets sold in such Asset Sale which is assumed by the purchaser thereof) is in the form of cash or Cash Equivalents.

         Section 6.14 Hazardous Materials. No Obligor shall cause or knowingly permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Collateral where such Release would (a) violate in any respect, or form the basis for any Liabilities pursuant to Environmental Laws, or (b) otherwise adversely effect the value or marketability of any of the Collateral, other than in the case of each of clauses (a) and (b), such violations, Releases or Liabilities pursuant to Environmental Laws that could not reasonably be expected to have a Material Adverse Effect.

         Section 6.15 ERISA Events. No Obligor shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a lien under Section 412 of the Internal Revenue Code or
Section 302 or 4068 of ERISA or (ii) an ERISA Event, except in each case to the extent such lien or such ERISA Event could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

         Section 7.1 Events of Default. Each of the following events shall constitute an "Event of Default":

         (a) (i) failure by the Borrower to pay any installment of principal of the Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise or (ii) failure by the Borrower to pay any interest on the Loan or any fee or any other amount due under this Agreement or any other Loan Document within five (5) Business Days after the date due; or

         (b) any Obligor (i) fails to make when due (after giving effect to applicable cure or grace periods, and whether as primary obligor or as guarantor or other surety) payments in respect of rents, principal, interest or premium or other payments, if any, under or in respect of one or more Capital Leases or other Indebtedness or Operating Leases (other than Indebtedness referred to in clause (a) of this Section 7.1 and the Juniper Financing) and such failure relates to Capital Leases or other Indebtedness which has a principal amount that equals or exceeds $25,000,000 or Operating Leases under which the aggregate net present value of the remaining basic rent payments (as determined in accordance with the formulas for calculating "net present value" under the applicable leases or for leases without such formulas, in accordance with formulas under leases for comparable terms and comparable amounts) equals or exceeds $25,000,000 or (ii) fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have (A) resulted in the acceleration of, or entitles any Person to accelerate, the payment of Indebtedness (other than the Juniper Financing) owed by such Obligor which, together with all other accelerated Indebtedness and Indebtedness that is entitled to be accelerated, has a principal amount that equals or exceeds $25,000,000, (B) given rise under one or more Operating Leases to obligations by, or rights of any other Person(s) to require, an Obligor to make payments that equal or exceed, or to return assets leased by an Obligor and having a fair market value that equals or exceeds, $25,000,000 or (C) resulted in the termination of or given rise to rights of any other Person(s) to terminate one or more Operating Leases under which the aggregate net present value of the remaining basic rent payments (as determined in accordance with the formulas for calculating "net present value" under the applicable leases or for leases without such formulas, in accordance with formulas under leases for comparable terms and comparable amounts) equals or exceeds $25,000,000; provided that the failure by an Obligor to make one or more payments that are attributable to and relate solely to return conditions under aircraft leases shall not constitute an Event of Default under this Section 7.1(b) so long as the Obligor is, in good faith, disputing the amount of such payments; or

         (c) failure by an Obligor to perform or comply with any term or condition contained in Section 5.2, Section 5.10 or Article VI of this Agreement (other than Section 6.4); or

         (d) any representation, warranty, certification or other statement made by any Obligor in any Loan Document or in any statement or certificate at any time given by any Obligor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         (e) any default by any Obligor in the performance of or compliance with any provision contained in this Agreement or any of the other Loan Documents required to be performed or complied with by it (other than any such provision referred to in any other clause of this Section 7.1) (which in the case of
Section 6.4(c), shall be after giving effect to the Borrower's right to cure such default within the time period provided in Section 6.4(c)), and (i) with respect to a default under Section 6.4(a), such default shall not have been waived within two (2) Business Days after the date of such default and (ii) with respect to any other default, such default shall not have been remedied or waived within thirty (30) days after the earlier of (A) a Responsible Officer of a Principal Obligor obtaining knowledge of such default (which, in the case of Section 6.4(b), will be presumed to have occurred no later than the date of the delivery of financial statements pursuant to Section 5.1 for the end of the accounting period as of which such default exists) or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

         (f) (i) a court shall enter a decree or order for relief in respect of any Obligor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other relief described in clause (ii) below or other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Obligor seeking (A) relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Obligor, or over all or a substantial part of its property, or (C) the appointment of an interim receiver, trustee or other custodian of any Obligor for all or a substantial part of its property, and any such event described in this clause (ii) against such Obligor shall continue for 60 days without being dismissed or discharged; or (iii) a warrant of attachment, execution or similar process shall have been issued against all or any substantial part of the property of any Obligor; or

         (g) (i) any Obligor shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of its property; or (ii) any Obligor shall make any assignment for the benefit of creditors; or (iii) the board of directors of any Obligor (or any committee thereof) shall adopt any resolution to approve any of the actions referred to in clauses (i) or (ii) above; or

         (h) (i) one or more final judgments or orders for the payment of money in an aggregate amount in excess of $25,000,000 and which are not covered by insurance (treating any deductibles, self-insurance (except to the extent reinsured) or retention as not so covered) or (ii) one or more non-monetary judgments or orders that could reasonably be expected to have a Material Adverse Effect shall have been entered against one or more Obligors and, in each case, shall remain undischarged or unstayed, by reason of a pending appeal or otherwise, for a period in excess of sixty (60) days; or

         (i) any order, judgment or decree shall be entered against any Obligor decreeing the dissolution of such Obligor and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

         (j) (i) (A) any of the Loan Documents shall cease to be enforceable against any Obligor party thereto or in full force and effect or (B) any Obligor shall so assert or (ii) (A) any Lien under the Collateral Documents on any Eligible Collateral with a fair market value in excess of $1,000,000 in the aggregate or a material portion of any other Collateral that does not constitute Eligible Collateral shall cease to be valid and enforceable and of the same effect purported to be created thereby or shall fail or cease to be a perfected Lien with the priority required by the applicable Collateral Document, or (B) any Obligor shall so assert the invalidity or lack of enforceability, perfection or priority of any such Lien and, in the case of clause (ii)(A) of this subsection (j), such default shall continue unremedied for a period of ten (10) days; or

         (k) any of the insurance coverages required to be maintained by the Obligors pursuant hereto or under the Collateral Documents shall lapse, terminate or otherwise cease to be in full force and effect, other than coverage of losses and liabilities that in the aggregate are reasonably expected to be immaterial to the operations or financial condition of the Obligors taken as a whole; or

         (l) any Obligor shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

         (m) (i) Primary Slots, (x) shall have been withdrawn by the FAA or otherwise revoked or terminated by or with the FAA on a final basis after all appeals have been exhausted during the term of the Loan as the result of failure by any Obligor or by any lessee or licensee of any Obligor to comply with the Slot Regulations and (y) the aggregate Appraised Value of such Slots (which Appraised Value shall be based on the then current Appraisal Report as of the date of such withdrawal, revocation or termination) shall have exceeded 50% of the aggregate Appraised Value of all Slots set forth in the Baseline Appraisal; or (ii) any Obligor implements a cessation, cancellation or curtailment of flight operations or a change in flight schedules which, assuming no subsequent further action (such as the sale, lease or trade of the affected Slots or their allocation to new or additional flights) is taken, could reasonably be expected to result in the withdrawal by the FAA or other revocation or termination based upon failure to comply with the Slot Regulations of Primary Slots, the aggregate Appraised Value of which (as of the date of such cessation, cancellation or curtailment) exceeds 50% of the aggregate Appraised Value of all Slots set forth in the Baseline Appraisal; it being understood, however, that an Event of Default shall not have occurred under this clause (ii) if the Primary Slots otherwise affected are sold, leased or traded in arm's length transactions or allocated to new or additional flights prior to the implementation of such cessation, cancellation or curtailment of flight operations or change in flight schedules; or

         (n) (i) any ERISA Event occurs which could, individually or in the aggregate, reasonably be expected to result in liability to any Obligor in an amount which would exceed $25,000,000, (ii) any Lien shall arise on the assets of any Obligor in favor of the PBGC or a Plan to the extent that such Lien could reasonably be expected to result in liability to any Obligor in an amount which would exceed $25,000,000 or (iii) any Obligor makes any payment in excess of $25,000,000 as a result of an ERISA Event; or

         (o) suspension of all or substantially all of the Obligors' flight and other operations for longer than two days (excluding, however, any such suspension as a result of an order by an Aviation Authority due to a force majeure or any other extraordinary event similarly affecting all major U.S. commercial carriers).

         Section 7.2 Remedies. During the continuance of any Event of Default, the Administrative Agent may, and at the request of the Requisite Lenders, shall declare that the Loan, all interest thereon and all other amounts and Obligations payable under this Agreement to be immediately due and payable, whereupon the Loan, all such interest and all such amounts and Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default specified in clause (f) or (g) of Section 7.1, the Loan, all such interest and all such amounts and Obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents or any other remedies provided by applicable law.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

         Section 8.1 Appointment and Duties.

         (a) Appointment of Administrative Agent. Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 8.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

         (b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

         (c) Limited Duties. Under the Loan Documents, the Administrative Agent
(i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.3(e) with respect to the Register and in Section 8.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Administrative Agent", the terms "agent", "administrative agent" and "collateral agent" and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

         Section 8.2 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Requisite Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Requisite Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

         Section 8.3 Use of Discretion.

         (a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

         (b) Right Not to Follow Certain Instructions. Notwithstanding clause
(a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

         Section 8.4 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Administrative Agent.

         Section 8.5 Reliance and Liability.

         (a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.2(c), (ii) rely on the Register to the extent set forth in Section 2.3(e), (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

         (b) None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each other Secured Party, hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

                  (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

                  (ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

                  (iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Obligor in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Obligor, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

                  (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled "notice of default" (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, each other Secured Party, the Borrower and each other Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent based thereon.

         Section 8.6 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Capital Stock of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms "Lender", "Requisite Lender" and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Requisite Lenders, respectively.

         Section 8.7 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Obligor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor that may come in to the possession of the Administrative Agent or any of its Related Persons.

         Section 8.8 Expenses; Indemnities.

         (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor and without limiting their obligation to do so) promptly upon demand for such Lender's pro rata share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

         (b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor and without limiting their obligation to do so), from and against such Lender's aggregate pro rata share with respect to the Loan of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

         Section 8.9 Resignation of Administrative Agent.

         (a) The Administrative Agent may resign at any time by delivering 10 days' prior notice of such resignation to the Lenders and the Borrower. If the Administrative Agent delivers any such notice, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If, within 10 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Requisite Lenders that has accepted such appointment, then the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders, or, if no successor Administrative Agent has accepted appointment as Administrative Agent, the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder. Each appointment of a successor Administrative Agent under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default or an Event of Default.

         (b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and (ii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents. Subject to its rights under Section 8.2, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

         Section 8.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(iii) below, release or subordinate) the following:

         (a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Capital Stock of such Subsidiary owned by the Borrower or any of its Subsidiaries are sold in a sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.8; and

         (b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold by an Obligor (A) in a sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.8 after giving effect to such sale have been granted and with respect to which the relevant Obligor complies with Section 2.5(b), as applicable, or (B) in connection with any Replacement Secured Financing with respect to which the relevant Obligor complies with Section 2.5(a), (ii) any Collateral to the extent the release of any Lien in such Collateral is permitted or required under any Loan Document (including, without limitation, the proviso in Section 5.8(b)) and (iii) all of the Collateral and all Obligors, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations as to which claims have been asserted or are pending, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and
(D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of mutual liability releases from the Obligors and the Administrative Agent, each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10; provided, that the Administrative Agent shall not be obligated to release any guaranty or Lien pursuant to this Section 8.10 until its receipt from the Borrower of an Officer's Certificate certifying that such release complies with this Section 8.10, and the Administrative Agent shall be fully protected in relying on such Officer's Certificate in connection therewith.

         Section 8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article VIII, Section 9.5, Section 9.6 and Section
9.16 and the decisions and actions of the Administrative Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.7 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Secured Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Amendments, Waivers, Etc.

         (a) Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or the Administrative Agent with the consent of the Requisite Lenders), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

                  (i) no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following:

                           (1) increase the Commitment of such Lender or subject
                  such Lender to any additional obligations;

                           (2) extend the scheduled final maturity of the Loan
                  or change the amount of or extend the scheduled date fixed for the payment of any principal of the Loan (it being understood that the waiver of any mandatory prepayment of the Loan pursuant to Section 2.5 shall not constitute an extension of any scheduled date fixed for the payment of any principal of the Loan);

                           (3) decrease the rate of interest on the Loan (other
                  than as a result of waiving the applicability of any post-default increase in interest rates) or any fee, indemnity or other amount payable to such Lender or extend any date fixed for payment of such interest, indemnity or other amount or fees (it being understood that the waiver of any mandatory prepayment of the Loan pursuant to Section 2.5 shall not constitute an extension of any date fixed for payment of such interest, indemnity or other amount or fees);

                           (4) amend the definition of "Requisite Lenders," or
                  this Section 9.1;

                           (5) release all or substantially all of the
                  Collateral or any Subsidiary Guarantor from its guaranty of any Obligation of the Borrower; and

                           (6) modify the application of payments to the Loan
                  under Section 2.8; and

                  (ii) no amendment, modification, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Persons required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

         (b) Execution of Amendments and Waivers by the Administrative Agent. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         (c) Non-Consenting Lenders. In connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, if the consent of the Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a "Non-Consenting Lender"), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request and at its sole cost and expense, the Administrative Agent or an Eligible Lender that is acceptable to the Administrative Agent, and, so long as no Event of Default shall have occurred and be continuing, the Borrower, shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Lender, all of the portion of the Loan of such Non-Consenting Lender for an amount equal to the principal balance of such portion of the Loan held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance; provided, however, that at the time of such replacement, such assignee consents to the proposed amendment, modification, waiver or termination; provided, further, that the failure of any Non-Consenting Lender to execute any such Assignment and Acceptance shall not render such purchase and sale (or the corresponding assignment) invalid.

         Section 9.2 Assignments and Participations; Successors and Assigns.

         (a) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to the Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Eligible Lender acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) such assignments must be ratable among the obligations owing to and owed by such Lender with respect to the Loan Facility, (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment and Acceptance) of the Loans and Commitments subject to any such assignment shall be an integral multiple of $1,000,000, unless such assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates and Approved Funds) entire interest in the Loan Facility or is made with the prior consent of the Borrower and the Administrative Agent and (z) the consent of the Borrower shall not be required for any assignment by the Lenders party hereto on the Effective Date made in connection with the primary syndication of the Loan Facility of their respective Commitments and Loans held on the Effective Date.

         (b) Procedure. The parties to each assignment made in reliance on clause (a) above (other than those described in clause (d) or (e) below) shall deliver to the Administrative Agent (and the Administrative Agent shall keep a copy of all documents required to be delivered) the following: (i) an Assignment and Acceptance, executed by the assignor(s) and the assignees(s), evidencing such assignment; (ii) any existing Note subject to such assignment (or any affidavit of loss therefor acceptable to the Administrative Agent); (iii) any tax forms required to be delivered pursuant to Section 2.11(f), and (iv) an assignment fee in the amount of $3,500; provided, that (1) if an assignment by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such assignment, and (2) if an assignment by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assigning Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such assignment. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Acceptance.

         (c) Effectiveness. Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article VIII, Section 9.5 and Section 9.6 to the extent provided in
Section 8.11); provided, however, that the Obligors shall not be obligated to pay any greater amount under Section 2.9(b) or Section 2.11 to such assignee than the Obligors would have been obligated to pay to the assigning Lender as of the date of such assignment in such Sections prior to such assignment.

         (d) Grant of Security Interests. In addition to the other rights provided in this Section 9.2, each Lender may, without the consent of the Administrative Agent or the Borrower, grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

         (e) Participants and SPVs. In addition to the other rights provided in this Section 9.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and
(y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans) (any such purchaser of a participation being referred to as a "Participant"); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or Participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Obligors and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such Participant and SPV shall be entitled to the benefit of Sections 2.9, 2.10 and 2.11, but only to the extent such Participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.11(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or Participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or Participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (2) and (3) of Section 9.1(a)(i) and, in the case of Participants, except for those described in Section 9.1(a)(i)(5). Notwithstanding the foregoing, each Lender agrees that none of the following Persons shall become a Participant hereunder: (I) an airline, a commercial aircraft operator, an air freight forwarder or an entity principally engaged in the business of parcel transport by air, or (II) an Affiliate of any Person described in clause (I) above. No party hereto shall institute (and the Borrower shall cause each other Obligor not to institute) against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

         (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that except as otherwise expressly provided herein, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders and the Administrative Agent (and any attempted assignment or transfer by an Obligor without such consent shall be null and void).

         Section 9.3 Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Obligors agree to pay promptly (i) all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and all documents relating thereto (including reasonable legal fees and expenses), (ii) all reasonable costs and expenses incurred by the Administrative Agent in connection with any consents, amendments, waivers or other modifications hereto (including reasonable legal fees and expenses) and
(iii) all costs and expenses, including reasonable legal fees and expenses incurred by the Administrative Agent and the Lenders in enforcing any Obligations of, or in collecting any payments due from, the Obligors hereunder or under the other Loan Documents, including any such costs and expenses incurred after the filing of a bankruptcy or insolvency proceeding with respect to any Obligor.

         Section 9.4 Indemnities.

         (a) Each Obligor agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an "Indemnitee") from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, the Refinancing, or any securities filing of, or with respect to, the Borrower and its Subsidiaries, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Borrower, its Subsidiaries or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys' fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the "Indemnified Matters"); provided, however, that the Obligors shall not have any liability under this
Section 9.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Obligor waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

         (b) Without limiting the foregoing, "Indemnified Matters" includes all Environmental Claims, including those arising from, or otherwise involving, any property of the Borrower or any of its Subsidiaries or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of the Borrower or any of its Subsidiaries, whether or not, with respect to any such Environmental Claims, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to the Borrower or any of its Subsidiaries or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries through any foreclosure action, in each case except to the extent such Environmental Claims (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Obligor and (ii) are attributable solely to acts of such Indemnitee.

         Section 9.5 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, to the fullest extent permitted by law, the Administrative Agent, each Lender and each of their respective Affiliates are hereby authorized by the Obligors at any time or from time to time, with notice to the Obligors and to each other Lender and the Administrative Agent, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness at any time held or owing by the Administrative Agent or that Lender to or for the credit or the account of any Obligor against and on account of the obligations and liabilities of such Obligor to the Administrative Agent or that Lender under this Agreement, the Guaranty, the Notes and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Guaranty, the Notes, or any other Loan Document, irrespective of whether or not (i) the Administrative Agent or that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loan or any other amounts due hereunder shall have become due and payable pursuant to Section 7.2 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

         Section 9.6 Sharing of Payments, Etc. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to the Lenders hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due") which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations equal to the portion of the Aggregate Amounts Due to the other Lenders (which participations shall be deemed to have been purchased and payments made simultaneously upon the receipt by the seller of its portion of such payment, and which participations will be permitted notwithstanding any prohibition to the contrary in Section 9.2(e)) so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them, provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases or other payments shall be rescinded and the purchase prices paid for such participations or other payments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

         Section 9.7 Notices.

         (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to the Borrower or any other Obligor, to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, AZ 85281, Attention: Attn: Thomas T. Weir, Tel:
(480) 693-3685, Fax: (480) 693-5886, with a copy to James E. Walsh III, Tel:
(480) 693-5787, Fax: (480) 693-5155, (B) if to the Administrative Agent, to General Electric Capital Corporation, 350 South Beverly Drive, Suite 200, Beverly Hills, CA 90212-4811, Attention: Patricia Green, Tel: (310) 284-2744,
Fax: (310) 284-2701, with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Attention: Douglas R. Urquhart, Tel: (212) 310-8001,
Fax: (212) 310-8007, and (C) otherwise to the party to be notified at its address specified opposite its name on Annex A or on the signature page of any applicable Assignment and Acceptance, (ii) posted to Intralinks(R) (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks(R) as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmission by electronic mail shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

         (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, upon delivery by such courier service, (iii) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender's receipt of confirmation of proper transmission, and (iv) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article VIII shall be effective until received by the Administrative Agent.

         Section 9.8 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 9.9 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         Section 9.10 Submission to Jurisdiction; Service of Process.

         (a) Submission to Jurisdiction. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT AGAINST IT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         (b) Service of Process. EACH OF THE OBLIGORS HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO IT IN ACCORDANCE WITH THE PROVISIONS OF Section 9.7.

         (c) No Limitation. Nothing contained in this Section 9.10 shall affect the right of the Administrative Agent or any Lender or other party hereto to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Obligor in any other jurisdiction.

         Section 9.11 Waiver of Jury Trial. EACH OBLIGOR IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

         Section 9.12 Marshaling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other party or against or in payment of any or all of the Obligations. To the extent that any Obligor makes a payment or payments to the Administrative Agent for the account of any Lender (each, a "Payee") or any Payee receives payment from exercise of their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (ii) each Payee shall pay and return such amount to the Administrative Agent as the Administrative Agent may be required to disgorge or otherwise pay to a trustee, receiver or any other party in respect of the portion of the payment from such Obligor distributed by the Administrative Agent to such Payee hereunder.

         Section 9.13 Section Titles. The Section titles and subtitles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         Section 9.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

         Section 9.15 Severability. In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         Section 9.16 Confidentiality.

         (a) Each party hereto shall, and shall procure that its respective officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the other parties, disclose to any third party this Agreement, any other Loan Document or any of the information, reports or documents supplied by or on behalf of such other party not otherwise publicly available, except that a party shall be entitled to disclose this Agreement, any other Loan Document, and any such information, reports or documents:

                  (i) in connection with any proceeding arising out of or in connection with this Agreement or any of the other Loan Documents to the extent that such party may reasonably consider necessary to protect its interest;

                  (ii) to any potential assignee or transferee of any party's rights under this Agreement or any of the Loan Documents or any other person proposing to enter into contractual arrangements with any party in relation to this Agreement or any of the other Loan Documents, subject to the relevant party obtaining an undertaking from such potential assignee or transferee or other person in corresponding terms to this Section 9.16;

                  (iii) pursuant to any applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, interpretations, licenses, permits and orders of any competent court, arbitrator or governmental agency or authority in any relevant jurisdiction;

                  (iv) to bank examiners or any other regulatory authority or rating agencies or similar entities, if requested to do so;

                  (v) to its auditors, legal, tax or to other professional advisers;

                  (vi) to its Affiliates and their respective directors, officers, employees and agents; or

                  (vii) in connection with the exercise of any remedy under any Loan Document.

         (b) The provisions of this Section 9.16 shall survive any termination of this Agreement or any other Loan Document or any assignment, transfer or participation under this Agreement or any other Loan Document. Section 9.17 Independence of Representations, Warranties and Covenants. All representations and warranties made in and covenants under this Agreement shall be given independent effect so that (a) if a particular representation and warranty is unqualified, the fact that another representation and warranty is qualified shall not affect the operation of the former provision; and (b) if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

         Section 9.18 Electronic Transmissions.

         (a) Authorization. Subject to the provisions of Section 9.7(a), each of the Administrative Agent, the Borrower, the other Obligors, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Borrower, the other Obligors and each Secured Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

         (b) Signatures. Subject to the provisions of Section 9.7(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a "signature" and (C) each such posting shall be deemed sufficient to satisfy any requirement for a "writing", in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Obligor may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

         (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.7 and this Section 9.18, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Obligors in connection with the use of such E-System.

         (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, the other Obligors and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

         Section 9.19 Non-Public Information. Each Lender acknowledges and agrees that (a) it may receive material non-public information hereunder concerning the Obligors and their Affiliates and securities, (b) it will use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable requirements of laws (including United States federal and state security laws and regulations) and (c) it will designate to the Administrative Agent an individual Person who will receive all such information and have the authority to act upon such information on behalf of the Lender.

         Section 9.20 Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

         Section 9.21 Amendment and Restatement.

         (a) Amendment and Restatement; No Novation. On the Effective Date, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Existing Loan Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Loan Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Loan Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Loan Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Loan Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

         (b) Effect on Existing Loan Agreement and on the Obligations. On and after the Effective Date, (i) the Existing Loan Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence
(A) the incurrence by any Loan Party of the "Obligations" under and as defined therein (whether or not such "Obligations" are contingent as of the Effective
Date), (B) the representations and warranties made by any Loan Party prior to the Effective Date and (C) any action or omission performed or required to be performed pursuant to such Existing Loan Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Loan Agreement) and (ii) the terms and conditions of this Agreement and the Secured Parties' rights and remedies under the Loan Documents, shall apply to all Obligations incurred under the Existing Loan Agreement and the Notes issued thereunder. Amounts payable hereunder shall be payable without duplication of amounts paid or payable under the Existing Loan Agreement.

         (c) No Implied Waivers. Except as expressly provided in any Loan Document, this Agreement (x) shall not cure any breach of the Existing Loan Agreement or any "Default" or "Event of Default" thereunder existing prior to the date hereof and (y) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        US AIRWAYS GROUP, INC.


                                        By: /s/ Thomas T. Weir
                                            ------------------------------------
                                        Name:  Thomas T. Weir
                                        Title: Vice President and Treasurer

                                        US AIRWAYS, INC.


                                        By: /s/ Thomas T. Weir
                                            ------------------------------------
                                        Name:  Thomas T. Weir
                                        Title: Vice President and Treasurer

                                        AMERICA WEST HOLDINGS CORPORATION


                                        By: /s/ Thomas T. Weir
                                            ------------------------------------
                                        Name:  Thomas T. Weir
                                        Title: Vice President and Treasurer

                                        AMERICA WEST AIRLINES, INC.


                                        By: /s/ Thomas T. Weir
                                            ------------------------------------
                                        Name:  Thomas T. Weir
                                        Title: Vice President and Treasurer

                                        MATERIAL SERVICES COMPANY, INC.


                                        By: /s/ Caroline B. Ray
                                            ------------------------------------
                                        Name:  Caroline B. Ray
                                        Title: Secretary

                                        PSA AIRLINES, INC.


                                        By: /s/ Caroline B. Ray
                                            ------------------------------------
                                        Name:  Caroline B. Ray
                                        Title: Secretary

                                        PIEDMONT AIRLINES, INC.


                                        By: /s/ Caroline B. Ray
                                            ------------------------------------
                                        Name:  Caroline B. Ray
                                        Title: Secretary

                                        GENERAL ELECTRIC CAPITAL CORPORATION, as
                                        Administrative Agent and Lender


                                        By: /s/ Frank J. Galle
                                            ------------------------------------
                                        Name:  Frank J. Galle
                                        Title: Duly Authorized Signatory

                                        MORGAN STANLEY SENIOR FUNDING, INC., as
                                        Lender


                                        By: /s/ Roger Gilbert
                                            ------------------------------------
                                        Name:  Roger Gilbert
                                        Title: Managing Director